     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2001





                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 10
                                 AMENDMENT NO. 1


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                             Middlefield Banc Corp.
                 ----------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Ohio                                              34-1585111
-----------------------------------                            ----------
  (STATE OR OTHER JURISDICTION                                (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

              15985 East High Street, Middlefield, Ohio 44062-9263
                                 (440) 632-1666
                 ----------------------------------------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


Securities to be registered pursuant to Section 12(b) of the Act:  None
                                                                   ----


Securities to be registered pursuant to Section 12(g) of the Act:
                         common stock, without par value
                 -----------------------------------------------
                                (TITLE OF CLASS)


Correspondence concerning this Registration Statement should be sent to:

Thomas G. Caldwell                         With a Copy to:
President and Chief Executive Officer      Francis X. Grady, Esq.
Middlefield Banc Corp.                     Grady & Associates
15985 East High Street                     20950 Center Ridge Road, Suite 100
Middlefield, Ohio 44062-9263               Rocky River, Ohio 44116-4307
(440) 632-1666                             (440) 356-7255

                                TABLE OF CONTENTS


CAPTION                                                                                                         PAGE
----------------------------------------------------------------------------------------------------------    --------
Middlefield Banc Corp.....................................................................................           1
Risk Factors..............................................................................................           1
Business..................................................................................................           4
         Middlefield Banc Corp............................................................................           4
         The Middlefield Banking Company..................................................................           4
                  Market Area.............................................................................           4
                  Competition.............................................................................           4
                  Lending.................................................................................           5
                  Nonperforming Loans.....................................................................           8
                  Investments.............................................................................          11
                  Sources of Funds........................................................................          15
                  Personnel...............................................................................          15
         Supervision and Regulation.......................................................................          15
                  Regulation of Bank Holding Companies....................................................          16
                  Federal Deposit Insurance...............................................................          18
                  Interstate Banking and Branching........................................................          18
                  Capital.................................................................................          18
                  Limits on Dividends and Other Payments..................................................          20
                  Transactions with Affiliates............................................................          20
                  Community Reinvestment Act..............................................................          20
                  Federal Home Loan Banks.................................................................          21
                  State Banking Regulation................................................................          21
                  Monetary Policy.........................................................................          21
Financial Information.....................................................................................          21
         Selected Financial Data of Middlefield...........................................................          21
         Selected Quarterly Financial Data................................................................          23
         Management's Discussion and Analysis of Financial Condition and Results of Operations............          23
                  Results of Operations...................................................................          23
                  Net Interest Income.....................................................................          24
                  Loan Loss Provision.....................................................................          26
                  Noninterest Income......................................................................          26
                  Noninterest Expense.....................................................................          27
                  Provision for Income Taxes..............................................................          27
                  Financial Condition.....................................................................          27
                  Liquidity...............................................................................          28
                  Capital Resources.......................................................................          30
                  New Accounting Pronouncements...........................................................          30
                  Impact of Inflation and Changing Prices.................................................          30
                  Quantitative and Qualitative Disclosures About Market Risk..............................          30
Properties................................................................................................          32
Security Ownership of Certain Beneficial Owners and Management............................................          33
Directors and Executive Officers..........................................................................          33
         Directors........................................................................................          33
Executive Officers........................................................................................          35
Executive Compensation....................................................................................          36
Certain Relationships and Related Party Transactions......................................................          39
Legal Proceedings.........................................................................................          39
Market Price of and Dividends on Common Stock.............................................................          39
Description of Securities.................................................................................          41
         Changes in Control...............................................................................          42
Indemnification of Directors and Officers.................................................................          45
Where to Find More Information............................................................................          46
Forward-Looking Statements................................................................................          47
Recent Sales of Unregistered Securities...................................................................          48
Independent Auditor's Report..............................................................................         F-1
Consolidated Financial Statements.........................................................................         F-2
Unaudited Consolidated Financial Statements for the Three Months Ended March 31, 2001.....................        F-25
Index to Exhibits

                             MIDDLEFIELD BANC CORP.


         Incorporated in 1988 under the Ohio General Corporation Law, Middlefield Banc Corp. is a one-bank holding company registered under the Bank Holding Company Act of 1956. Its sole subsidiary is The Middlefield Banking Company, an Ohio-chartered commercial bank that began operations in 1901. The bank engages in a general commercial banking business through its main office and three branch offices in northeastern Ohio. Our principal executive offices are located at 15985 East High Street, Middlefield, Ohio 44062-9263, and our telephone number is (440) 632-1666. The bank expects its website -- www.middlefieldbank.com -- to be operational by the end of the Summer of 2001, offering online banking services to individuals and online cash management services to business customers.


                                  RISK FACTORS

         Investment in Middlefield common stock involves risk, including the risks described below.

OUR MARKET IS VERY COMPETITIVE

         We face competition both in making loans and in attracting deposits. Competition is based on interest rates and other credit and service charges, the quality of services rendered, the convenience of banking facilities, the range and type of products offered and, in the case of loans to larger commercial borrowers, lending limits, among other factors. Our competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks, and savings and loan associations. We face additional competition for deposits from non-depository institutions such as mutual funds, securities and brokerage firms, and insurance companies.

         Competition among financial institutions and other financial service organizations is increasing with the continuing consolidation of the financial services industry. Additionally, legislative and regulatory changes could affect competition. Congress' elimination in 1994 of many restrictions on interstate branching could increase competition from large banks headquartered outside of northeastern Ohio. Congress' repeal in late 1999 of the Glass-Steagall Act (which had separated the commercial and investment banking industries) and elimination of the barriers between the banking and insurance industries might make competition even more intense. See, "BUSINESS -- SUPERVISION AND REGULATION." Because of our smaller size, we may have less opportunity to take advantage of the flexibility offered by that new legislation.

THE BANK DOES NOT HAVE THE FINANCIAL AND OTHER RESOURCES THAT LARGER COMPETITORS HAVE; THIS COULD AFFECT ITS ABILITY TO COMPETE FOR LARGE COMMERCIAL LOAN ORIGINATIONS AND ITS ABILITY TO OFFER PRODUCTS AND SERVICES COMPETITORS PROVIDE TO CUSTOMERS

         The northeastern Ohio market in which The Middlefield Banking Company operates has a high concentration of financial institutions. Many of the financial institutions operating in our market are branches of significantly larger institutions headquartered in Cleveland or in other major metropolitan areas, with significantly greater financial resources and higher lending limits. More geographically diversified than The Middlefield Banking Company, they are therefore less vulnerable to adverse changes in our local economy. And many of these institutions offer services that we do not or cannot provide. For example, the larger competitors' greater resources offer advantages such as the ability to price services at lower, more attractive levels and the ability to provide larger credit facilities than The Middlefield Banking Company can provide. Likewise, some of the competitors are not subject to the same kind and amount of regulatory restrictions and supervision to which The Middlefield Banking Company is subject. Because The Middlefield Banking Company is smaller than many commercial lenders in its market, it is on occasion prevented from making commercial loans in amounts competitors can offer. The Middlefield Banking Company accommodates loan volumes in excess of its lending limits from time to time through the sale of loan participations to other banks.

THE BUSINESS OF BANKING IS CHANGING RAPIDLY WITH CHANGES IN TECHNOLOGY, WHICH POSES FINANCIAL AND TECHNOLOGICAL CHALLENGES TO SMALL AND MID-SIZED INSTITUTIONS

         With frequent introductions of new technology-driven products and services, the banking industry is undergoing rapid technological changes. In addition to enhancing customer service, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Financial institutions' success is increasingly dependent upon use of technology to provide products and services that satisfy customer demands and to create additional operating efficiencies. Many of The Middlefield Banking Company's competitors have substantially greater resources to invest in technological improvements, which could enable them to perform various banking functions at lower costs than The Middlefield Banking Company, or to provide products and services that The

Middlefield Banking Company is not able to provide economically. We cannot assure you that we will be able to develop and implement new technology-driven products or services or that we will be successful in marketing these products or services to customers.

         Because of the demand for technology-driven products, banks rely increasingly on unaffiliated vendors to provide data processing services and other core banking functions. The use of technology-related products, services, delivery channels and processes exposes banks to various risks, particularly transaction, strategic, reputation and compliance risk. We cannot assure you that we will be able to successfully manage the risks associated with our dependence on technology.

THE BANKING INDUSTRY IS HEAVILY REGULATED; THE COMPLIANCE BURDEN TO THE INDUSTRY IS CONSIDERABLE; THE PRINCIPAL BENEFICIARY OF FEDERAL AND STATE REGULATION IS THE PUBLIC AT LARGE AND DEPOSITORS, NOT STOCKHOLDERS

         Middlefield Banc Corp. and The Middlefield Banking Company are and will remain subject to extensive state and federal government supervision and regulation. Affecting many aspects of the banking business, including permissible activities, lending, investments, payment of dividends, the geographic locations in which our services can be offered, and numerous other matters, state and federal supervision and regulation are intended principally to protect depositors, the public and the deposit insurance funds administered by the FDIC. Protection of stockholders is not a goal of banking regulation.

         Applicable statutes, regulations, agency and court interpretations and agency enforcement policies have undergone significant changes, some retroactively applied, and could change significantly again. Changes in applicable laws and regulatory policies could adversely affect the banking industry generally or Middlefield and The Middlefield Banking Company in particular. The burdens of federal and state banking regulation could place banks in general at a competitive disadvantage compared to less regulated competitors. We give you no assurance that we will be able to adapt successfully to industry changes caused by governmental actions. See, "BUSINESS -- SUPERVISION AND REGULATION."

         Federal and state banking agencies require banks and bank holding companies to maintain capital. Failure to maintain adequate capital or to comply with applicable laws, regulations and supervisory agreements could subject a bank or bank holding company to federal or state enforcement actions, including termination of deposit insurance, imposition of fines and civil penalties and, in the most severe cases, appointment of a conservator or receiver for a depositary institution.

SUCCESS IN THE BANKING INDUSTRY REQUIRES DISCIPLINED MANAGEMENT OF LENDING RISKS

         There are many risks in the business of lending, including risks associated with the duration over which loans may be repaid, risks resulting from changes in economic conditions, risks inherent in dealing with individual borrowers, and risks resulting from changes in the value of loan collateral. We maintain an allowance for loan losses based on historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality, among other things. Our judgment about the adequacy of the loan loss allowance is based on assumptions that we believe are reasonable but that might nevertheless prove to be incorrect. We can give you no assurance that the allowance will be sufficient to absorb future charge-offs. Additions to the loan loss allowance could occur, which would decrease net income and capital. See, "BUSINESS -- THE MIDDLEFIELD BANKING COMPANY -- Lending."

CHANGING INTEREST RATES HAVE A DIRECT AND IMMEDIATE IMPACT ON FINANCIAL INSTITUTIONS

         The risk of nonpayment of loans -- or credit risk -- is not the only lending risk. Lenders are subject also to interest rate risk. Fluctuating rates of interest prevailing in the market affect a bank's net interest income, which is the difference between interest earned from loans and investments, on one hand, and interest paid on deposits and borrowings, on the other. In the early 1990s, many banking organizations experienced historically high interest rate spreads, meaning the difference between the interest rates earned on loans and investments and the interest rates paid on deposits and borrowings. More recently, however, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressures. It has become increasingly difficult for depository institutions to maintain deposit growth at the same rate as loan growth. Under these circumstances, to maintain deposit growth an institution might have to offer more attractive deposit terms, further narrowing the institution's interest rate spread. Middlefield cannot assure you that interest rate spreads will not narrow even more or that higher interest rate spreads will return. See, "FINANCIAL INFORMATION -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

         Banks manage interest rate risk exposure by closely monitoring assets and liabilities, altering from time to time the mix and maturity of loans, investments and funding sources. Our existing asset/liability mix is such that we are more likely to benefit from rising interest rates, rather than falling rates. Changes in interest rates could result in an increase in higher-cost deposit products within a bank's existing portfolio, as well as a flow of funds away from bank accounts into direct investments (such as U.S. Government and corporate securities, and other investment instruments such as mutual funds) if the bank does not pay competitive interest rates. The percentage of household financial assets held in the form of deposits is shrinking. Banking customers are investing a growing portion of their financial assets in stocks, bonds, mutual funds and retirement accounts. Changes in interest rates also affect the volume of loans originated, as well as the value of loans and other interest-earning assets, including investment securities.

AN ECONOMIC DOWNTURN IN OUR MARKET AREA WOULD ADVERSELY AFFECT OUR LOAN PORTFOLIO AND OUR GROWTH PROSPECTS

         Our lending market area is concentrated in northeastern Ohio, particularly Geauga, Portage, Trumbull and Ashtabula Counties. A high percentage of our loan portfolio is secured by real estate collateral, primarily residential mortgage loans. Commercial and industrial loans to small and medium-sized businesses also represent a significant percentage of our loan portfolio. The asset quality of our loan portfolio is largely dependent upon the area's economy and real estate markets. A downturn in the economy in our primary lending area would adversely affect our operations and limit our future growth potential.

MIDDLEFIELD COMMON STOCK IS VERY THINLY TRADED, AND IT IS THEREFORE SUSCEPTIBLE TO WIDE PRICE SWINGS

         Middlefield's common stock is not traded or authorized for quotation on any exchanges or on Nasdaq. However, bid prices for Middlefield common stock appear from time to time in the pink sheets under the symbol "MBCN." The "pink sheets" is a static paper quotation service for over-the-counter securities that is printed weekly and distributed by the National Quotation Bureau, LLC to broker-dealers. Thinly traded, illiquid stocks are more susceptible to significant and sudden price changes than stocks that are widely followed by the investment community and actively traded on an exchange or Nasdaq.

         The liquidity of the common stock depends upon the presence in the marketplace of willing buyers and sellers. We cannot assure you that you will be able to find a buyer for your shares. Two regional broker/dealers facilitate trades of Middlefield common stock, matching interested buyers and sellers.

         We currently do not intend to seek listing of the common stock on a securities exchange and we do not intend to seek authorization for trading of the shares on Nasdaq. Even if we successfully list the common stock on a securities exchange or obtain Nasdaq trading authorization, we nevertheless could not assure you that an organized public market for the securities will develop or that there will be any private demand for the common stock. We could also fail subsequently to satisfy the standards for continued exchange listing or Nasdaq trading, such as standards having to do with the minimum number of public shareholders or the aggregate market value of publicly held shares.

         A stock that is not listed on a securities exchange or authorized for Nasdaq trading might not be accepted as collateral for loans. If accepted as collateral, the stock's value could nevertheless be substantially discounted. Consequently, investors should regard the common stock as a long-term investment and should be prepared to bear the economic risk of an investment in the common stock for an indefinite period. Investors who need or desire to dispose of all or a part of their investments in the common stock might not be able to do so except by private, direct negotiations with third parties.

GOVERNMENT REGULATION COULD RESTRICT OUR ABILITY TO PAY CASH DIVIDENDS

         Dividends from the bank are the only significant source of cash for Middlefield. Statutory and regulatory limits could prevent the bank from paying dividends or transferring funds to Middlefield. As of December 31, 2000 the bank could have declared dividends of approximately $2.1 million to Middlefield without having to obtain advance regulatory approval. We cannot assure you that the bank's profitability will continue to allow it to pay dividends to Middlefield, and we therefore cannot assure you that Middlefield will be able to continue paying regular, quarterly cash dividends.

WE COULD INCUR LIABILITIES UNDER FEDERAL AND STATE ENVIRONMENTAL LAWS IF WE FORECLOSE ON COMMERCIAL PROPERTIES

         A high percentage of the bank's loans are secured by real estate. Although the vast majority of these loans are residential mortgage loans with little associated environmental risk, some are commercial loans secured by property on which manufacturing and other commercial enterprises are carried on. The bank currently does not own any property acquired by foreclosure. However, the bank has in the past and could again acquire property by

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



foreclosing on loans in default. Under federal and state environmental laws, the bank could face liability for some or all of the costs of removing hazardous substances, contaminants or pollutants from properties acquired in this fashion. Although other persons might be primarily responsible for these costs, they might not be financially solvent or they might be unable to bear the full cost of clean up. Regardless of whether it forecloses on property, it is also possible that a lender exercising unusual influence over a borrower's commercial activities could be required to bear a portion of the clean-up costs under federal or state environmental laws.

MIDDLEFIELD DOES NOT HAVE ACQUISITION EXPERIENCE

         Many financial institutions and holding companies achieve growth through mergers and acquisitions. Although Middlefield has never undertaken acquisition of another institution, from time to time Middlefield explores potential acquisitions. Management holds informal discussions about possible acquisitions of other institutions with some frequency, as it believes management of many institutions do. In the vast majority of cases, however, those discussions never progress beyond the most preliminary or exploratory stages. Sometimes preliminary discussions do progress beyond that point, but for one reason or another they nevertheless do not progress to the point of negotiating terms of an acquisition. Discussions of this sort have become routine among financial institutions both large and small. Investors may generally assume that these discussions have occurred and will occur again, but Middlefield cautions investors not to assume that discussions will actually lead to an acquisition by Middlefield, although that could occur.

         There are risks associated with assessing the values, strengths, weaknesses and profitability of acquisition candidates, including adverse short-term effects of acquisitions on operating results, diversion of management's attention, dependence on retaining key personnel, and risks associated with unanticipated problems. An acquisition's success depends in part on the acquiror's ability to integrate the operations of the acquired institution or assets and capitalize on synergies for cost savings. Without experience integrating acquired companies, Middlefield therefore would face greater risk that acquisition costs will exceed projections and that the benefits will be less than projected or harder to attain.

                                    BUSINESS
MIDDLEFIELD BANC CORP.


         Middlefield became the holding company for The Middlefield Banking Company in 1988. The principal source of Middlefield's income and funds is earnings of and dividends paid by The Middlefield Banking Company. Middlefield's business currently is limited to acting as holding company for the bank. Middlefield currently does not plan to engage in any nonbanking activities, although it may do so as opportunities arise. See, "BUSINESS -- SUPERVISION AND REGULATION -- Regulation of Bank Holding Companies."


THE MIDDLEFIELD BANKING COMPANY

         The Middlefield Banking Company was chartered under Ohio law in 1901. The bank offers its customers a broad range of banking services, including checking, savings and negotiable order of withdrawal (NOW) accounts; money market accounts; time certificates of deposit, commercial loans, real estate loans and various types of consumer loans; safe deposit facilities and travelers' checks.

         The bank engages in a general commercial banking business in northeastern Ohio, offering commercial banking services principally to small and medium-sized businesses, professionals and small business owners and retail customers. The bank has developed and continues to monitor and update a marketing program to attract and retain consumer accounts, and to offer banking services and facilities compatible with the needs of its customers.

         The bank's loan products include operational and working capital loans; loans to finance capital purchases; term business loans; residential construction loans; selected guaranteed or subsidized loan programs for small businesses; professional loans; residential mortgage and commercial mortgage loans, and consumer installment loans to purchase automobiles, boats, and for home improvement and other personal expenditures. Although the bank makes agricultural loans, it currently has no significant agricultural loans.

         MARKET AREA. The Middlefield Banking Company's market area consists principally of Geauga, Portage, Trumbull, and Ashtabula Counties. Benefitting from the area's proximity both to Cleveland and Akron, population and income levels have maintained steady growth over the years.

         COMPETITION. The banking industry has been changing for many reasons, including continued consolidation within the banking industry, legislative and regulatory changes and advances in technology. To deliver banking products and services more effectively and efficiently, banking institutions are opening in-store branches, installing more automated teller machines (ATMs) and investing in technology to permit telephone, personal

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



computer and internet banking. While all banks are experiencing the effects of the changing competitive and technological environment, the manner in which banks choose to compete is increasing the gap between large national and super-regional banks, on one hand, and community banks on the other. Large institutions are committed to becoming national or regional "brand names," providing a broad selection of products at low cost and with advanced technology, while community banks provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve. The Middlefield Banking Company seeks to take competitive advantage of its local orientation and community banking profile. It competes for loans principally through responsiveness to customers and its ability to communicate effectively with them and understand and address their needs. The bank competes for deposits principally by offering customers personal attention, a variety of banking services, attractive rates and strategically located banking facilities. The bank seeks to provide high quality banking service to professionals and small and mid-sized businesses, as well as individuals, emphasizing quick and flexible responses to customer demands.


         LENDING -- Loan Portfolio Composition and Activity. The Middlefield Banking Company makes residential mortgage and commercial mortgage loans, home equity loans, secured and unsecured consumer installment loans, commercial and industrial loans, and real estate construction loans for owner-occupied and rental properties. The bank's loan policy aspires to a loan composition mix consisting of approximately 60% to 70% residential real estate loans, 35% to 40% commercial loans, consumer loans of 5% to 15%, and credit card accounts of up to 5%.



         Although Ohio bank law imposes no material restrictions on the kinds of loans The Middlefield Banking Company may make, real estate-based lending has historically been the primary focus of the bank's lending. For prudential reasons, the bank avoids lending on the security of real estate located in regions with which the bank is not familiar, and as a consequence almost all of the bank's real-estate secured loans are secured by real property in northeastern Ohio. Ohio bank law does restrict the amount of loans an Ohio-chartered bank such as The Middlefield Banking Company may make, however, providing generally that loans and extensions of credit to any one borrower may not exceed 15% of capital. An additional margin of 10% of capital is allowed for loans fully secured by readily marketable collateral. This 15% legal lending limit has not been a material restriction on The Middlefield Banking Company's lending. The Middlefield Banking Company can accommodate loan volumes exceeding the legal lending limit by selling loan participations to other banks. The Middlefield Banking Company's internal policy is to maintain its credit exposure to any one borrower at less than $1.5 million, which is comfortably within the range of the bank's legal lending limit.


         The bank offers specialized loans for business and commercial customers, including equipment and inventory financing, real estate construction loans and Small Business Administration loans for qualified businesses. A substantial portion of the bank's commercial loans are designated as real estate loans for regulatory reporting purposes because they are secured by mortgages on real property. Loans of that type may be made for purpose of financing commercial activities, such as accounts receivable, equipment purchases and leasing, but they are secured by real estate to provide the bank with an extra measure of security. Although these loans might be secured in whole or in part by real estate, they are treated in the discussions to follow as commercial and industrial loans. The bank's consumer installment loans include secured and unsecured loans to individual borrowers for a variety of purposes, including personal, home improvements, revolving credit lines, autos, boats, and recreational vehicles.

         The following table shows the composition of the loan portfolio in dollar amounts and in percentages at December 31, 2000, 1999 and 1998, along with a reconciliation to loans receivable, net.

                                                          LOAN PORTFOLIO COMPOSITION AT DECEMBER 31,
                            -------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                  2000                                 1999                              1998
                            ---------------------------------    --------------------------------   -------------------------------
                                AMOUNT            PERCENT            AMOUNT           PERCENT          AMOUNT           PERCENT
                            ---------------   ---------------    --------------    --------------   -------------   ---------------
Type of loan:
Commercial and industrial.. $        21,508           15.90 %    $       18,587           15.33 %   $      12,706           12.19 %
Real estate construction...           2,568              1.90             2,259              1.86           2,819              2.70
Mortgage:
     Residential...........         101,404             74.95            89,263             73.63          76,229             73.11
     Commercial............           4,809              3.55             6,919              5.71           8,759              8.40
Consumer installment.......           5,015              3.70             4,200              3.47           3,754              3.60
                            ---------------   ---------------    --------------    --------------   -------------   ---------------
Total loans................         135,304          100.00 %           121,228          100.00 %         104,267          100.00 %
                                              ===============                      ==============                   ===============
Less:
   Allowance for loan losses          2,037                               1,756                             1,539
                            ---------------                      --------------                     -------------
Net loans.................. $       133,267                      $      119,472                     $     102,728
                            ===============                      ==============                     =============


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


                                                          LOAN PORTFOLIO COMPOSITION AT DECEMBER 31,
                            -------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                  2000                                 1999                              1998
                            ---------------------------------    --------------------------------   -------------------------------
                                AMOUNT            PERCENT            AMOUNT           PERCENT          AMOUNT           PERCENT
                            ---------------   ---------------    --------------    --------------   -------------   ---------------
Net loans as a percent of total
assets.....................         75.51 %                             72.18 %                           66.04 %
                            ===============                      ==============                     =============

         The following table presents maturity information for the loan portfolio at December 31, 2000. The table does not include prepayments or scheduled principal repayments. All loans are shown as maturing based on contractual maturities.

                                                                 LOAN PORTFOLIO MATURITY AT DECEMBER 31, 2000
                                            -------------------------------------------------------------------------------------
                                                                                   MORTGAGE
                                              COMMERCIAL      REAL ESTATE  --------------------------     CONSUMER
    (Dollars in thousands)                  AND INDUSTRIAL   CONSTRUCTION  RESIDENTIAL    COMMERCIAL     INSTALLMENT      TOTAL
                                            --------------   ------------  -----------    ----------     -----------      -----
Amount due:
  In one year or less *........              $      6,074    $     1,842    $   15,918    $     2,083    $    1,618    $   27,535
  After one year through five years                 9,685            353        49,646          1,401         2,996        64,081
  After five years.............                     5,749            373        35,840          1,325           401        43,688
                                             ------------    -----------    ----------    -----------    ----------    ----------
         Total amount due......              $     21,508    $     2,568    $  101,404    $     4,809    $    5,015    $  135,304
                                             ============    ===========    ==========    ===========    ==========    ==========

* Loans due on demand and overdrafts are included in the amount due in one year or less. The Middlefield Banking Company has no loans without a stated schedule of repayment or a stated maturity.

         The following table shows the dollar amount of all loans due after December 31, 2001 that have pre- determined interest rates and the dollar amount of all loans due after December 31, 2001 that have floating or adjustable rates

          (Dollars in thousands)               FIXED RATES      ADJUSTABLE RATES       TOTAL
                                               -----------      ----------------       -----
Commercial and industrial.................     $     11,151       $     4,283       $   15,434
Real estate construction..................              556               170              726
Mortgage:
         Residential......................           44,195            41,291           85,486
         Commercial.......................            2,470               256            2,726
Consumer installment......................            3,290               107            3,397
                                               ------------       -----------       ----------
         Total............................     $     61,662       $    46,107       $  107,769
                                               ============       ===========       ==========


         Residential Mortgage Loans. A significant portion of the bank's lending consists of origination of conventional loans secured by 1-4 family real estate located in Geauga, Portage, Trumbull, and Ashtabula Counties. These loans approximated $101.4 million or 75.0% of the bank's total loan portfolio at December 31, 2000.

         The bank makes loans of up to 80% of the value of the real estate and improvements securing a loan (the "loan-to-value" or "LTV" ratio) on 1-4 family real estate. The bank generally does not lend in excess of 80% of the appraised value or sales price (whichever is less) of the property unless additional collateral is obtained, thereby lowering the total LTV. The bank offers residential real estate loans with terms of up to 30 years.

         Before 1996, nearly all residential mortgage loans originated by the bank were written on a balloon-note basis. During 1996, the bank began to originate fixed-rate mortgage loans for maturities up to 20 years. In late 1998, the bank began originating adjustable-rate mortgage loans and de-emphasized balloon-note mortgages. Approximately 45.0% of the portfolio of conventional mortgage loans secured by 1-4 family real estate at December 31, 2000 was adjustable rate. The bank's mortgage loans are ordinarily retained in the loan portfolio. The bank's residential mortgage loans have not been originated with loan documentation that would permit their sale to Fannie Mae and Freddie Mac.

         The bank's home equity loan policy generally allows for a loan of up to 85% of a property's appraised value, less the principal balance of the outstanding first mortgage loan. The bank's home equity loans generally have terms of 10 years.

         At December 31, 2000 there were no loans secured by residential real estate with outstanding balances more than 90 days delinquent or nonaccruing.

         Commercial and Industrial Loans and Commercial Real Estate Loans. The bank's commercial loan services include--

o accounts receivable, inventory and           o short-term notes
  working capital loans                        o selected guaranteed or subsidized loan programs
o renewable operating lines of credit            for small businesses
o loans to finance capital equipment           o loans to professionals
o term business loans                          o commercial real estate loans

         Commercial real estate loans include commercial properties occupied by the proprietor of the business conducted on the premises, and income-producing or farm properties. Although the bank makes agricultural loans, it currently does not have a significant amount of agricultural loans. The primary risks of commercial real estate loans is loss of income of the owner or occupier of the property and the inability of the market to sustain rent levels. Although commercial and commercial real estate loans generally bear somewhat more risk than single-family residential mortgage loans, commercial and commercial real estate loans tend to be higher yielding, tend to have shorter terms and commonly provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial and commercial real estate loans enhance a lender's interest rate risk management and, in management's opinion, promote more rapid asset and income growth than a loan portfolio comprised strictly of residential real estate mortgage loans.

         Although a risk of nonpayment exists for all loans, certain specific types of risks are associated with various kinds of loans. One of the primary risks associated with commercial loans is the possibility that the commercial borrower will not generate income sufficient to repay the loan. The bank's loan policy provides that commercial loan applications must be supported by documentation indicating that there will be cash flow sufficient for the borrower to service the proposed loan. Financial statements or tax returns for at least three years must be submitted, and annual reviews are undertaken for loans of $1 million or more. The fair market value of collateral for collateralized commercial loans must exceed the bank's loan exposure. For this purpose fair market value is determined by independent appraisal or by the loan officer's estimate employing guidelines established by the loan policy. Term loans not secured by real estate generally have terms of five years or less, unless guaranteed by the U.S. Small Business Administration or other governmental agency, and terms loans secured by collateral having a useful life exceeding five years may have longer terms. The bank's loan policy allows for terms of up to 15 years for loans secured by commercial real estate, and one year for business lines of credit. The maximum loan-to-value ratio for commercial real estate loans is 75% of the appraised value or cost, whichever is less.

         Real estate is commonly a material component of collateral for the bank's loans, including commercial loans. Although the expected source of repayment of these loans is generally the operations of the borrower's business or personal income, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating land values, changing local economic conditions, changes in tax policies, and a concentration of loans within a limited geographic area.

         At December 31, 2000, commercial and commercial real estate loans totaled $26.3 million, or 19.5% of the bank's total loan portfolio. There were no loans secured by commercial and commercial real estate with outstanding balances more than 90 days delinquent or nonaccruing.

         Real Estate Construction. The Middlefield Banking Company originates several different types of loans that it categorizes as construction loans, including--

         o residential construction loans to borrowers who will occupy the premises upon completion of construction,
         o        residential construction loans to builders,
         o        commercial construction loans, and
         o        real estate acquisition and development loans.

         Because of the complex nature of construction lending, these loans are generally recognized as having a higher degree of risk than other forms of real estate lending. The bank's fixed-rate and adjustable-rate construction loans do not provide for the same interest rate terms on the construction loan and on the permanent mortgage loan that follows completion of the construction phase of the loan. It is the norm for the bank to make residential construction loans without an existing written commitment for permanent financing. The bank's loan policy provides that the bank may make construction loans with terms of up to one year, with a maximum loan-to-value ratio for residential construction of 80%.

         At December 31, 2000, real estate construction loans totaled $2.6 million, or 1.9% of the bank's total loan portfolio. There were no real estate construction loans with outstanding balances more than 90 days delinquent or nonaccruing.

         Consumer Installment Loans. The bank's consumer installment loans include secured and unsecured loans to individual borrowers for a variety of purposes, including personal, home improvement, revolving credit lines, autos, boats, and recreational vehicles. The bank does not currently do any indirect lending. Unsecured consumer loans carry significantly higher interest rates than secured loans. The bank maintains a higher loan loss allowance for consumer loans, while maintaining strict credit guidelines when considering consumer loan applications.

         According to the bank's loan policy, consumer loans secured by collateral other than real estate generally may have terms of up to five years, and unsecured consumer loans may have terms up to two and one-half years. Real estate security generally is required for consumer loans having terms exceeding five years.

         At December 31, 2000, the bank had approximately $5.0 million in its consumer installment loan portfolio, representing 3.7% of total loans. Consumer installment loans of approximately $5,000 were over 90 days delinquent or nonaccruing on that date, representing 0.01% of the installment loan portfolio.

         Loan Solicitation and Processing. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate builders, solicitations by bank personnel and walk-in customers.

         When a loan request is made, the bank reviews the application, credit bureau reports, property appraisals or evaluations, financial information, verifications of income, and other documentation concerning the creditworthiness of the borrower, as applicable to each loan type. The bank's underwriting guidelines are set by senior management and approved by the board. The loan policy specifies each individual officer's loan approval authority, including residential mortgage loans up to $200,000 for the Executive Vice President and the Senior Retail Lender, and secured commercial loans up to $150,000 for the Executive Vice President and the Senior Commercial Lender. Loans exceeding an individual officer's approval authority are submitted to a committee consisting of loan officers, which has authority to approve loans up to $250,000. The full board acts as a loan committee for loans exceeding that amount.

         Income from Lending Activities. The bank earns interest and fee income from its lending activities. The bank receives fees for originating loans, which fees, net of origination costs, are amortized over the life of the respective loan. The bank also receives loan fees related to existing loans, including late charges. Income from loan origination and commitment fees and discounts varies with the volume and type of loans and commitments made and with competitive and economic conditions. Note 1 to the Consolidated Financial Statements included herein contains a discussion of the manner in which loan fees and income are recognized for financial reporting purposes.

         NONPERFORMING LOANS. The accrual of interest is discontinued on a loan when -- after considering economic and business conditions -- management believes the borrower's financial condition is such that collection of interest is doubtful. Interest received on nonaccrual loans is recorded as income against principal according to management's judgment as to the collectibility of such principal.

         A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to- four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if the bank expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. The bank estimates credit losses on impaired loans based on the present value of expected cash flows, or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of collateral. Impaired loans, or portions thereof, are charged off when the bank determines that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the payment related to interest is recognized as income.

         Late charges on residential mortgages and consumer loans are assessed if a payment is not received by the due date plus a grace period. When an advanced stage of delinquency appears on a single-family loan and if repayment cannot be expected within a reasonable time or a repayment agreement is not entered into, a required notice of foreclosure or repossession proceedings may be prepared by the bank's attorney and delivered to the borrower so that foreclosure proceedings may be initiated promptly, if necessary. The bank also collects late charges on commercial loans.

         When the bank acquires real estate through foreclosure, voluntary deed, or similar means, it is classified as "other real estate owned" until it is sold. When property is acquired in this manner, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition) or fair value. Any subsequent write-down is charged to expense. All costs incurred from the date of acquisition to maintain the property are expensed. "Other real estate owned" is appraised during the foreclosure process, before acquisition. Losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

         The bank undertakes regular review of the loan portfolio to assess its risks, particularly the risks associated with the commercial loan portfolio. This includes annual review of every commercial loan representing credit exposure of $150,000 or more. An independent certified public accounting firm performs semi-annual loan reviews for the bank.

         The bank had nonaccrual loans of $125,000 and $118,000 at December 31, 1999 and 1998, respectively. There were no loans on nonaccrual status at December 31, 2000. Interest income recognized on such loans during all of the periods was insignificant.

         The following table summarizes nonperforming assets by category.

                                                                              NONPERFORMING ASSETS AT DECEMBER 31,
                                                                         ---------------------------------------------
                (Dollars in thousands)                                      2000             1999              1998
                                                                         ----------       -----------       ----------
LOANS ACCOUNTED FOR ON A NONACCRUAL BASIS:

Commercial and industrial...........................................     $       --       $        17       $       35
Real estate-- construction..........................................             --                --               --
Real estate-- mortgage:
   Residential......................................................             --               103               83
   Commercial.......................................................             --                --               --
Consumer installment................................................             --                 5               --
                                                                         ----------       -----------       ----------
     Total nonaccrual loans.........................................             --               125              118
                                                                         ----------       -----------       ----------
ACCRUING LOANS CONTRACTUALLY PAST DUE 90 DAYS OR MORE:

Commercial and industrial...........................................             --                --               --
Real estate-- construction..........................................             --                --               --
Real estate-- mortgage:
   Residential......................................................             --                --               21
   Commercial.......................................................             --                --               --
Consumer installment................................................              5                 6               11
                                                                         ----------       -----------       ----------
     Total accruing loans contractually past due 90 days or more....              5                 6               32
                                                                         ----------       -----------       ----------
Total nonperforming loans...........................................              5               131              150
Real estate owned...................................................             --                --               --
Other nonperforming assets..........................................             --                --               --
                                                                         ----------       -----------       ----------
     Total nonperforming assets.....................................     $        5       $       131       $      150
                                                                         ==========       ===========       ==========
Total nonperforming loans to total loans............................             --            0.11 %           0.14 %
Total nonperforming loans to total assets ..........................             --            0.08 %           0.10 %
Total nonperforming assets to total assets..........................             --            0.08 %           0.10 %


         Allowance for Loan Losses. The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio, as of the balance sheet date. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses, which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses, taking into account the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used to determine the adequacy of the allowance for loan losses -- including the amounts and timing of future cash flows expected on impaired loans -- are particularly susceptible to significant change in the near term. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance, and an unallocated allowance.

         When applicable, the specific allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures for impaired loans.

         The formula allowance is calculated by applying loss factors to outstanding loans by type, excluding loans for which a specific allowance has been determined. Loss factors are based on management's consideration of the nature of the portfolio segments, changes in mix and volume of the loan portfolio, and historical loan loss experience. In addition, management considers industry standards and trends with respect to nonperforming loans and its knowledge and experience with specific lending segments.

         The unallocated allowance is based on management's evaluation of existing economic and business conditions affecting the key lending areas of the bank and other conditions, such as new loan products, credit quality trends, collateral values, specific industry conditions within portfolio segments that existed as of the balance sheet date, and the impact of those conditions on the collectibility of the loan portfolio. Management reviews these conditions quarterly. The unallocated allowance is subject to a higher degree of uncertainty because it is not necessarily identified with specific problem credits or portfolio segments.

         Although management believes that it uses the best information available to make such determinations and that the allowance for loan losses was adequate at December 31, 2000, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the local economy and employment could result in increased levels of nonperforming assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of the examination process bank regulatory agencies periodically review the bank's loan loss allowance. The banking agencies could require the recognition of additions to the loan loss allowance based on their judgment of information available to them at the time of their examination.

         The allowance for loan losses as a percent of total loans remained relatively constant at 1.51% at December 31, 2000 and 1.45% at December 31, 1999, while total loans increased by $14.1 million from $121.2 million at December 31, 1999 to $135.3 million at December 31, 2000.

         The following table sets forth information concerning the bank's allowance for loan losses at the dates and for the periods presented.

                                                                     LOAN LOSS EXPERIENCE FOR THE YEAR ENDED DECEMBER 31,
                                                                    -------------------------------------------------------
(Dollars in thousands)                                                 2000                 1999                   1998
                                                                    -----------          ------------          ------------
Allowance balance at beginning of period.....................       $     1,756          $      1,539          $      1,335
Loans charged off:
   Commercial and industrial.................................                (3)                  (22)                  (55)
   Real estate-- construction................................                --                    --                    --
   Real estate-- mortgage:
         Residential.........................................                --                   (7)                   (7)
         Commercial..........................................                --                    --                    --
   Consumer installment .....................................               (52)                  (89)                  (77)
                                                                    -----------          ------------          ------------
      Total loans charged off ...............................               (55)                 (118)                 (139)
                                                                    -----------          ------------          ------------
Recoveries of loans previously charged off:
   Commercial and industrial.................................                 2                     8                     8
   Real estate-- construction................................                --                    --                    --
   Real estate-- mortgage:
         Residential.........................................                --                    --                    42
         Commercial..........................................                --                    --                    --
   Consumer installment......................................                59                    31                    23
                                                                    -----------          ------------          ------------
      Total recoveries ......................................                61                    39                    73
                                                                    -----------          ------------          ------------
Net loans recovered (charged off)............................                 6                  (79)                  (66)
Provision for loan losses....................................               275                   296                   270
                                                                    -----------          ------------          ------------
Allowance balance at end of period...........................       $     2,037          $      1,756          $      1,539
                                                                    ===========          ============          ============
Loans outstanding:
   Average...................................................       $   128,661          $    111,745          $     96,815
   End of period.............................................       $   135,304          $    121,228          $    104,267
Ratio of allowance for loan losses to loans outstanding at
 end of period...............................................            1.51 %                1.45 %                1.48 %
Net recoveries (charge offs) to average loans................              -- %              (0.07) %              (0.07) %

         The following table illustrates the allocation of the bank's allowance for probable loan losses for each category of loan for each reported period. The allocation of the allowance to each category is not necessarily indicative of future loss in a particular category and does not restrict our use of the allowance to absorb losses in other loan categories.


                                                      ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,
                                     ---------------------------------------------------------------------------------------------
                                                 2000                             1999                            1998
                                     -----------------------------    ----------------------------    ----------------------------
                                                       PERCENT OF                      PERCENT OF                      PERCENT OF
                                                        LOANS IN                        LOANS IN                        LOANS IN
                                                          EACH                            EACH                            EACH
                                                      CATEGORY TO                     CATEGORY TO                     CATEGORY TO
(Dollars in thousands)                  AMOUNT        TOTAL LOANS        AMOUNT       TOTAL LOANS        AMOUNT       TOTAL LOANS
                                     -------------    ------------    ------------    ------------    ------------    ------------
Type of loan:
     Commercial and industrial...    $         723         15.90 %    $        340         15.33 %    $        300         12.19 %
     Real estate--construction...               26          1.90 %              23          1.86 %              52          2.70 %
     Real estate--mortgage:
         Residential.............              684         74.95 %             721         73.63 %             552         73.11 %
         Commercial..............              281          3.55 %             331          5.71 %             398          8.40 %
     Consumer installment........              107          3.70 %              85          3.47 %              78          3.60 %
     Unallocated.................              216              --             256              --             159              --
                                     -------------    ------------    ------------    ------------    ------------    ------------
Total............................    $       2,037        100.00 %    $      1,756        100.00 %    $      1,539        100.00 %
                                     =============    ============    ============    ============    ============    ============


         Classified Assets. FDIC regulations governing classification of assets require nonmember commercial banks -- including The Middlefield Banking Company -- to classify their own assets and to establish appropriate general and specific allowances for losses, subject to FDIC review. The regulations are designed to encourage management to evaluate assets on a case-by-case basis, and to discourage automatic classifications. Under this classification system, problem assets of insured institutions are classified as "substandard," "doubtful," or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection of principal in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as "loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets that do not expose the bank to risk sufficient to warrant classification in one of the above categories, but that possess some weakness, are required to be designated "special mention" by management.

         When an insured institution classifies assets as either "substandard" or "doubtful," it may establish allowances for loan losses in an amount deemed prudent by management. When an insured institution classifies assets as "loss," it is required either to establish an allowance for losses equal to 100% of that portion of the assets so classified or to charge off that amount. An institution's determination about classification of its assets and the amount of its allowances is subject to review by the Federal Deposit Insurance Corporation, which may order the establishment of additional loss allowances. Management also employs an independent third party to semi-annually review and validate the internal loan review process and loan classifications. As of December 31, 2000 classified assets were as follows:

                                                          CLASSIFIED ASSETS AT DECEMBER 31,
                           ------------------------------------------------------------------------------------------------
                                        2000                             1999                             1998
                           ------------------------------   ------------------------------    -----------------------------
                                             PERCENT OF                       PERCENT OF                       PERCENT OF
(Dollars in thousands)        AMOUNT        TOTAL LOANS        AMOUNT         TOTAL LOANS        AMOUNT        TOTAL LOANS
                           -------------   --------------   -------------    -------------    ------------    -------------
Classified loans:
   Special mention......   $       4,663           3.45 %   $       2,353           1.94 %    $      4,161           3.99 %
   Substandard..........           1,784           1.32 %           1,445           1.19 %           2,163           2.07 %
   Doubtful.............             188           0.14 %             310           0.26 %             197           0.19 %
                           -------------   --------------   -------------    -------------    ------------    -------------
         Total..........   $       6,635           4.91 %   $       4,108           3.39 %    $      6,521           6.25 %
                           =============   ==============   =============    =============    ============    =============

         INVESTMENTS. Investment securities provide a return on residual funds after lending activities. Investments may be in federal funds sold, corporate securities, U.S. Government and agency obligations, state and local government obligations and government-guaranteed, mortgage-backed securities. The bank generally does not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization.

Ohio bank law prescribes the kinds of investments an Ohio-chartered bank may make. Permitted investments include local, state, and federal government securities, mortgage-backed securities, and securities of federal government agencies. An Ohio-chartered bank also may invest up to 10% of its assets in corporate debt and equity securities, or a higher percentage in certain circumstances. Similar to the legal lending limit on loans to any one borrower, Ohio bank law also limits to 15% of capital the amount an Ohio-chartered bank may invest in the securities of any one issuer, other than local, state, and federal government and federal government agency issuers and mortgage-backed securities issuers. These Ohio bank law provisions have not been a material constraint upon the bank's investment activities.


         All securities-related activity is reported to the board of directors of the bank. General changes in investment strategy are required to be reviewed and approved by the board. Senior management can purchase and sell securities in accordance with the bank's stated investment policy.

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the bank has the ability at the time of purchase to hold a security until maturity or on a long-term basis, the security is classified as held-to-maturity and is reflected on the balance sheet at historical cost. Securities to be held for indefinite periods and not intended to be held to maturity or on a long-term basis are classified as available-for-sale. Available-for-sale securities are reflected on the balance sheet at their market value.

         The following table sets forth the amortized cost and estimated market value of the bank's investment portfolio at the dates indicated.

                                                    INVESTMENT PORTFOLIO AMORTIZED COST AND ESTIMATED VALUE AT DECEMBER 31,
                                      ---------------------------------------------------------------------------------------------
                                                           2000                                           1999
                                      ---------------------------------------------   ---------------------------------------------
                                                    GROSS       GROSS     ESTIMATED                GROSS       GROSS      ESTIMATED
                                      AMORTIZED   UNREALIZED  UNREALIZED   MARKET     AMORTIZED  UNREALIZED  UNREALIZED     MARKET
    (Dollars in thousands)               COST       GAINS       LOSSES      VALUE       COST       GAINS       LOSSES       VALUE
                                         ----       -----       ------      -----       ----       -----       ------       -----
AVAILABLE FOR SALE:
U.S. Treasury securities......        $      --    $    --     $     --   $     --    $    500    $     --    $     --    $     500
U.S. Government agency
   securities.................            3,990         71          (1)      4,060       3,985          --        (45)        3,940
Obligations of states and
political subdivisions:
   Taxable....................            1,458         12          (3)      1,467         957           6        (14)          949
   Tax-exempt.................            3,685         42         (17)      3,710       3,550           5        (71)        3,484
Corporate securities..........              701          3          (3)        701         952          --        (18)          934
Mortgage-backed securities....            1,898         30           --      1,928          --          --          --           --
                                      ---------    -------     --------   --------    --------    --------    --------    ---------
     Total debt securities....           11,732        158         (24)     11,866       9,944          11       (148)        9,807
Equity securities.............              913         --           --        913         777          --          --          777
                                      ---------    -------     --------   --------    --------    --------    --------    ---------
         Total................        $  12,645    $   158     $   (24)   $ 12,779    $ 10,721    $     11    $  (148)    $  10,584
                                      ---------    -------     --------   --------    --------    --------    --------    ---------
HELD TO MATURITY:
U.S. Government agency
   securities ................        $   1,900    $    --     $    (9)   $  1,891    $  3,031    $     --    $   (72)    $   2,959
Obligations of states and
political subdivisions:
   Taxable....................            3,723         18         (20)      3,721       3,994           3        (90)        3,907
   Tax-exempt.................            7,481         26          (7)      7,500       9,275          18        (58)        9,235
Corporate securities..........            4,525          8         (19)      4,514       5,712           1        (94)        5,619
Mortgage-backed securities....              313          2           --        315          --          --          --           --
                                      ---------    -------     --------   --------    --------    --------    --------    ---------
         Total................        $  17,942    $    54     $   (55)   $ 17,941    $ 22,012    $     22    $  (314)    $  21,720
                                      ---------    -------     --------   --------    --------    --------    --------    ---------
TOTAL INVESTMENT SECURITIES...        $  30,587    $   212     $   (79)   $ 30,720    $ 32,733    $     33    $  (462)    $  32,304
                                      =========    =======     =======    ========    ========    ========    =======     =========


                                INVESTMENT PORTFOLIO AMORTIZED COST AND ESTIMATED VALUE AT DECEMBER 31,
                                -----------------------------------------------------------------------
                                                                  1998
                                -----------------------------------------------------------------------
                                                           GROSS        GROSS        ESTIMATED
                                           AMORTIZED     UNREALIZED   UNREALIZED       MARKET
    (Dollars in thousands)                    COST         GAINS        LOSSES         VALUE
                                              ----         -----        ------         -----
AVAILABLE FOR SALE:
U.S. Treasury securities......             $     499      $     5      $     --      $    504
U.S. Government agency
   securities.................                 2,000            4           (1)         2,003
Obligations of states and
political subdivisions:
   Taxable....................                   100            1            --           101
   Tax-exempt.................                   750            5            --           755
Corporate securities..........                 1,852            9           (2)         1,859
Mortgage-backed securities....                    --           --            --            --
                                           ---------      -------      --------      --------
     Total debt securities....                 5,201           24           (3)         5,222
Equity securities.............                   636           --            --           636
                                           ---------      -------      --------      --------
         Total................             $   5,837      $    24      $    (3)      $  5,858
                                           ---------      -------      --------      --------
HELD TO MATURITY:
U.S. Government agency
   securities.................             $   3,330      $    19      $   (11)      $  3,338
Obligations of states and
political subdivisions:
   Taxable....................                 5,575          117          (11)         5,681
   Tax-exempt.................                13,482          208           (3)        13,687
Corporate securities..........                 9,049          100          (19)         9,130
Mortgage-backed securities....                    --           --            --            --
                                           ---------      -------      --------      --------
         Total................             $  31,436      $   444      $   (44)      $ 31,836
                                           ---------      -------      --------      --------
TOTAL INVESTMENT SECURITIES...             $  37,273      $   468      $   (47)      $ 37,694
                                           =========      =======      =======       ========

         The contractual maturity of investment securities at December 31, 2000 is shown below. Expected maturities of investment securities could differ from contractual maturities because the borrower, or issuer, could have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                   DECEMBER 31, 2000
                                   ------------------------------------------------------------------------------------
                                                                                              MORE THAN FIVE TO TEN
                                       ONE YEAR OR LESS         MORE THAN ONE TO FIVE YEARS           YEARS
                                   ------------------------     ---------------------------   ---------------------
                                   CARRYING         AVERAGE      CARRYING         AVERAGE     CARRYING      AVERAGE
                                    VALUE            YIELD        VALUE            YIELD       VALUE         YIELD
                                    -----            -----        -----            -----       -----         -----
U.S. Government agency
securities................          $2,599           5.57%       $ 3,361           6.17%       $ --            --%
Obligations of states and
political subdivisions:
   Taxable................           1,982           6.70          3,208           6.10          --            --
   Tax-exempt.............           2,348           6.64          8,196           6.50         547          8.58
Corporate securities......           2,319           7.09          2,907           6.72          --            --
Mortgage-backed securities              --             --            473           5.50         440          5.00
                                    ------                       -------                       ----
Total.....................          $9,248           6.46%       $18,145           6.38%       $987          6.98%
                                    ======           ====        =======           ====        ====          ====


                                                          DECEMBER 31, 2000
                                   ---------------------------------------------------------------------
                                                               TOTAL INVESTMENT SECURITIES AND MORTGAGE-
                                    MORE THAN TEN YEARS                   BACKED SECURITIES
                                   ---------------------       -----------------------------------------
                                   CARRYING      AVERAGE       CARRYING        AVERAGE
                                    VALUE         YIELD         VALUE           YIELD    MARKET VALUE
                                    -----         -----         -----           -----    ------------
U.S. Government agency
securities................         $   --            --%       $ 5,960          5.91%      $ 5,951
Obligations of states and
political subdivisions:
   Taxable................             --            --          5,190          6.33         5,188
   Tax-exempt.............            100          9.85         11,191          6.66        11,210
Corporate securities......             --            --          5,226          6.88         5,215
Mortgage-backed securities          1,328          6.06          2,241          5.73         2,243
                                   ------                      -------                     -------
Total.....................         $1,428          6.33%       $29,808          6.42%      $29,807
                                   ======          ====        =======          ====       =======

         As of December 31, 2000, the bank also held 91,290 shares of $100 par value Federal Home Loan Bank of Cincinnati stock, which are restricted securities. FHLB stock represents an equity interest in the FHLB, but it does not have a readily determinable market value. The stock can be sold at its par value only, and only to the FHLB or to another member institution. Member institutions are required to maintain a minimum stock investment in the FHLB, based on total assets, total mortgages and total mortgage-backed securities. The bank's minimum investment in FHLB stock at December 31, 2000 was approximately $912,900.

         SOURCES OF FUNDS -- Deposit Accounts. Deposit accounts are a major source of funds for the bank. The bank offers a number of deposit products to attract both commercial and regular consumer checking and savings customers, including regular and money market savings accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from seven days to 60 months. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities. The bank also provides travelers' checks, official checks, money orders, ATM services and IRA accounts.

         The following table shows the amount of time deposits of $100,000 or more as of December 31, 2000, including certificates of deposit, by time remaining until maturity.

                                     MATURITY OF TIME DEPOSITS OF $100,000 OR
       (Dollars in thousands)                MORE AT DECEMBER 31, 2000
                                     ----------------------------------------
TIME REMAINING TO MATURITY               AMOUNT           PERCENT OF TOTAL
------------------------------------    --------          ----------------
Three months or less................    $  2,047               17.76%
Over three through 12 months .......       5,318               46.12
Over 12 months......................       4,165               36.12
                                        --------              ------
     Total .........................    $ 11,530              100.00%
                                        ========              ======

         Borrowings. Deposits and repayment of loan principal are the bank's primary sources of funds for lending activities and other general business purposes. However, when the supply of lendable funds or funds available for general business purposes cannot meet the demand for loans or such general business purposes, the bank can obtain funds from the FHLB of Cincinnati. In addition to borrowing from the FHLB on a term-loan basis, the bank has a line of credit with the FHLB that allows the bank to borrow in an amount up to 10.0 % of the bank's total assets. Interest and principal are payable monthly, and the line of credit is secured by a blanket pledge collateral agreement. At December 31, 2000, the bank had $9.9 million of FHLB borrowings outstanding. Middlefield also has established a $2.0 million secured credit line through the discount window with the Federal Reserve Bank of Cleveland and a $4.0 million line of credit at an adjustable rate, currently 9.00 percent, from The State Bank and Trust Company. At December 31, 2000 and 1999, there were no outstanding balances on these lines.

         The outstanding balances and related information of short-term borrowings, which includes securities sold under agreements to repurchase and federal funds purchased, are summarized as follows:

                                                2000          1999          1998
                                             ----------    ----------    ----------
Balance at year end........................  $  543,222    $2,507,670    $       --
Average balance outstanding................   1,059,042       143,438        54,082
Maximum month-end balance..................   3,581,491     2,507,670     2,480,000
Weighted-average rate at year end..........      5.43 %        4.75 %        5.62 %
Weighted average rate during the year......      6.05 %        5.87 %        6.40 %


         PERSONNEL. As of December 31, 2000 Middlefield and the bank had 60 full-time equivalent employees. None of the employees is represented by a collective bargaining group. Management considers its relations with employees to be excellent.

SUPERVISION AND REGULATION

         The following discussion of bank supervision and regulation is qualified in its entirety by reference to the statutory and regulatory provisions discussed. Changes in applicable law or in the policies of various regulatory authorities could affect materially the business and prospects of Middlefield and the bank.

         Middlefield is a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, Middlefield is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System, acting primarily through the Federal Reserve Bank of Cleveland. Middlefield is required to file annual reports and other information with the Federal Reserve. The Middlefield Banking Company is an Ohio-chartered commercial bank. As a state-chartered, nonmember bank, the bank is primarily regulated by the FDIC and by the Ohio Division of Financial Institutions.

         Middlefield and the bank are subject to federal banking laws, and the bank is subject also to Ohio bank law. These federal and state laws are intended to protect depositors, not stockholders. Federal and state laws applicable to holding companies and their financial institution subsidiaries regulate the range of permissible business activities, investments, reserves against deposits, capital levels, lending activities and practices, the nature and amount of collateral for loans, establishment of branches, mergers, dividends and a variety of other important matters. The bank is subject to detailed, complex and sometimes overlapping federal and state statutes and regulations affecting routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Truth-in-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act. The bank must comply with Federal Reserve Board regulations requiring depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). Because required reserves are commonly maintained in the form of vault cash or in a noninterest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 expanded significantly the authority of federal agencies to regulate the activities of federally chartered and state-chartered financial institutions and their holding companies. The Federal Reserve Board and the FDIC have extensive authority to prevent and to remedy unsafe and unsound practices and violations of applicable laws and regulations by institutions and holding companies. The agencies may assess civil money penalties, issue cease-and-desist or removal orders, seek injunctions, and publicly disclose those actions. In addition, the Ohio Division of Financial Institutions possesses enforcement powers to address violations of Ohio banking law by Ohio-chartered banks.

         REGULATION OF BANK HOLDING COMPANIES -- Bank and Bank Holding Company Acquisitions. The Bank Holding Company Act requires every bank holding company to obtain approval of the Federal Reserve before --

         o directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company, if after the acquisition the acquiring company would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of the shares),

         o acquiring all or substantially all of the assets of another bank, or

         o        merging or consolidating with another bank holding company.

         The Federal Reserve will not approve an acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

         Additionally, the Bank Holding Company Act, the Change in Bank Control Act and the Federal Reserve Board's Regulation Y require advance approval of the Federal Reserve to acquire "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of a class of voting securities of the bank holding company. If the holding company has securities registered under Section 12 of the Securities Exchange Act of 1934, as Middlefield will, or if no other person owns a greater percentage of the class of voting securities, control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities. Approval of the Ohio Division of Financial Institutions is also necessary to acquire control of an Ohio-chartered bank.

         Nonbanking Activities. With some exceptions, the Bank Holding Company Act has for many years also prohibited a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve non-bank activities that, by statute or by Federal Reserve Board regulation or order, are held to be closely related to the business of banking or of managing or controlling banks. In making its determination that a particular activity is closely related to the business of banking, the Federal Reserve considers whether the performance of the activities by a bank holding company can be expected to produce benefits to the public -- such as greater convenience, increased competition or gains in efficiency in resources -- that will outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices. Some of the activities determined by Federal Reserve Board regulation to be closely related to the business of banking are: making or servicing loans or leases; engaging in insurance and discount brokerage activities; owning thrift institutions, performing data processing services; acting as a fiduciary or investment or financial advisor; and making investments in corporations or projects designed primarily to promote community welfare.

         Recent Legislation -- Financial Holding Companies. On November 12, 1999 the Gramm-Leach-Bliley Act became law, repealing the 1933 Glass-Steagall Act's separation of the commercial and investment banking industries. The Gramm-Leach-Bliley Act expands the range of nonbanking activities a bank holding company may engage in, while preserving existing authority for bank holding companies to engage in activities that are closely related to banking. The new legislation creates a new category of holding company called a "financial holding company." Financial holding companies may engage in any activity that is
--

         o financial in nature or incidental to that financial activity, or

         o complementary to a financial activity and that does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

         Activities that are financial in nature include--

         o        acting as principal, agent or broker for insurance,

         o        underwriting, dealing in or making a market in securities, and

         o        providing financial and investment advice.

         The Federal Reserve Board and the Secretary of the Treasury have authority to decide that other activities are also financial in nature or incidental to financial activity, taking into account changes in technology, changes in the banking marketplace, competition for banking services and so on. A bank holding company cannot be a financial holding company unless it satisfies the following criteria:

         1) all of the depository institution subsidiaries must be well capitalized and well managed,

         2) the holding company must file with the Federal Reserve a declaration that it elects to be a financial holding company to engage in activities that would not have been permissible before the Gramm-Leach-Bliley Act, and

         3) all of the depository institution subsidiaries must have a Community Reinvestment Act rating of "satisfactory" or better.

         Middlefield is engaged solely in activities that were permissible for a bank holding company before enactment of the Gramm-Leach-Bliley Act. Middlefield's election to become a financial holding company recently became effective, but Middlefield has no immediate plans to use the expanded authority to engage in activities other than those in which it is currently engaged.

         Holding Company Capital and Source of Strength. The Federal Reserve considers the adequacy of a bank holding company's capital on essentially the same risk-adjusted basis as capital adequacy is determined by the FDIC at the bank subsidiary level. In general, bank holding companies are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and Tier 1 capital -- consisting principally of stockholders' equity -- of at least 4%. Bank holding companies are also subject to a leverage ratio requirement. The minimum required leverage ratio for the very highest rated companies is 3%, but as a practical matter the minimum required leverage ratio for most bank holding companies is 4% or higher. See " -- Capital." It is also Federal Reserve Board policy that bank holding companies serve as a source of strength for their subsidiary banking institutions.

         Under Bank Holding Company Act Section 5(e), the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary if the Federal Reserve Board determines that the activity or control constitutes a serious risk to the financial safety, soundness or stability of a subsidiary bank. And with the Federal Deposit Insurance Corporation Improvement Act of 1991's addition of the prompt corrective action provisions to the Federal Deposit Insurance Act, Section 38(f)(2)(I) of the Federal Deposit Insurance Act now provides that a federal bank regulatory authority may require a bank holding company to divest itself of an undercapitalized bank subsidiary if the agency determines that divestiture will improve the bank's financial condition and prospects.

         FEDERAL DEPOSIT INSURANCE. The FDIC insures deposits of federally insured banks, savings banks and savings associations, and it safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund. Deposits in savings associations are insured through the Savings Association Insurance Fund.

         As an FDIC member institution, deposits in the bank are insured to a maximum of $100,000 per depositor. The banks are required to pay semiannual deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. The premium range is currently from $0.00 for the highest-rated institutions to $0.27 per $100 of domestic deposits.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC also may suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

         INTERSTATE BANKING AND BRANCHING. In 1994 the Riegle-Neal Interstate Banking and Branching Efficiency Act eased restrictions on interstate banking. The Riegle-Neal Act allows the Federal Reserve to approve an application by an adequately capitalized and adequately managed bank holding company to acquire a bank located in a state other than the acquiring company's home state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period (up to five years) specified by the statutory law of the acquired, or "target," bank's state. The Riegle-Neal Act also prohibits the Federal Reserve from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state that may be held or controlled by a bank or bank holding company if the limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act.

         Branching between states may be accomplished by merging commonly controlled banks located in different states into one legal entity. Branching may also be accomplished by establishing de novo branches or acquiring branches in another state. Under Section 24(j) of the Federal Deposit Insurance Act, a branch of a bank operating out-of- state -- in a "host state" -- is subject to the law of the host state regarding community reinvestment, fair lending, consumer protection and establishment of branches. The Riegle-Neal Act authorizes the FDIC to approve interstate branching de novo by state-chartered banks solely in states that specifically allow it. Ohio bank law allows de novo branching in Ohio by an out-of-state bank. The FDIC has adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the new interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

         CAPITAL -- Risk-Based Capital Requirements. The Federal Reserve Board and the FDIC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy capital guidelines could subject a banking institution to a variety of enforcement actions by federal bank regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

         In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

         Current risk-based capital guidelines require bank holding companies and banks to maintain a minimum risk- based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes stockholders' equity, qualifying perpetual preferred stock (within limits and subject to conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles, identified losses, investments in securities subsidiaries and certain other assets. Tier 2 capital includes --

         o the allowance for loan losses, up to a maximum of 1.25% of risk-weighted assets,

         o any qualifying perpetual preferred stock exceeding the amount includable in Tier 1 capital,

         o        mandatory convertible securities, and

         o subordinated debt and intermediate term preferred stock, up to 50% of Tier 1 capital.

         The FDIC also employs a market risk component in its calculation of capital requirements for nonmember banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of other factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors.

         Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be derived from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the FDIC, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company.

         The banking agencies have also established a minimum leverage ratio of 3%, which represents Tier 1 capital as a percentage of total assets, less intangibles. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the banking agencies expect an additional cushion of at least 100 to 200 basis points. At December 31, 2000, the bank was in compliance with all regulatory capital requirements.

         Prompt Corrective Action. To resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, its Tier 1 risk-based capital ratio, its leverage ratio and subjective factors. The categories are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take specified actions to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.

         The following table illustrates the capital and prompt corrective action guidelines applicable to the bank, as well as its total risk-based capital ratio, Tier 1 capital ratio and leverage ratio as of December 31, 2000.

                                                                 MINIMUM NECESSARY TO BE        MINIMUM NECESSARY TO BE
                                      AT DECEMBER 31, 2000           WELL CAPITALIZED            ADEQUATELY CAPITALIZED
                                     ----------------------    ----------------------------   ----------------------------
Total Risk-Based Capital Ratio......         17.75%                       10.00 %                        8.00 %
Tier 1 Risk-Based Capital Ratio.....         16.50%                        6.00 %                        4.00 %
Leverage Ratio......................         10.32%                        5.00 %                        4.00 %

         LIMITS ON DIVIDENDS AND OTHER PAYMENTS. Middlefield's ability to obtain funds for the payment of dividends and for other cash requirements depends on the amount of dividends that may be paid to it by the bank. Under Ohio bank law, an Ohio-chartered bank may not pay a cash dividend if the amount of the dividend exceeds "undivided profits," which is defined in Ohio bank law to mean the cumulative undistributed amount of the bank's net income. But with the approval of two thirds of the outstanding shares and approval of the superintendent of the Division of Financial Institutions, an Ohio-chartered bank may pay cash dividends from surplus. Lastly, approval of the superintendent is also required if the total of all dividends and distributions declared on the bank's shares in any year exceeds the total of the bank's net income for the year plus retained net income for the two preceding years.

         State-chartered banks' ability to pay dividends may be affected also by capital maintenance requirements of their primary federal bank regulatory agency as well. See " -- Capital." Moreover, regulatory authorities may prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice.

         A 1985 policy statement of the Federal Reserve Board provides that a bank holding company should not pay cash dividends on common stock unless the organization's net income for the past year is sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition.

         TRANSACTIONS WITH AFFILIATES. Although the bank is not a member bank of the Federal Reserve System, it is required by the Federal Deposit Insurance Act to comply with Section 23A and Section 23B of the Federal Reserve Act -- pertaining to transactions with affiliates -- as if it were a member bank. These statutes are intended to protect banks from abuse in financial transactions with affiliates, preventing federally insured deposits from being diverted to support the activities of unregulated entities engaged in nonbanking businesses. An affiliate of a bank includes any company or entity that controls or is under common control with the bank. Generally, Section 23A and Section 23B of the Federal Reserve Act --

         o limit the extent to which a bank or its subsidiaries may lend to or engage in various other kinds of transactions with any one affiliate to an amount equal to 10% of the institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus,

         o impose restrictions on investments by a subsidiary bank in the stock or securities of its holding company,

         o impose restrictions on the use of a holding company's stock as collateral for loans by the subsidiary bank, and

         o require that affiliate transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate.


         The bank's authority to extend credit to insiders -- meaning executive officers, directors and greater than 10% stockholders -- or to entities those persons control, is subject to Section 22(g) and Section 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to insiders based in part on the bank's capital position, and require that specified approval procedures be followed. Loans to an individual insider may not exceed the legal limit on loans to any one borrower, which in general terms is 15% of capital but can be higher in some circumstances. And the aggregate of all loans to all insiders may not exceed the bank's unimpaired capital and surplus. Insider loans exceeding the greater of 5% of capital or $25,000 must be approved in advance by a majority of the board, with any "interested" director not participating in the voting. Lastly, loans to executive officers are subject to special limitations. Executive officers may borrow in unlimited amounts to finance their children's education or to finance the purchase or improvement of their residence, and they may borrow no more than $100,000 for any other purpose. Loans to executive officers exceeding $100,000 may be allowed if the loan is fully secured by government securities or a segregated deposit account. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions.


         COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation -- consistent with safe and sound operation -- to meet the credit needs of its entire community, including low- and moderate- income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services it believes to be best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

         Although CRA examinations occur on a regular basis, CRA performance evaluations have been used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the 23 years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

         A bank holding company cannot elect to be a "financial holding company" -- with the expanded securities, insurance and other powers that designation entails -- unless all of the depository institutions owned by the holding company have a CRA rating of satisfactory or better. The Gramm-Leach-Bliley Act also provides that a financial institution with total assets of $250 million or less will be subject to CRA examinations no more frequently than every 5 years if its most recent CRA rating was "outstanding," or every 4 years if its rating was "satisfactory." Following a CRA examination as of August 10, 1999, the bank received a rating of "Outstanding." Lastly, the Gramm-Leach-Bliley Act requires public disclosure of private CRA agreements entered into between banking organizations and other parties, and annual reporting by banking organizations of actions taken under the private CRA agreements. This last provision of the Gramm-Leach-Bliley Act addresses the increasingly common practice whereby a bank or holding company undertaking acquisition of another bank or holding company enters into an agreement with parties who might otherwise file with bank regulators a CRA protest of the acquisition. The details of these agreements have not been universally disclosed by acquiring institutions in the past.

         FEDERAL HOME LOAN BANKS. The Federal Home Loan Banks serve as credit sources for their members. As a member of the FHLB of Cincinnati, The Middlefield Banking Company is required to maintain an investment in the capital stock of the FHLB of Cincinnati in an amount calculated by reference to the member institution's assets and the amount of loans, or "advances," from the FHLB. The bank is in compliance with this requirement, with an investment in FHLB stock of $912,900 at December 31, 2000. See, "BUSINESS -- THE MIDDLEFIELD BANKING COMPANY -- Sources of Funds."

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLB. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers.

         STATE BANKING REGULATION. As an Ohio-chartered bank, the bank is subject to regular examination by the Ohio Division of Financial Institutions. State banking regulation affects the internal organization of the bank as well as its savings, lending, investment and other activities. State banking regulation may contain limitations on an institution's activities that are in addition to limitations imposed under federal banking law. The Ohio Division of Financial Institutions may initiate supervisory measures or formal enforcement actions, and if the grounds provided by law exist it may take possession and control of an Ohio-chartered bank.

         MONETARY POLICY. The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve Board. An important function of the Federal Reserve System is regulation of aggregate national credit and money supply. The Federal Reserve Board accomplishes these goals with measures such as open market dealings in securities, establishment of the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions' loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government. Federal Reserve Board monetary policy has had a significant effect on the operating results of financial institutions in the past, and it can be expected to influence operating results in the future.

                              FINANCIAL INFORMATION

SELECTED FINANCIAL DATA OF MIDDLEFIELD


         The summary financial information to follow is not a substitute for Middlefield's historical financial information and other detailed financial information we provide elsewhere in this document. You should read the summary financial information together with the historical financial information and other detailed financial information we provide elsewhere in this document. We derived the financial data from Middlefield's unaudited financial statements for the three-month periods ended March 31, 2000 and 2001, and Middlefield's audited financial statements for the fiscal years ended December 31, 1996 through 2000. In the opinion of management, the unaudited data include all normal recurring adjustments necessary to state fairly the quarterly information presented.

                                                               AS OF OR FOR THE THREE
                                                                     MONTHS ENDED
                                                                       MARCH 31,           AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                             --------------------------    -----------------------------------------
(In thousands, except share and per share
amounts and ratios)                                             2001            2000                 2000             1999
                                                                ----            ----                 ----             ----
INCOME STATEMENT DATA:
Interest income .......................................      $    3,299      $    3,050           $   12,770      $   11,449
Interest expense ......................................           1,655           1,357                5,910           5,048
                                                             ----------      ----------           ----------      ----------
Net interest income ...................................           1,644           1,693                6,860           6,400
Provision for loan losses .............................              39              75                  275             296
                                                             ----------      ----------           ----------      ----------
Net interest income after provision for loan losses ...           1,605           1,618                6,585           6,104
Noninterest income, including securities gains (losses)             259             220                  983             804
Noninterest expense ...................................           1,090           1,045                4,409           4,254
                                                             ----------      ----------           ----------      ----------
Income before income taxes ............................             774             793                3,159           2,654
Income taxes ..........................................             237             236                  923             735
                                                             ----------      ----------           ----------      ----------
         Net income ...................................      $      537      $      557           $    2,237      $    1,920
                                                             ==========      ==========           ==========      ==========
BALANCE SHEET DATA:
Investment securities .................................      $   29,862      $   30,735           $   30,724      $   32,595
Loans, net ............................................      $  134,796      $  121,724           $  133,267      $  119,472
Total deposits ........................................      $  151,771      $  138,224           $  147,166      $  135,094
FHLB Cincinnati advances ..............................      $    9,804      $    9,535           $    9,862      $    9,602
Total stockholders' equity ............................      $   18,728      $   16,788           $   18,243      $   17,689
Total assets ..........................................      $  181,375      $  165,540           $  176,489      $  165,512
PER COMMON SHARE DATA: (1)
Basic net income ......................................      $     0.49      $     0.50           $     2.02      $     1.68
Diluted net income ....................................      $     0.49      $     0.50           $     2.02      $     1.68
Book value ............................................      $    16.98      $    15.32           $    16.54      $    15.49
WEIGHTED AVERAGE NUMBER OF SHARES:
Basic .................................................       1,102,954       1,117,069            1,105,972       1,145,250
Diluted ...............................................       1,104,304       1,117,069            1,105,972       1,145,250
SELECTED RATIOS:
Return on average total stockholders' equity ..........         11.63 %         12.92 %              12.83 %         11.17 %
Return on average total assets ........................          1.20 %          1.35 %               1.31 %          1.21 %
Dividend payout ratio .................................         28.74 %         19.77 %              26.61 %         29.82 %
Efficiency ratio (2) ..................................         57.31 %         54.65 %              56.21 %         59.05 %
ASSET QUALITY RATIOS:
Reserve for loan losses to ending total loans .........          1.50 %          1.50 %               1.51 %          1.45 %
Net loan charge-offs to average loans .................          0.02 %        (0.02) %                 -- %          0.07 %
CAPITAL RATIOS:
Average stockholders' equity to average assets ........         10.38 %          9.88 %              10.20 %         10.83 %
Leverage ratio (3) ....................................         16.85 %         16.35 %              10.32 %         10.93 %
Total risk-based capital ratio (3) ....................         18.10 %         17.60 %              17.75 %         18.39 %


                                                             AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------
(In thousands, except share and per share
amounts and ratios)                                             1998            1997             1996
                                                                ----            ----             ----
INCOME STATEMENT DATA:
Interest income .......................................      $   10,901      $   10,600      $   10,375
Interest expense ......................................           5,085           5,084           4,985
                                                             ----------      ----------      ----------
Net interest income ...................................           5,817           5,516           5,390
Provision for loan losses .............................             270             200             351
                                                             ----------      ----------      ----------
Net interest income after provision for loan losses ...           5,547           5,316           5,039
Noninterest income, including securities gains (losses)             599             546             586
Noninterest expense ...................................           3,825           3,493           3,246
                                                             ----------      ----------      ----------
Income before income taxes ............................           2,321           2,369           2,379
Income taxes ..........................................             630             624             657
                                                             ----------      ----------      ----------
         Net income ...................................      $    1,690      $    1,745      $    1,722
                                                             ==========      ==========      ==========
BALANCE SHEET DATA:
Investment securities .................................      $   37,435      $   38,460      $   35,698
Loans, net ............................................      $  102,728      $   88,320      $   83,947
Total deposits ........................................      $  128,828      $  121,482      $  119,254
FHLB Cincinnati advances ..............................      $    9,576      $    4,849      $       --
Total stockholders' equity ............................      $   16,657      $   15,465      $   14,136
Total assets ..........................................      $  155,558      $  142,276      $  133,867
PER COMMON SHARE DATA: (1)
Basic net income ......................................      $     1.47      $     1.52      $     1.50
Diluted net income ....................................             N/A             N/A             N/A
Book value ............................................      $    14.50      $    13.46      $    12.30
WEIGHTED AVERAGE NUMBER OF SHARES:
Basic .................................................       1,148,676       1,148,676       1,148,676
Diluted ...............................................             N/A             N/A             N/A
SELECTED RATIOS:
Return on average total stockholders' equity ..........         10.43 %         11.79 %         14.21 %
Return on average total assets ........................          1.15 %          1.26 %          1.30 %
Dividend payout ratio .................................         29.53 %         24.98 %         22.61 %
Efficiency ratio (2) ..................................         59.62 %         57.62 %         54.31 %
ASSET QUALITY RATIOS:
Reserve for loan losses to ending total loans .........          1.48 %          1.49 %          1.34 %
Net loan charge-offs to average loans .................          0.07 %            -- %          0.33 %
CAPITAL RATIOS:
Average stockholders' equity to average assets ........         11.04 %         10.72 %          9.15 %
Leverage ratio (3) ....................................         11.35 %         10.80 %         10.51 %
Total risk-based capital ratio (3) ....................         18.37 %         18.54 %         17.52 %




(1) Per share amounts are adjusted for a 10% stock dividend paid in 1998 and 1997 and a 2-for-1 stock split in 2000.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income minus nonrecurring items.
(3)      Computed in accordance with Federal Reserve Board and FDIC guidelines.

SELECTED QUARTERLY FINANCIAL DATA

         The following table shows quarterly results of operations for 2000 and 1999.

                                                     2000 QUARTERS                                    1999 QUARTERS
                                  ------------------------------------------------------      -----------------------------
(In thousands, except per
share data)                       FOURTH      THIRD       SECOND      FIRST       FOURTH      THIRD       SECOND      FIRST
                                  ------      -----       ------      -----       ------      -----       ------      -----
Interest income ...........       $3,310      $3,269      $3,141      $3,050      $2,954      $2,941      $2,838      $2,715
Net interest income .......        1,709       1,726       1,732       1,693       1,675       1,674       1,585       1,466
Provision for loan losses..           50          75          75          75           2          78         108         108
Income before income
      taxes ...............          757         826         784         793         829         775         629         422
Net income ................          556         572         552         557         567         559         469         324
Basic earnings per
      common share (1) ....         0.50        0.52        0.50        0.50        0.50        0.49        0.41        0.28
Diluted earnings per
      common share (1) ....         0.50        0.52        0.50        0.50        0.50        0.49        0.41        0.28


(1)      Per share amounts are adjusted for a 2-for-1 stock split in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Middlefield conducts customary retail and commercial banking services through its subsidiary bank, gathering deposits from the general public, and applying those funds to the origination of loans for real estate, commercial, and consumer loans and investments.

         The bank's profitability depends primarily on net interest income, which is the difference between--

         1) interest income generated by interest-earning assets (principally loans and investments), and

         2) interest expense incurred on interest-bearing liabilities (principally customer deposits and borrowed funds).

         Net interest income is affected by the difference -- the "interest rate spread" -- between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. Financial institutions traditionally use interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

         To a lesser extent, the bank's profitability is also affected by such factors as the level of noninterest income and expenses, the provision for loan losses, and the provision for income taxes. Noninterest income consists primarily of service charges and fees on deposit accounts. Noninterest expense consists primarily of salaries and employee benefits, professional fees, equipment, occupancy-related expenses, data processing, advertising and other operating expenses.


         Middlefield's management's discussion and analysis of financial condition and results of operations is presented to assist investors in understanding Middlefield's consolidated financial condition and results of operations for the fiscal years ended December 31, 2000, 1999 and 1998 and the three months ended March 31, 2001 and 2000. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

         RESULTS OF OPERATIONS. Net income for the three months ended March 31, 2001 of $537,000 decreased slightly from $557,000 for the same period in 2000. The $49,000 decrease in net interest income for the three months ended March 31, 2001 was primarily due to an increase in interest expense of $299,000 that was partially offset by an increase of $249,000 in interest income. Basic and diluted earnings per share declined slightly from $.50 per share in 2000 to $.49 per share in 2001.


         Middlefield recorded net income of $2.2 million in 2000, which represents an increase of $318,000, or 16.5%, over 1999. Net income for 1999 increased $229,000, or 13.5%, over 1998 to $1.9 million. These increases were primarily due to increases of $460,000 and $584,000 in net interest income for 2000 and 1999, respectively, while offset somewhat by the costs associated with operating a larger organization. Basic and diluted earnings per share have increased each of the past three years to $1.47 per share, $1.68 per share, and $2.02 per share, for 1998, 1999, and 2000, respectively.

         NET INTEREST INCOME -- Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000. Net interest income for the three months ended March 31, 2001 was $1,644,000, compared to $1,693,000 for the same period in 2000. The increase in interest income for the first quarter of 2001 was influenced mainly by increases in interest earned on loans receivable of $261,000 and federal funds sold of $35,000, while offset by decreases in interest earned on investment securities of $29,000 and interest-bearing deposits in other institutions of $18,000. The increase in interest expense was influenced by an increase in interest incurred on deposits of $311,000 that was offset by a decrease in interest incurred on borrowings of $13,000. Interest income and expense were both primarily driven by increases in the average balances of related interest-earning assets and interest-bearing liabilities. The average balances of loans receivable, specifically real estate mortgages, increased $13.6 million, or 11.2%, to $135.6 million as of March 31, 2001, and resulted in an increase in interest-earning assets of $13.5 million. Lessening the impact of the increase in volume of interest-earning assets was a slight decline on the tax-equivalent yield on interest earning assets to 7.90% for the three-months ended March 31, 2001 from 7.97% for the same period ended 2000. In addition, the average balance of time deposits increased $12.9 million, or 19.7%, to $78.4 million as of March 31, 2001, and resulted in an increase in interest-bearing liabilities of $11.7 million. Middlefield's competitively priced deposit products and continual marketing efforts contributed to the overall increase in the cost of funds on interest-bearing deposits to 4.85% for the three-month period ended March 31, 2001 from 4.35% for the same period ended 2000.


         2000 Compared to 1999. Net interest income for 2000 was $6.9 million, a 7.2% increase over 1999. Interest income of $12.8 million in 2000 represents an increase of $1.3 million, or 11.5%, over 1999. Interest expense of $5.9 million in 2000 increased by $0.8 million, or 17.1%, over 1999. Although there was an increase in general interest rate levels during these periods, interest income and expense were both primarily driven by increases in the average balances of related interest-earning assets and interest-bearing liabilities. The average balances of loans receivable, specifically real estate mortgages, increased $16.9 million, or 15.1%, to $128.7 million as of December 31, 2000. The tax-equivalent yield on interest earning assets increased to 8.02% for the year ended 2000 from 7.84% for the year ended 1999 and was mainly driven by a 16 basis-point increase in investment securities. Partially offsetting increases to net interest income was an increase in the average balance of certificates of deposit of $9.5 million, coupled with a 36 basis-point increase in the cost of such funds. This increase to interest expense is attributed to marketing efforts and higher-yielding promotional products, and resulted in an overall increase in the cost of funds from 4.26% to 4.58% from 1999 to 2000.

         1999 Compared to 1998. Net interest income for 1999 was $6.4 million, a 10.0% increase over 1998. Interest income of $11.4 million in 1999 represents an increase of $547,000, or 5.0%, over 1998. Interest expense of $5.0 million in 1999 represents a $36,000 reduction, or 0.7%, from 1998. The increase in interest income resulted almost entirely from an increase in the average balances of interest-earning assets of $10.9 million. This consisted of an increase in the average balance of loans receivable of $14.9 million, or 15.4%, that was offset slightly by a decline in the average balances of investment securities and other interest-earning assets totaling $4.0 million. The effects of the overall increase in average interest-earning assets was reduced by a decline in the tax-equivalent yield on interest earning assets from 8.07% in 1998 to 7.84% in 1999. This decrease was primarily stimulated by a 45 basis point decline in the yield on loans receivable. Although there was an increase in the average balances of interest-bearing liabilities of $8.3 million, a 35 basis-point decline in the average cost of funds netted a slight decrease in interest expense.

         Average Balances, Interest Rates and Yields. The following table sets forth certain information relating to our average balance sheet, and it reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

                                                                            YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------------------
                                                                 2000                                     1999
                                                ---------------------------------------   ------------------------------------
                                                 AVERAGE                      AVERAGE      AVERAGE                   AVERAGE
         (Dollars in thousands)                  BALANCE       INTEREST      YIELD/COST    BALANCE      INTEREST    YIELD/COST
                                                 -------       --------      ----------    -------      --------    ----------
INTEREST-EARNING ASSETS:
Loans receivable (1)....................        $ 128,661      $ 10,853        8.44 %     $ 111,745     $  9,409       8.42 %
Investment securities...................           31,026         1,991        6.42 %        34,683        2,170       6.26 %
Other interest-earning assets (2).......            2,969           196        6.60 %         3,554          172       4.84 %
                                                ---------      --------      --------     ---------     --------     --------
   Total interest-earning assets........          162,656        13,040        8.02 %       149,982       11,751       7.84 %
                                                               --------                                 --------
NON-INTEREST-EARNING ASSETS.............            8,231                                     8,674
                                                ---------                                 ---------
   Total assets.........................        $ 170,887                                 $ 158,656
                                                =========                                 =========

INTEREST-BEARING LIABILITIES:
Interest-bearing demand.................        $   6,268           174        2.78 %     $   5,473          139       2.54 %
Money market............................           10,310           308        2.99 %        15,249          454       2.98 %
Savings.................................           32,036           855        2.67 %        28,183          726       2.58 %
Certificates of deposit.................           69,866         3,975        5.69 %        60,390        3,220       5.33 %
Other borrowings........................           10,641           598        5.62 %         9,224          509       5.52 %
                                                ---------      --------      --------     ---------     --------     --------
   Total interest-bearing liabilities...          129,121         5,910        4.58 %       118,519        5,048       4.26 %
                                                               --------                                 --------
NON INTEREST-BEARING LIABILITIES:
   Other liabilities....................           24,336                                    22,950
                                                ---------                                 ---------
     Total liabilities..................          153,457                                   141,469
                                                ---------                                 ---------
Stockholders' equity ...................           17,430                                    17,187
                                                ---------                                 ---------
   Total liabilities and stockholders'
   equity ..............................        $ 170,887                                 $ 158,656
                                                =========                                 =========

Net interest income.....................                       $  7,130                                 $  6,703
                                                               ========                                 ========

Interest rate spread (3)................                                       3.44 %                                  3.58 %
                                                                             ========                                ========
Net yield on interest-earning
   assets (4)...........................                                       4.38 %                                  4.47 %
                                                                             ========                                ========
Ratio of average interest-earning assets
   to average interest-bearing
   liabilities..........................                                     125.97 %                                126.55 %
                                                                             ========                                ========

                                                         YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                                 1998
                                                ---------------------------------------
                                                 AVERAGE                      AVERAGE
         (Dollars in thousands)                  BALANCE       INTEREST      YIELD/COST
                                                 -------       --------      ----------
INTEREST-EARNING ASSETS:
Loans receivable (1)....................        $  96,815      $  8,591        8.87 %
Investment securities...................           37,921         2,337        6.16 %
Other interest-earning assets (2).......            4,296           290        6.75 %
                                                ---------      --------      --------
   Total interest-earning assets........          139,032        11,218        8.07 %
                                                               --------
NON-INTEREST-EARNING ASSETS.............            7,902
                                                ---------
   Total assets.........................        $ 146,934
                                                =========
INTEREST-BEARING LIABILITIES:
Interest-bearing demand.................        $   5,760           200        3.47 %
Money market............................           17,462           591        3.38 %
Savings.................................           23,950           711        2.97 %
Certificates of deposit.................           57,094         3,194        5.59 %
Other borrowings........................            5,964           389        6.52 %
                                                ---------      --------      --------
   Total interest-bearing liabilities...          110,230         5,085        4.61 %
                                                               --------
NON INTEREST-BEARING LIABILITIES:
   Other liabilities....................           20,489
                                                ---------
     Total liabilities..................          130,719
                                                ---------
Stockholders' equity ...................           16,215
                                                ---------
   Total liabilities and stockholders'
   equity ..............................        $ 146,934
                                                =========
Net interest income.....................                       $  6,133
                                                               ========
Interest rate spread (3)................                                       3.46 %
                                                                             ========

Net yield on interest-earning
   assets (4) ..........................                                       4.41 %
                                                                             ========
Ratio of average interest-earning assets
   to average interest-bearing
   liabilities..........................                                     126.13 %
                                                                             ========

(1)      Average balances include non-accrual loans.
(2)      Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table sets forth certain information regarding the changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume (changes in average volume multiplied by prior year rate), and (2) changes in rates (changes in rate multiplied by prior year average volume). Increases and decreases due to both rate and volume have been allocated proportionally to the change due to volume and the change due to rate.

                                                  CHANGES IN NET INTEREST INCOME FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------------
                                                      2000 VS. 1999                        1999 VS. 1998
                                               INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                             ------------------------------       ---------------------------------
          (Dollars in thousands)              VOLUME       RATE       TOTAL        VOLUME        RATE        TOTAL
                                              ------       ----       -----        ------        ----        -----
Interest income attributable to:
   Loans receivable........................  $ 1,427     $    17     $ 1,444      $ 1,224      $ (406)      $   818
   Investment securities...................    (237)          58       (179)        (203)           36        (167)
   Other interest-earning assets...........     (20)          44          24         (45)         (73)        (118)
                                             -------     -------     -------      -------      -------      -------
      Total interest income................    1,170         119       1,289          976        (443)          533
                                             -------     -------     -------      -------      -------      -------
Interest expense attributable to:
   Interest-bearing demand.................       21          14          35         (10)         (51)         (61)
   Money market............................    (148)           2       (146)         (70)         (67)        (137)
   Savings.................................      102          27         129           60         (45)           15
   Certificates of deposit.................      529         226         755          138        (112)           26
   Other interest-bearing liabilities......       79          10          89          167         (47)          120
                                             -------     -------     -------      -------      -------      -------
      Total interest expense...............      583         279         862          285        (322)         (37)
                                             -------     -------     -------      -------      -------      -------
Change in net interest income..............  $   587     $ (160)     $   427      $   691      $ (121)      $   570
                                             =======     ======      =======      =======      ======       =======


         LOAN LOSS PROVISION -- 2000 Compared to 1999. The provision for loan losses was $275,000 in 2000, compared to $296,000 in 1999, a 7.1% reduction. The loan loss provision is based upon management's assessment of a variety of factors, including types and amounts of nonperforming loans, historical loss experience, collectibility of collateral values and guaranties, pending legal action for collection of loans and related guaranties, and current economic conditions. The loan loss provision reflects management's judgment of the current period cost-of-credit risk inherent in the loan portfolio. Although management believes the loan loss provision has been sufficient to maintain an adequate allowance for loan losses, actual loan losses could exceed the amounts that have been charged to operations. The change in the loan loss provision in 2000 was principally a result of a reduction in the amount of new commercial and commercial real estate loans originated during 2000 as compared to 1999. Furthermore, there was an improvement in asset quality reflected by a decrease in nonperforming loans from $131,000 at the end of 1999 to $5,000 at the end of 2000.

         1999 Compared to 1998. The provision for loan losses was $296,000 in 1999, compared to $270,000 in 1998, a 9.6% increase that primarily reflects growth in the commercial and commercial real estate loan portfolios.


         NONINTEREST INCOME -- Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000. Total noninterest income for the three-months ended March 31, 2001 increased $39,000 as compared to the same period ended 2000. Noninterest income items are primarily comprised of service charges and fees on deposit account activity, along with fee income derived from other financial related services. Service fees on deposit accounts increased $33,000 and have progressively increased as the number of accounts and volume of related transactions have increased.


         2000 Compared to 1999. Total noninterest income was $983,000 in 2000, an increase of 22.2% over 1999. The increase is accounted for principally by fee income from deposit accounts, which grew commensurate with deposit growth.

         1999 Compared to 1998. Total noninterest income was $804,000 in 1999, a 34.3% increase over 1998. There was an increase in service charges on deposit accounts of 38.8% that was attributable to both an increase in the volume of related transactions as well as to changes in the bank's fee schedule.

         Transaction deposit accounts grew at a steady pace in 2000, 1999 and 1998. In general, management prices deposits at rates competitive with rates offered by the leading banks in the bank's market, which rates tend to be somewhat lower than rates offered by thrift institutions and credit unions. The bank generally has not imposed service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area banks might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, the bank has not adopted the most aggressive fee structure. Deposit growth has been generated by developing strong customer relationships and cross-selling deposit relationships to loan customers. Management intends to continue promoting demand deposit products, particularly noninterest bearing deposit products, in order to obtain additional interest-free lendable funds.


         NONINTEREST EXPENSE -- Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000. Total noninterest expenses increased $45,000 for the three-months ended March 31, 2001 as compared to the same period ended 2000. Compensation and employee benefits increased $29,000 or 5.7%, primarily as a result of normal merit raises. In addition, equipment expenses and other expenses increased $13,000 and $8,000, respectively, as a result of added capital expenditures in prior years from building and furnishing a new branch office in Garrettsville, additional ATMs, increased transaction activity from operating a larger organization, and marketing of the Bank's 100th anniversary.


         2000 Compared to 1999. Noninterest expense increased 3.6% to $4.4 million for the year ended December 31, 2000 as compared to $4.3 million for the same period ended 1999. The change in total noninterest expense from 1999 to 2000 is attributed to a 12.1% increase in other expenses, which has increased steadily year-to-year primarily as a result of the overall growth of the bank. Such expenses include additional costs relating to an increase in volume of MAC transactions, and increases in various professional fees and regulatory assessments. The bank also accelerated computer equipment depreciation expense in 2000 of approximately $55,000. There were smaller increases in equipment and data processing expenses as a result of added capital expenditures in prior years from building and furnishing a new branch office in Garrettsville, additional ATMs, and increased transaction activity from operating a larger organization. The bank will introduce internet banking and anticipates opening a new branch office in Chardon, Ohio during the fourth quarter of 2001.

         1999 Compared to 1998. Total noninterest expense was $4.3 million in 1999, an 11.2% increase over 1998. Salaries and employee benefits increased $185,000, or 8.9%, due principally to the hiring of additional staff, higher insurance benefit costs and normal merit raises. Data processing costs increased $105,000 in 1999, mainly due to Y2K conversion costs. Occupancy expenses increased $73,000, or 28.2%, in 1999, primarily related to operating a larger organization that resulted from the opening of an additional branch during the fourth quarter of 1998 and the expansion of the Garrettsville branch in 1999. Equipment expense decreased $121,000, or 33.9%, in 1999, due to the acceleration of maintenance contracts and depreciation expenses for obsolete equipment stemming from the 1998 conversion to a third party processor. Other noninterest expenses increased $195,000 or 24.3%, in 1999 as increases in advertising, postage and supplies, telephone, and correspondent bank service charges resulted from the general overall growth of the bank.

         PROVISION FOR INCOME TAXES. The provision for income taxes fluctuated in 2000, 1999 and 1998 in direct correlation to the changing level of pre-taxable income during these periods.


         FINANCIAL CONDITION -- Assets and Liabilities. Total assets increased $4.9 million to $181.4 million at March 31, 2001 from $176.5 million at December 31, 2000. Cash and cash equivalents and net loans receivable increased $3.3 million and $1.5 million, respectively, and were funded by a $4.6 million net increase in deposits.


         Middlefield's total assets increased $11.0 million, or 6.6%, to $176.5 million at December 31, 2000, as compared to $165.5 million at December 31, 1999. Net loans receivable increased 11.6% to $133.3 million at December 31, 2000 and was funded primarily by a $12.1 million, or 8.9%, increase in customer deposits, represented particularly by growth in time deposits.

         The increase in net loans receivable resulted from the economic health of Middlefield's market area and the strategic, service-oriented marketing approach taken by management to meet the lending needs of the area. The majority of lending activity is mortgage loans secured by one-to-four family residential property. Such loans grew $12.1 to $101.4 million at December 31, 2000. Management attributes the increases in residential real estate properties to continued customer referrals and Middlefield's overall relationship with its customers. As of December 31, 2000, Middlefield had additional commitments to fund residential real estate loan demand of $2.0 million. Although growth in commercial and commercial real estate loans remained relatively stable in 2000, management is evaluating the needs for expansion of such services within its market area. As of December 31, 2000, commercial and commercial real estate loans totaled $26.3 million or 19.5% of the total loan portfolio.


         At March 31, 2001, Middlefield's allowance for loan losses remained relatively unchanged at $2.0 million. The allowance for loan losses represents the amount that management estimates is adequate to provide for probable losses inherent in the loan portfolio, as of the balance sheet date. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses, which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses, taking into account the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used to determine the adequacy of the allowance for loan losses -- including the amounts and timing of future cash flows expected on impaired loans -- are particularly susceptible to significant change in the near term. The total allowance for loan losses is a combination of a specific allowance for identified problem loans, a formula allowance, and an unallocated allowance.

         Cash and cash equivalents increased to $8.1 million at March 31, 2001 from $4.8 million at December 31, 2000. Funding from deposit growth that was not used to meet loan demand was temporarily invested in federal funds pending management's review of market conditions for prudent investment opportunities. Management believes that the liquidity needs of Middlefield are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, FHLB advances, and the portion of the investment and loan portfolios that mature within one year. These sources of funds will enable Middlefield to meet cash obligations and off-balance sheet commitments as they come due.

         Total investment securities of $29.9 million remained relatively unchanged at March 31, 2001 as the proceeds from maturities and principal repayments were primarily reinvested in available for sale U.S. Government Agency securities in general, and mortgage-backed securities in specific. Management focused on supplementing loan demand primarily by lengthening the maturities of the investment portfolio through an increase in higher yielding, mortgage-backed securities. This has resulted in a slight shift in the composition of the investment securities portfolio at March 31, 2001, as U.S. Government Agency securities now comprise 31.9% of the total portfolio as compared to 26.5% at December 31, 2000. Furthermore, available for sale securities now comprise 48.8% of the investment securities portfolio as compared to 41.3% at December 31, 2000.


         Total investment securities decreased $1.9 million to $30.7 million at December 31, 2000 as a result of principal repayments and maturities. Proceeds that were not invested in mortgage-backed or municipal securities were primarily used to supplement loan demand. The purchase of such investments had varying maturities over 29 years. Furthermore, as of December 31, 2000, interest-bearing deposits in other institutions decreased $2.4 million while cash and cash equivalents increased $1.6 million. As funds became available from interest-bearing deposits in other institutions and current liquidity needs were met, excess funds were temporarily invested in federal funds sold.


         Total deposits increased to $151.8 million at March 31, 2001 from $147.2 million at December 31, 2000. Growth was primarily concentrated in time deposits and resulted from continual marketing efforts by management. Time deposits continue to account for approximately 52.5% of the total deposit portfolio. Total deposits increased to $147.2 million at December 31, 2000 from $135.1 million at December 31, 1999. As noted previously, this fluctuation was driven by an increase in time deposits that was used to fund loan growth, as well as to repay $2.0 million of short-term borrowings. Approximately $3.8 million resulted from two competitive rate certificate of deposit products with terms of 13 and 21 months that were promoted within Portage County in an effort to increase the customer deposit base. The remaining increase was due to the continued marketing efforts of the bank coupled with a competitive rate product portfolio.

         Total stockholders' equity increased $485,000 to $18.7 million at March 31, 2001. Net income of $537,000 and increases in unrealized gains on investment securities available for sale of $102,000, were offset somewhat by a dividend payment of $154,000. Accumulated other comprehensive income increased as a result of changes in the net unrealized gain on investment securities available for sale due to fluctuations in interest rates.

         Stockholder's equity increased to $18.2 million at December 31, 2000 from $17.7 million at December 31, 1999. The increase in stockholders' equity was due to net income of $2.2 million, while offset somewhat by cash dividends of $0.6 million and purchases of treasury stock totaling $1.3 million.

         Because of interest rate volatility, accumulated other comprehensive income could materially fluctuate for each interim period and year-end period depending on economic and interest rate conditions. In addition, future dividend policies will be determined by the board of directors based on the earnings and financial condition of the Middlefield, including applicable governmental regulations and policies. Middlefield will use treasury shares for general corporate purposes, including the issuance of shares in connection with the exercise of stock options.


         LIQUIDITY. Like other financial institutions, the bank must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Control of cash flow requires that the bank anticipate deposit flows and loan payments. The primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, and FHLB borrowings. These funds are used principally to originate loans and acquire investment securities. As of December 31, 2000, the bank had commitments to extend credit of $10.2 million. It is typical for a portion of loan commitments to expire or terminate without funding. Management believes the bank has adequate resources to meet its normal funding requirements.


         Liquidity management for Middlefield is measured and monitored on both a short- and long-term basis, thereby allowing management to better understand and react to emerging balance sheet trends. After assessing actual and projected cash flow needs, management seeks to obtain funding at the most economical cost to Middlefield. Both short- and long-term liquidity needs are addressed by maturities and sales of investments securities, loan repayments and maturities, and liquidating money market investments such as federal funds sold. The use of these resources, in conjunction with access to credit, provides the core ingredients to satisfy depositor, borrower and creditor needs.

         The Middlefield Banking Company's liquid assets consist of cash and cash equivalents, which include investments in very short-term investments (i.e. federal funds sold), and investment securities classified as available for sale. The level of these assets is dependent on the bank's operating, investing, and financing activities during any given period. At March 31, 2001, cash and cash equivalents totaled $8.1 million or 4.5% of total assets, while investment securities classified as available for sale totaled $15.2 million or 8.4% of total assets. At December 31, 2000, cash and cash equivalents totaled $4.8 million or 2.7% of total assets, while investment securities classified as available for sale totaled $12.8 million or 7.2% of total assets. Furthermore, the bank maintains a credit facility with the Federal Home Loan Bank of Cincinnati, which provides for immediately available advances from the FHLB in an amount up to 10% of the bank's total assets. Advances under this credit facility totaled $9.9 million at December 31, 2000. The bank has also established a $2.0 million secured credit line through the discount window with the Federal Reserve Bank of Cleveland and a $4.0 million line of credit with The State Bank and Trust Company, an unaffiliated institution.

         Operating activities provided net cash of $0.7 million for both three month periods ended March 31, 2001 and 2000, generated principally from net income of $0.5 million and $0.6 million, respectively. Net cash provided by operating activities for 2000 totaled $3.0 million, as compared to $2.5 million for 1999 and $2.4 million for 1998. Increases in net income during these periods primarily were impacted by fluctuations in accrued interest receivable and payable, as well as depreciation, amortization and accretion.

         Investing activities consist primarily of loan originations and repayments, and investment purchases and maturities. These activities used $1.6 million in funds during the first three months of 2001, principally for the purchase of investment securities and the net origination of loans. For the same three-month period in 2000, investing activities provided $0.4 million in funds, principally from a decline in interest-bearing deposits in other institutions and a reduction in investment securities purchased. These cash usages were offset somewhat by an increase in net loan originations.


         Net cash used for investing activities in 2000 totaled $9.8 million, compared to $14.1 million in 1999 and $15.4 million in 1998. The decrease of $4.3 million in 2000 was due to a net decline of $3.5 million in interest-bearing deposits in other institutions, a reduction in investment securities purchased of $7.3 million, and a decline in net loan originations of $2.8 million. Offsetting these declines in cash usages were reductions in proceeds from repayments, maturities, and sales of investment securities totaling $9.7 million. In 1999, the decrease of $1.3 million primarily resulted from a net increase in repayments, maturities, and sales of investment securities of $4.4 million that were offset by an increase in net cash used for loan originations of $2.3 million.


         Financing activities consist of the solicitation and repayment of customer deposits, borrowings and repayments, treasury stock acquisitions, and the payment of dividends. During the three months ended March 31, 2001, net cash provided by financing activities totaled $4.3 million, principally derived from an increase in deposit accounts. During the same period in 2000, net cash used for financing activities was $0.3 million, and consisted of an increase in deposit accounts that was offset by repayments on borrowings and the acquisition of treasury stock.


         Net cash provided by financing activities for 2000 totaled $8.5 million, compared to $8.0 million and $11.6 million for 1999 and 1998, respectively. The increase of $0.5 million in 2000 resulted from a net increase in deposits of $5.8 million that was offset partially by a net decrease in total borrowings of $4.2 million, coupled with a net increase in treasury stock activity of $1.0 million. Of the total deposit portfolio at December 31, 2000, $76.5 million or 52.0% represents certificates of deposit; and of this amount $49.3 million or 64.4% is due to mature in 2001. Consistent with experience, management believes that the majority of maturing certificates of deposit will be renewed at market rates of interest. In 1999, the total decrease of $3.6 million was primarily due to both a net reduction in proceeds from borrowings and deposits of $2.2 million and $1.1 million, respectively.

         Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the bank's commitment to make loans, as well as management's assessment of Middlefield's ability to generate funds. Middlefield believes that it has sufficient liquidity to satisfy estimated short-term and long-term funding needs.

         CAPITAL RESOURCES. Middlefield is subject to federal regulations that impose certain minimum capital requirements. Management monitors both Middlefield's and the bank's Total risk-based, Tier I risk-based and Tier I leverage capital ratios to assess compliance with regulatory guidelines. At March 31, 2001, both Middlefield and the bank exceeded the minimum risk-based and leverage capital ratio requirements. Middlefield's Total risk-based, Tier I risk-based and Tier I leverage ratios were 18.10%, 16.85%, 10.38%, and the bank's were 17.29%, 16.03%, 9.99%, respectively, at March 31, 2001.


         NEW ACCOUNTING PRONOUNCEMENTS. Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), as amended by Financial Accounting Standards Board Statement No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement No. 133" (Statement No. 138), is effective in 2001. It requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect Middlefield's financial position or results of operations.

         In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on Middlefield's financial position or results of operations.

         IMPACT OF INFLATION AND CHANGING PRICES. Middlefield's consolidated financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Because the primary assets and liabilities of Middlefield and the bank are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the bank. See "Quantitative and Qualitative Disclosures About Market Risk."

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. Like other financial institutions, the bank is subject to interest rate risk. The bank's interest-earning assets could mature or reprice more rapidly than or on a different basis from its interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining interest rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, that asset/liability structure will result in lower net interest income in periods of declining interest rates.

         Interest rate sensitivity, or interest rate risk, relates to the effect of changing interest rates on net interest income. Interest-earning assets with interest rates tied to the prime rate for example, or that mature in relatively short periods of time, are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be repriced in a discretionary manner, or that mature in relatively short periods of time, are also considered interest-rate sensitive. The differences between interest-sensitive assets and interest-sensitive liabilities over various time horizons are commonly referred to as sensitivity gaps. As interest rates change, a sensitivity gap will have either a favorable effect or an adverse effect on net interest income. A negative gap -- with liabilities repricing more rapidly than assets -- generally should have a favorable effect when interest rates are falling, and an adverse effect when rates are rising. A positive gap -- with assets repricing more rapidly than liabilities -- generally should have the opposite effect: an adverse effect when rates are falling and a favorable effect when rates are rising.

         Middlefield and the bank have no financial instruments entered into for trading purposes. Interest rates change daily on federal funds purchased and sold. Federal funds are therefore the most sensitive to the market and have the most stable fair values. Loans and deposits tied to indices such as the prime rate or federal discount rate are also market sensitive, with stable fair values. The least sensitive instruments include long-term, fixed-rate loans and securities and fixed-rate savings deposits, which have the least stable fair value. Management of maturity distributions of assets and liabilities between these extremes is as important as the balances maintained. Management of maturity distributions involves matching interest rate maturities as well as principal maturities, and it influences net interest income significantly. In periods of rapidly changing interest rates, a negative or positive gap can cause major fluctuations in net interest income and earnings. Managing asset and liability sensitivities to enhance growth regardless of changes in market conditions is one of the objectives of the bank's asset/liability management strategy.

         Evaluating the bank's exposure to changes in interest rates is the responsibility of the Asset/Liability Committee, a committee of bank directors and officers. The members of the committee are Director Hunter (who serves as Chairman) and Directors Caldwell, Frank, and Hasman. Officers serving on the committee are Mr. Heslop, Mr. Stacy, Ms. Johnson, and Ms. Hetrick. The Asset/Liability Committee assesses both the adequacy of the management process used to control interest rate risk and the quantitative level of exposure, ensuring that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at appropriate levels. Evaluating the quantitative level of interest rate risk exposure requires assessment of existing and potential effects of changes in interest rates on the bank's financial condition, including capital adequacy, earnings, liquidity and asset quality.

         The bank uses an asset/liability model to support its balance sheet strategies. The bank uses gap analysis, net interest income simulations and the economic value of equity to measure its interest rate risk. The table below illustrates the maturities or repricing of the bank's assets and liabilities at December 31, 2000, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate.

                                                                              MATURING OR REPRICING PERIODS
                                                        -------------------------------------------------------------------------
                                                        WITHIN 3          4 - 12          1 - 5          OVER 5
          (Dollars in thousands)                         MONTHS           MONTHS          YEARS           YEARS           TOTAL
                                                        ---------       ---------       ---------       ---------       ---------
INTEREST-EARNING ASSETS:
   Interest-bearing deposits in other institutions      $   2,223       $      26       $      --       $      --       $   2,249
   Investment securities..........................          2,485           6,635          18,714           2,753          30,587
   Commercial and industrial loans (1)............          5,572           7,598           4,617           3,721          21,508
   Real estate construction loans (1).............            366           1,476             353             373           2,568
   Real estate mortgage loans (1).................         16,946          21,822          53,231          14,214         106,213
   Consumer installment loans (1).................            715           1,370           1,866           1,064           5,015
                                                        ---------       ---------       ---------       ---------       ---------
         Total interest-earning assets............      $  28,307       $  38,927       $  78,781       $  22,125       $ 168,140
                                                        ---------       ---------       ---------       ---------       ---------
INTEREST-BEARING LIABILITIES:
   Interest-bearing demand........................      $     917       $     612       $   1,223       $   3,364       $   6,116
   Money market...................................          3,665             945             533           3,985           9,128
   Savings........................................          4,839           3,226           6,452          17,744          32,261
   Time...........................................         12,474          36,767          27,264              --          76,505
   Short-term borrowings..........................            543              --              --              --             543
   Other borrowings...............................             69           2,207           7,104             482           9,862
                                                        ---------       ---------       ---------       ---------       ---------
         Total interest-bearing liabilities ......      $  22,507       $  43,757       $  42,576       $  25,575       $ 134,415
                                                        ---------       ---------       ---------       ---------       ---------
Interest sensitivity gap..........................      $   5,800       $  (4,830)      $  36,205       $  (3,450)      $  33,725
                                                        =========       =========       =========       =========       =========
Cumulative interest sensitivity gap...............      $   5,800       $     970       $  37,175       $  33,725
Cumulative interest sensitivity gap
   as a percent of total assets...................         3.29 %          0.55 %         21.06 %         19.11 %

(1) For purposes of the gap analysis, loans are not reduced by the allowance for loan losses and nonperforming loans.

         The bank's policy is that the one-year cumulative interest rate sensitivity gap should generally be within a range of negative 20% to positive 20%. As the table above shows, the one-year gap was within this range as of December 31, 2000, with a positive one-year gap of 0.55%. The cumulative gap at December 31, 2000 is due principally to fixed-rate securities and loans in the "over one year to five years" and "over five years" categories to maximize yield on assets.

         One way to minimize interest rate risk is to maintain a balanced or matched interest-rate sensitivity position. However, profits are not always maximized by matched funding. To increase net interest income, the bank selectively mismatches asset and liability repricing to take advantage of short-term interest rate movements. The magnitude of the mismatch depends on a careful assessment of the risks presented by forecasted interest rate movements. The risk inherent in such a mismatch, or gap, is that interest rates may not move as anticipated.

         Interest rate risk exposure is reviewed in quarterly meetings of the Asset/Liability Committee. At each meeting, guidelines are established for the following quarter and longer term exposure. Risk is mitigated by matching maturities or repricing more closely. The bank does not use derivative financial instruments to manage interest rate risk.

         Limitations are inherent in any method of measuring interest rate risk. Actual results can differ significantly from simulated results if, for example, market conditions and management strategies vary from the assumptions used in the analysis. The static "gap" analysis is based on assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals experienced by the bank after a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Adjustable-rate loans, for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of some assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish after an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.

         Middlefield's use of a simulation model to better measure the impact of interest rate changes on net interest income is incorporated into the risk management process to effectively identify, measure, and monitor Middlefield's risk exposure. Interest rate simulations using a variety of assumptions are employed by Middlefield to evaluate its interest rate risk exposure. A shock analysis at December 31, 2000 indicated that a 200 basis point movement in interest rates in either direction would have had a minor impact on Middlefield's anticipated net interest income and the market value of assets and liabilities over the next 12 months, well within Middlefield's ability to manage effectively.





                                   PROPERTIES
         The bank's offices are:

LOCATION                               COUNTY             OWNED/LEASED                   OTHER INFORMATION
-----------------------------    -------------------    ----------------   ---------------------------------------------
MAIN OFFICE:
15985 East High Street                 Geauga                owned
Middlefield, Ohio 44062-1666

BRANCHES:
West Branch                            Geauga                owned
15545 West High Street
Middlefield, Ohio

Garrettsville Branch
8058 State Street                      Portage               owned
Garrettsville, Ohio

Mantua Branch                          Portage               leased        three-year lease expiring November 16, 2001, with
10519 South Main Street                                                    option to renew for eight consecutive three-year
Mantua, Ohio                                                               terms

Chardon Branch                         Geauga                owned         under construction, expected to open by the end of
348 Center Street                                                          2001, total anticipated cost of approximately
Chardon, Ohio                                                              $676,000


         At December 31, 2000 the net book value of the bank's investment in premises and equipment totaled $5.4 million.

         The bank's electronic data processing functions are performed under contract with an electronic data processing services firm that performs services for financial institutions throughout the Midwest.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The table below shows the beneficial ownership of Middlefield common stock as of June 8, 2001 by


         o each director of Middlefield and each executive officer identified in the Summary Compensation Table below, and

         o all directors and executive officers of Middlefield as a group.

         To the best of Middlefield's knowledge, no person owns beneficially more than 5% of Middlefield's outstanding common stock. For purposes of this table, a person is considered to beneficially own any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, voting power and investment power are exercised solely by the person named in the table or shared with members of his or her household. Shares deemed to be outstanding for purposes of computing "Percent of Common Stock" are calculated on the basis of 1,102,954 shares issued and outstanding, plus the number of shares a person or group has the right to acquire within 60 days.



                                                                                                  SHARES
                                                                                                ACQUIRABLE
                                                                                                 WITHIN 60         PERCENT
                                                                               SHARES             DAYS BY            OF
                                                                            BENEFICIALLY        EXERCISE OF        COMMON
DIRECTORS AND NAMED EXECUTIVE OFFICERS                                          OWNED           OPTIONS (1)         STOCK
------------------------------------------------------------------------    -------------    ----------------   -----------
Thomas G. Caldwell, Director, President and Chief Executive Officer.....        8,800 (2)          1,000              (9)
Richard T. Coyne, Director..............................................        1,138 (3)          1,000              (9)
Frances H. Frank, Director..............................................        6,564 (4)          1,000              (9)
Thomas C. Halstead, Director............................................        8,226 (5)          1,000              (9)
George F. Hasman, Director..............................................        5,570              1,000              (9)
James R. Heslop, II, Executive Vice President...........................          520 (6)            500              (9)
Donald D. Hunter, Director and Chairman of the Board....................       14,896 (7)          1,000            1.4 %
Martin S. Paul, Director................................................           20              1,000              (9)
Donald E. Villers, Director.............................................        7,130 (8)          1,000              (9)
                                                                            -------------     ----------          -------
All Middlefield directors and executive officers as a group (15 persons)       54,833              9,300            5.8 %
                                                                            =============     ==========          =======


(1) Options granted under Middlefield's 1999 Stock Option and Incentive Plan. Options granted under the Plan have a term of ten years, vesting and becoming exercisable one year after the date of grant.
(2) Includes 100 shares held by Mr. Caldwell as custodian for his minor children.
(3) Includes 80 shares held by Mr. Coyne as custodian for his grandchildren.
(4) Includes 3,786 shares held by Mrs. Frank's spouse. Mrs. Frank disclaims beneficial ownership of shares held by her spouse.
(5)      Includes 2,722 shares held by Mr. Halstead's spouse and her trust.
(6) Includes 120 shares held by Mr. Heslop as custodian for his minor children.
(7) Includes 7,210 shares held in trust by Mr. Hunter's spouse and 462 shares held by First United Methodist Church, for which Mr. Hunter acts as Trustee. Mr. Hunter disclaims beneficial ownership of shares held in trust by his spouse.
(8) Includes 4,906 shares held jointly by Mr. Villers with his spouse and children and 614 shares held by Mr. Viller's spouse.
(9)      Does not exceed 1%.

                        DIRECTORS AND EXECUTIVE OFFICERS

         DIRECTORS. Under Article III, Section 2 of Middlefield's Regulations, the board may consist of no fewer than five and no more than 25 directors. The precise number of directors may be fixed from time to time within that range by the board, or by a majority vote of stockholders acting at an annual meeting. The number of directors is currently fixed at 8, divided into two classes of four directors serving staggered two-year terms. All eight Middlefield directors are currently serving as directors of the bank also. However, bank directors are elected annually and do not serve staggered terms.

         Except as may be noted, there are no family relationships among any of Middlefield's directors or executive officers. No director was selected or serves under any arrangement or understanding with any other person. Except as may be disclosed, none of Middlefield's directors and executive officers serves as a director of (1) any company that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (2) any investment company registered under the Investment Company Act of 1940. None of Middlefield's directors or executive officers have been involved in any legal proceedings concerning bankruptcy, either individually or in respect of any businesses with which they have been involved. None of them have been convicted of any crime, excluding traffic violations and similar minor offenses.

                                                   CURRENT
                                      DIRECTOR      TERM
DIRECTORS                     AGE      SINCE       EXPIRES             PRINCIPAL OCCUPATION IN THE LAST 5 YEARS
-------------------------     ---      -----       -------    ----------------------------------------------------------
Thomas G. Caldwell.......     43        1997        2001      Mr. Caldwell is President and Chief Executive Officer of Middlefield
President and CEO                                             and the bank. Mr. Caldwell served as Vice President of Middlefield until October 2000, when he became its President and CEO as well

Richard T. Coyne.........     65        1997        2001      Mr. Coyne is the General Manager of Jaco Products, a production plastics component manufacturer located in Middlefield, Ohio. He is also President and a Trustee of the Geauga Park District Foundation,
                                                              Geauga County, Ohio

Donald D. Hunter.........     72        1977        2001      Mr. Hunter serves as Chairman of the Board of each of Middlefield
Chairman of the Board                                         and the bank. He is co-owner of H&H Hardware, Inc. in Middlefield,
                                                              Ohio

Martin S. Paul...........     57        1998       2002 *     Mr. Paul is Vice President of Paul's Lumber in Garrettsville, Ohio.
                                                              He is also a Trustee of Ohio Northern University in Ada, Ohio, a
                                                              Trustee of Robinson Memorial Hospital Foundation in Ravenna, Ohio
                                                              and President and Trustee of Hiram Community Trust in Hiram, Ohio

George F. Hasman.........     75        1989       2002 *     Mr. Hasman was President of Middlefield until October 2000, but he did not serve on a full-time basis. He previously served as Chairman and President of The Twinsburg Banking Company, which was sold to FirstMerit Corporation in 1982

Donald E. Villers........     67        1987       2000 *     Mr. Villers is retired, having previously served as a superintendent with Copperweld Steel, from which he retired after 31 years of service. Mr. Villers has been a Township Trustee of Parkman
                                                              Township in Geauga County, Ohio since 1988

Frances H. Frank.........     53        1995       2000 *     Mrs. Frank is the Secretary and Treasurer of The Frank Agency, Inc.,
                                                              a general insurance agency located in Middlefield, Ohio

Thomas C. Halstead.......     69        1988       2000 *     Mr. Halstead is co-owner of Settlers Farm, a retail shopping area located in Middlefield, Ohio. He previously was owner of Settlers
                                                              Collections, a retail gift outlet


* Recent Board Reconstitution. Until the 2000 annual meeting held in May 2000 and a special meeting of stockholders held in June 2000, Middlefield's eight directors were divided into three classes serving three-year terms. Under Ohio law, a board having fewer than nine directors cannot be classified in this manner. Since adoption of new Articles of Incorporation at the 2000 annual meeting and new Regulations at the June 2000 special meeting, the board has been divided into two classes serving two-year terms.

         Directors Paul and Hasman were last elected by stockholders at the 1999 annual meeting. At that meeting, they were elected to serve until 2002 or until their successors are elected and qualified. Directors Frank, Halstead and Villers were last elected by stockholders at the 1997 annual meeting, for three-year terms ending at the 2000 annual meeting or upon election and qualification of their successors. Successors were not elected and qualified at the 2000 annual meeting. Directors Frank, Halstead and Villers have therefore continued to serve as Middlefield directors.

         The previous governing documents of Middlefield replaced by stockholder vote at the 2000 annual meeting and the June 2000 special meeting seriously complicated Middlefield's corporate governance, and on the subject of board size and composition and director terms they were unworkable, in Middlefield's opinion. Middlefield's effort to obtain stockholder approval at the 2000 annual meeting for reconstitution of its board -- at the same time Middlefield separately proposed new Articles of Incorporation and new Regulations -- was not successful. Instead, stockholders approved new Articles of Incorporation only, which required approval of at least 75% of Middlefield's outstanding shares. By contrast, the separate board-reconstitution proposal and the separate proposal to adopt new Regulations required approval of at least 80% of Middlefield's outstanding shares, but slightly less than 80% voted in favor. Directors nominated for election as part of the board-reconstitution proposal therefore were not elected at the 2000 annual meeting, and the new Regulations proposed for adoption at the 2000 annual meeting were not approved.

         But the new Articles of Incorporation that stockholders did approve changed the approval requirement for new or amended Regulations from 80% to a majority (provided the board first approves the new or amended regulations; otherwise, two-thirds approval would be necessary). Therefore, Middlefield again submitted new Regulations for stockholder approval at the June 2000 special meeting, and the new Regulations were adopted by majority vote of stockholders at that later meeting. With new governing documents that more readily accommodate changes in board composition, Middlefield expects to complete at its May 9, 2001 annual meeting the transition begun last summer from a three-class board to a two-class board by proposing that all directors be nominated for new or changed terms at the 2001 annual meeting. At the 2001 annual meeting, Directors Caldwell, Coyne, Hunter and Paul will stand for election to the class whose term expires at the 2003 annual meeting. Directors Frank, Halstead, Hasman and Villers will stand for election at the 2001 annual meeting to the class whose term expires at the 2002 annual meeting initially, and thereafter every second year.


         Board Committees and Meeting Attendance. The only committees of Middlefield's board are the Compensation Committee and the Audit Committee. The members of the Compensation Committee of Middlefield and the bank's compensation committee are Directors Villers (who acts as chairman of the committee), Frank, Halstead, and Paul. The Compensation Committee establishes the compensation of the senior executive officers of Middlefield and the bank. The Compensation Committee held two meetings in 2000. Neither Middlefield nor the bank has a board nominating committee. The full board acts as a nominating committee, selecting nominees for election as director.

         The members of Middlefield's Audit Committee and the bank's audit committee are Directors Hasman (who acts as chairman of the committee), Halstead and Coyne. The Audit Committee is charged with examining or superintending the examination or audit of assets, liabilities and results of operations on at least an annual basis, reporting the results thereof to the board. The bank's audit committee held four meetings in 2000. Middlefield's board organized a separate audit committee in the second quarter of 2001.


         Middlefield and the bank believe that none of the directors who serve on the Audit Committee have a relationship with Middlefield or the bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is or has for the past three years been an employee of Middlefield or the bank, and no immediate family members of any of them is or has for the past three years been an executive officer of Middlefield or the bank. Although certain of the directors and their affiliates are indebted to the bank for credit extended in the ordinary course of business, payments made by them to Middlefield or the bank in the past three years have not in any of those years exceeded the greater of 5% of the affiliates' revenues or $200,000. In the opinion of Middlefield's board and the bank's board the directors who serve on the Audit Committee are "independent directors," as that term is defined in Rule 4200(a)(14) of the rules of the National Association of Securities Dealers, Inc.


         Middlefield's board held 14 meetings in 2000, and the bank's board held 40 meetings. The individuals who served in 2000 as directors of the bank and Middlefield attended at least 75% of (1) the total number of meetings of the board of each of Middlefield and the bank and (2) the total number of meetings held by all committees on which he or she served.


         Director Compensation. In 2000, each bank director received monthly compensation of $1,050, less $100 for each board meeting not attended. The Chairman of the Board received additional annual compensation of $2,400 paid by Middlefield. Middlefield directors receive compensation of $200 for each meeting attended. Directors who serve on the bank's Compensation, Audit and Asset/Liability Committees earned additional compensation of $200 for each committee meeting attended. Under Middlefield's 1999 Stock Option Plan, options to acquire 1,000 shares of Middlefield common stock were granted effective June 14, 1999 to each Middlefield director who was not also a full-time officer or employee of Middlefield or the bank. The exercise price of those options is $31.75 per share. The 1999 Stock Option Plan provides for an automatic grant of options on similar terms to any other nonemployee director elected or appointed after the May 12, 1999 adoption of the 1999 Stock Option Plan but during the term of the plan. In December 2000 each of Middlefield's seven non-employee directors received an additional grant of options to acquire 390 shares, exercisable at $24 per share.

         Directors are also entitled to life insurance benefits under the bank's group term life insurance program, paying benefits of $30,000 (or $15,000 in the case of Directors Hasman and Hunter) to the director's beneficiaries if the director dies while in service to the bank.

                              EXECUTIVE OFFICERS

         The executive officers of Middlefield and the bank who do not also serve as Middlefield directors are:

NAME                                 AGE       PRINCIPAL OCCUPATION IN THE LAST 5 YEARS
-------------------------------    --------    -------------------------------------------------------------------------
Jay P. Giles...................       51       Mr. Giles is Senior Vice President-- Senior Commercial Lender. He joined the bank in
                                               September 1998, having previously served as Vice President and Senior Commercial
                                               Lender at Huntington National Bank in Burton, Ohio since 1985

NAME                               AGE     PRINCIPAL OCCUPATION IN THE LAST 5 YEARS
-------------------------------    ---     -------------------------------------------------------------------------
James R. Heslop, II............     47     Executive Vice President of The Middlefield Banking Company since 1996, Mr. Heslop became Executive Vice President and Chief Operating Officer of Middlefield on October
                                           30,2000. He became a director of the bank in July 1999. From July 1993 until joining the bank in April 1996, Mr. Heslop was a director, President and Chief Executive Officer of First County Bank in Chardon, Ohio, an institution with over $40 million total assets.
                                           First County Bank is an affiliate of FNB Corporation of Hermitage, Pennsylvania

Teresa M. Hetrick..............     37     Ms. Hetrick is Senior Vice President -- Operations/Administration. Ms. Hetrick served as Vice President and Secretary of First County Bank in Chardon, Ohio before joining the bank in December 1996

Jack L. Lester.................     55     Mr. Lester is Vice President -- Compliance and Security Officer. He joined the bank in
                                           August 1990 as a loan officer and has served in his current position since 1991

Nancy C. Snow..................     66     Ms. Snow is Vice President, Secretary and Branch Manager. She has been with the bank since 1979, and has served in her current capacities since the mid-1980s

Donald L. Stacy................     47     Mr. Stacy joined the bank in August 1999 and serves as its Chief Financial Officer. On
                                           October 30, 2000 he was appointed as the Treasurer and Chief Financial Officer of
                                           Middlefield. He previously served for twenty years with Security Dollar Bank and
                                           Security Financial Corp. in Niles, Ohio, where he was Senior Vice President and
                                           Treasurer

Alfred F. Thompson, Jr.........     41     Mr. Thompson is Vice President -- Senior Retail Lender. Mr. Thompson has been with the bank since March 1996. He was promoted from loan officer to Assistant Vice
                                           President in 1997, and promoted again to his current position in July 1998. Before joining the bank, Mr. Thompson served as Loan Officer in the Small Banking Group of
                                           National City Bank, Northeast


                             EXECUTIVE COMPENSATION

         The following table shows compensation for services in all capacities for the fiscal years ended December 31, 2000, 1999, and 1998 for the President and Chief Executive Officer and for any other executive officer whose compensation exceeded $100,000 during 2000, including salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                             -------------------------------------
                                           Annual Compensation                        Awards               Payouts
                                 ----------------------------------------    -------------------------     -------
                                                                                ($)             (#)
                                                                ($)          Restricted     Securities      ($)           ($)
Name and                            ($)          ($)        Other Annual       Stock        Underlying      LTIP       All Other
Principal Position      Year     Salary(1)     Bonus(2)   Compensation(3)      Awards         Options      Payouts   Compensation(4)
------------------      ----     ---------     --------   ---------------      ------         -------      -------   ---------------
Thomas G. Caldwell      2000     $118,300      $     0          (3)              --            2,500         --          $9,823
President and Chief     1999     $110,456      $19,977          (3)              --            1,000         --          $9,733
Executive Officer       1998     $101,626      $ 7,902          (3)              --               --         --          $9,342

James R. Heslop, II     2000     $102,750      $     0          (3)              --            2,500         --          $1,354
Executive Vice          1999     $ 87,784      $19,658          (3)              --              500         --          $1,086
President               1998     $ 74,077      $ 6,686          (3)              --               --         --          $  741


(1) Includes amounts deferred at the election of the named executive officers pursuant to the 401(k) plan. Also includes fees for service as a director of Middlefield or the bank.
(2) Represents profit sharing distributions and, in 1999 only, a $17,691 cash bonus paid to each of Messrs. Caldwell and Heslop.
(3) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.
(4) Represents matching contributions under the bank's 401(k) plan and, for Mr. Caldwell, the $6,700 dollar value of insurance premiums paid in each of 1998, 1999 and 2000. Mr. Caldwell's 401(k) plan matching contribution in 2000 was $3,123, and Mr. Heslop's was $1,354.

         Director George F. Hasman held the title of President until October 2000, but he did not serve as a full-time officer or employee. Mr. Hasman did not receive compensation in his capacity as President. Instead, his compensation was limited solely to the compensation he received as a director. In his capacity as a director, Mr. Hasman was granted in 1999 an option to acquire 1,000 shares of Middlefield common stock. The option is currently exercisable in full, at the exercise price of $31.75 per share. In December 2000 he received an option to acquire an additional 390 shares of Middlefield common stock, exercisable at $24 per share.

         Life Insurance. Mr. Caldwell is the owner of a life insurance policy for which The Middlefield Banking Company pays an annual premium of $6,700. Issued in October 1995, the policy provides for an initial death benefit of $250,000, increasing over time. Under a separate collateral assignment agreement, Mr. Caldwell has assigned his interest in the policy to the bank as security for the bank's interest in the policy death benefits. At Mr. Caldwell's death, the bank will be reimbursed for premiums paid. Mr. Caldwell's beneficiaries will receive the remainder of the policy death benefits.

         Bank officers have life insurance benefits under a group term life insurance program, paying benefits to the officer's beneficiaries if the officer dies while employed by the bank, up to the lesser of (1) twice the officer's annual salary at the time of death or (2) $240,000.

         Stock Option Plan. Middlefield's 1999 Stock Option Plan provides for the grant of options to acquire a maximum of 114,866 shares of common stock. Options granted under the plan can be either incentive stock options or non-qualified stock options. Options to acquire 20,980 shares of Middlefield common stock were issued and outstanding as of April 11, 2001. The 1999 Stock Option Plan also allows for the grant of stock appreciation rights, restricted stock and performance unit awards, but the only grants made under the plan so far are stock option grants.

         Under the stock option plan, qualified stock options -- also commonly known as incentive stock options or ISOs -- may be granted to Middlefield's or the bank's officers and employees, and non-qualified stock options may be granted to directors, officers and employees. No one individual may be granted options to acquire more than 20% of the total shares acquirable by exercise of options that may be granted under the plan. Similarly, all non-employee directors as a group may be granted options to acquire no more than 20% of the total shares acquirable by exercise of options that may be granted under the plan. The stock option plan has a ten-year term, and it provides that options to acquire no more than 10% of the total shares acquirable under the plan may be granted in any one year. The plan is administered by a committee of at least 2 directors.

         A qualified stock option, or incentive stock option, is an option that satisfies the terms of Section 422 of the Internal Revenue Code of 1986. All other options granted under the stock option plan are non-qualified options. All options granted to officers and employees under the plan to date are incentive stock options, and all options granted to non-employee directors are non-qualified options. The exercise price of incentive stock options must be no less than the fair market value of the shares on the date of grant (or 110% of fair market value in the case of any incentive stock option grant to a holder of more than 10% of Middlefield's common stock), and the exercise price of non-qualified stock options must be no less than book value at the end of the most recent fiscal year.

         The committee administering the stock option plan determines the vesting schedule of stock options. All stock options granted to date become fully exercisable one year after the date of grant. Options granted under the plan are not transferable except by will or the laws of descent and distribution, and are exercisable during the option grantee's lifetime by the option grantee only. Exercisable options not exercised within three months after termination of the option holder's service expire, except in the case of the option holder's death, in which case they expire after one year. If the option holder's service is terminated for cause, all of his options expire immediately. However, unexercisable options become fully exercisable if a tender offer for Middlefield common stock occurs or if Middlefield's stockholders approve an agreement whereby Middlefield ceases to be an independent, publicly owned company or whereby Middlefield agrees to sale of substantially all of its assets.

         The following table shows stock option grants in 2000 to the individual(s) named in the Summary Compensation Table.

                                 NUMBER OF         PERCENT OF
                                SECURITIES        TOTAL OPTIONS     EXERCISE
                                UNDERLYING         GRANTED TO        OR BASE
                              OPTIONS GRANTED       EMPLOYEES       PRICE PER
NAME                              IN 2000            IN 2000          SHARE         EXPIRATION DATE
--------------------------   -----------------    -------------    -----------    -------------------
Thomas G. Caldwell........         2,500                 28.6 %    $     24.00    December 11, 2010
James R. Heslop, II.......         2,500                 28.6 %    $     24.00    December 11, 2010


         The following table shows the number of shares of Middlefield common stock acquired during 2000 or acquirable upon exercise of options by the individuals named in the Summary Compensation Table. The table also indicates the extent to which the options were exercisable at December 31, 2000, as well as the approximate value of the options based on the estimated fair market value of Middlefield common stock on December 31, 2000.

                                                             SECURITIES UNDERLYING UNEXERCISED   VALUE OF IN-THE-MONEY OPTIONS AT
                                                                 OPTIONS AT FISCAL YEAR END            FISCAL YEAR END (1)
                       SHARES ACQUIRED                         ------------------------------    -------------------------------
NAME                     ON EXERCISE       VALUE REALIZED      EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
--------------------   ----------------   -----------------    ------------    --------------    ------------    ---------------
Thomas G. Caldwell..          0                  --               1,000            2,500            $   0             $  0
James R. Heslop, II.          0                  --                500             2,500            $   0             $  0

(1) None of the stock options held by Mr. Caldwell or Mr. Heslop was "in-the-money" at year end, and the value of their stock options is therefore shown as zero. In general, a stock option is "in-the-money" when the stock's market value exceeds the option exercise price. Value of unexercised options equals the estimated fair market value of a share acquirable upon exercise of an option at December 31, 2000, less the exercise price per share, multiplied by the number of shares acquirable upon exercise of the options. The stock options granted to Mr. Caldwell and Mr. Heslop in 1999 are exercisable at the price of $31 per share, and the options granted to them in 2000 have an exercise price of $24 per share. Middlefield common stock is not actively traded and is not authorized for quotation or trading on any exchange or on Nasdaq. Solely for purposes of the table and for no other purpose, Middlefield estimated the per share market value of Middlefield common stock on December 31, 2000 as $24. This is an estimate only and does not necessarily reflect actual transactions in Middlefield common stock. The estimate does not necessarily reflect the price stockholders could obtain upon sale of their stock or the price at which shares of Middlefield common stock may be acquired. The estimate should not be taken to represent management or the board's estimate of the intrinsic value or appropriate market value of the common stock.

         Retirement Plan. The bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the bank who have more than one year of service. The bank's contribution to the plan is based on 50% matching of voluntary contributions, up to 6% of compensation. An eligible employee may contribute up to 15% of his or her salary. Employee contributions are vested at all times. Bank contributions are fully vested after 6 years, vesting in 20% annual increments beginning with the second year.

         Employment and Severance Agreements. Neither the bank nor Middlefield has written employment agreements with officers. But on October 8, 1996 Middlefield and the bank entered into severance agreements with Thomas G. Caldwell and James R. Heslop, II. Although the severance agreements terminate when the executives reach age 65, the initial term of the agreement is three years, renewing each year for an additional one-year term unless the board determines that the executive has not met the requirements and standards of the board and that the term therefore will not be extended.

         The severance agreements provide that the executive will be entitled to severance compensation if two conditions are satisfied:

         1)       a change in control occurs during the agreement's term, and
         2) the executive is involuntarily terminated within one year after the change in control or the executive voluntarily terminates employment for "good reason" within one year after the change in control.

         The severance compensation will be paid in a lump sum in cash within 90 days after termination of the executive's employment. The amount of the severance compensation will equal 24 times the average monthly salary paid to the executive over the preceding five years. For this purpose, salary includes the executive's base salary, board fees and any other cash compensation required to be reported in the Summary Compensation Table. Middlefield and the bank have also agreed to pay legal fees incurred by the executives associated with the interpretation, enforcement, or defense of their rights under the severance agreements if Middlefield or the bank initiates the legal proceeding but the executive prevails.

         The term "change in control" can be defined in a variety of ways from one corporation to the next and from one benefit plan to the next. Under the severance agreements, a change in control means any of the following events occur --

         o Merger: Middlefield merges into or consolidates with another corporation, or merges another corporation into Middlefield, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Middlefield stockholders immediately before the merger or consolidation,

         o Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Middlefield's common stock,

         o Acquisition of Control of Middlefield: Middlefield's board determines (a) that a person has acquired the power to direct Middlefield's management or policies and (b) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act or the Change in Bank

                  Control Act and regulations thereunder. Under the Bank Holding Company Act and the Change in Bank Control Act, control is conclusively presumed to exist when an acquiror has 25% ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Bank Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone,

         o Change in Board Composition: during any period of two consecutive years, individuals who constituted Middlefield's or the bank's board at the beginning of the two-year period (including directors later elected by the board, or later nominated by the board for election by stockholders, by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period) cease for any reason to constitute at least a majority, or

         o Sale of Assets: Middlefield sells to a third party substantially all of its assets.

         If Mr. Caldwell or Mr. Heslop terminates employment for "good reason" within one year after a change in control, he will be entitled to severance benefits just as if he were terminated involuntarily and without cause. Under the severance agreements, "good reason" includes occurrence of any of the following events without the executive's written consent--

         o Change in Office or Position: a change in the executive's status, title, position or responsibilities that, in the executive's judgment, does not represent a promotion, or assignment to him of responsibilities that are, in his judgment, inconsistent with his status, title, position or responsibilities,

         o        Salary Reduction: a reduction in the executive's base salary,

         o Reduction of Benefits. The executive's benefits under employee benefit plans are materially reduced, or

         o Relocation of the Executive: the executive's principal place of employment is relocated outside of Middlefield, Ohio.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The bank has deposit and lending relationships with directors and officers of Middlefield, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features.


                                LEGAL PROCEEDINGS

         From time to time the bank is involved in various legal proceedings that are incidental to its business. In the opinion of management, no current legal proceedings are material to the financial condition of Middlefield or the bank, either individually or in the aggregate.


                  MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK


         COMMON STOCK. Middlefield had approximately 540 stockholders of record as of June 8, 2001. Middlefield common stock is traded very infrequently. Although there is no established market for the common stock, bid prices are quoted from time to time on the National Quotation Bureau's "pink sheets" under the symbol "MBCN." The last trade of which Middlefield is aware occurred on May 7, 2001 at $27.50 per share. The following table shows the high and low bid prices of and cash dividends paid on Middlefield common stock in 1999, 2000, and the first quarter of 2001, adjusted for stock splits and stock dividends. This does not reflect retail mark- up, mark-down or commissions and does not necessarily represent actual transactions.

                                                               CASH
                                                             DIVIDENDS
                               HIGH BID       LOW BID        PER SHARE
                              -----------   -----------    -------------
1999:
   First Quarter............  $    31.750   $    30.125    $       0.100
   Second Quarter...........  $    31.000   $    30.813    $       0.100
   Third Quarter............  $    31.000   $    30.000    $       0.100
   Fourth Quarter...........  $    31.000   $    30.000    $       0.200

2000:
   First Quarter............  $    31.000   $    30.000    $       0.100
   Second Quarter...........  $    32.500   $    31.000    $       0.110
   Third Quarter............  $    31.000   $    19.625    $       0.115
   Fourth Quarter...........  $    25.000   $    24.000    $       0.215

2001:
   First Quarter............  $    28.500   $    24.000    $       0.140


         DIVIDENDS. Middlefield's current policy is to maintain a cash dividend payout ratio of 25% to 35% of net earnings, adjusted for nonrecurring items. Because Middlefield is dependent on its bank subsidiary for earnings and funds necessary to pay dividends, the ability of Middlefield to pay dividends to its stockholders is subject to bank regulatory restrictions. See, "BUSINESS -- SUPERVISION AND REGULATION - Limits on Dividends and Other Payments."

         RESALES UNDER RULE 144 -- General Application of Rule 144. A person who resells securities acquired directly or indirectly from an issuer or its affiliate in a transaction or chain of transactions not involving a public offering could be deemed to be an underwriter of those securities. Securities acquired in this fashion from an issuer or an affiliate are defined in Rule 144 under the Securities Act of 1933 as "restricted securities." Registration of that person's offer and sale of restricted securities under the Securities Act of 1933 could be necessary, unless an exemption is available or unless the person is able to rely on the safe harbor from treatment as an underwriter provided by the Securities and Exchange Commission's Rule 144. Since Middlefield became the holding company for The Middlefield Banking Company in 1988, Middlefield has never undertaken a public offering of its securities.

         Resale of Restricted Securities. Rule 144 imposes a one-year holding period on restricted securities before they may be resold in reliance on the safe-harbor exemption of Rule 144. And if restricted securities are held for two years or more, the shares may be freely resold in reliance on Rule 144 without compliance with the terms of Rule 144 (summarized below), other than the provision of Rule 144 requiring that the shares be sold in unsolicited brokers' transactions. But this dispensation from the requirements of Rule 144 does not apply to resale of shares by affiliates or to resale of shares by persons who were affiliates at any time within three months before the resale.

         Resale of Shares by Affiliates. Offers and sales of shares by Middlefield affiliates are subject to registration under the Securities Act of 1933, unless an exemption is available, including the exemption provided by Rule
144. Defined in Rule 144(a), the term "affiliate" generally includes directors and executive officers of a company. An owner of more than 10% of a company's shares can be considered an affiliate too. In summary terms, compliance with Rule 144 requires satisfaction of the following conditions, in addition to a holding period for restricted securities:

         o CURRENT IN REPORTING OBLIGATION: under Rule 144(c), the issuer must have securities registered under Section 12 of the Securities Exchange Act of 1934, the issuer must have been subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 for at least 90 days immediately before the sale, and the issuer must have been in compliance with its reporting requirements under the Securities Exchange Act of 1934 for the 12 months preceding the proposed sale (or the period that the issuer has been required to file reports under Section 13, if less than 12 months),

         o VOLUME LIMITATION: the number of shares that may be sold in any 3-month period is limited to the greater of (1) 1% of the issuer's shares outstanding or (2) the average weekly trading volume during the four calendar weeks preceding the sale, and

         o MANNER OF SALE: the shares must be sold by a broker in a routine open market transaction that does not involve the solicitation of orders for purchase.

         When this Form 10 becomes effective, which Middlefield expects to occur in June 2001, Middlefield will have equity securities registered under Section 12 of the Securities Exchange Act of 1934, and Middlefield will thereafter be required to file reports under Section 13 of that act. Middlefield has not agreed to register the offer or sale of shares by any person. Although each stockholder is responsible to determine his or her own holding period for Middlefield common stock, Middlefield believes that most of its stockholders have held Middlefield common stock for the minimum one-year holding period of Rule 144(d). Stockholders who desire to sell their shares should consult their own counsel concerning any restrictions on sale that might apply under federal securities law. Stockholders who desire to sell their shares before Middlefield's securities have been registered under the Securities Exchange Act of 1934 for 90 days should consult their own counsel about whether information concerning Middlefield available under Rule 15c2-11 satisfies the public information requirement of Rule 144(c).


                            DESCRIPTION OF SECURITIES

         The rights of Middlefield stockholders are governed by Middlefield's Second Amended and Restated Articles of Incorporation, its Regulations, and by the Ohio General Corporation Law. The following discussion of important stockholder rights is merely a summary. It does not necessarily contain all of the information that is important to you. You should read the Second Amended and Restated Articles of Incorporation and Regulations of Middlefield, which are included as exhibits to this registration statement. See, "WHERE TO FIND MORE INFORMATION."


COMMON STOCK          5,000,000 shares of common stock authorized

                      Authorized shares generally may be issued and sold without further stockholder action, provided that the issuance and sale is made in compliance with the corporate governance documents of Middlefield and the Ohio General Corporation Law. Stockholder approval may be required in certain cases under the Ohio General Corporation Law, for example if 16.7% or more of a corporation's shares are issued in a merger

PAR VALUE             No par value shares

PREEMPTIVE            No preemptive rights
RIGHTS

CUMULATIVE            No cumulative voting rights
VOTING

DIRECTORS             Article III, Section 2(a) of the regulations provides for
                      at least 5 but no more than 25 directors. The precise number of directors is fixed from time to time by the board, or by stockholders acting at an annual meeting

CLASSIFIED            Under Article III, Section 2(b) of the regulations,
BOARD                 directors will be (a) elected annually and not divided
                      into classes if there are fewer than 6 directors,
                      (b) divided into two classes serving two-year terms if there are six or more -- but fewer than 9 -- directors, and (c) divided into three classes serving three-year terms if there are 9 or more directors

DIRECTOR              Although Ohio General Corporation Law Section 1701.58(D)
REMOVAL               provides that stockholders may remove any or all of the
                      directors with or without cause by the vote of the holders of a majority of the voting power entitled to elect directors, Article III, Section 5 of the regulations provides that directors may be removed solely for good cause

VOTING RIGHTS         Holders of common stock are entitled to one vote per share on any matter submitted to a vote of stockholders


DIVIDENDS             The holders of common stock are entitled to receive
                      ratably dividends, if any, as may be declared from time to time by the board out of funds legally available therefor.
                      Under Ohio General Corporation Law Section 1701.33(C), a corporation may not pay a dividend when the corporation is insolvent or if there are reasonable grounds to believe that it will become insolvent as a result of the dividend

                      Dividends and distributions are also subject to bank regulatory restrictions. See, "BUSINESS -- SUPERVISION AND REGULATION -- Limits on Dividends and Other Payments."

SHARE                 As authorized by the board, except that a corporation may
REPURCHASES           not repurchase its shares (a) if immediately thereafter
                      the corporation's assets would be less than its liabilities and stated capital, or (b) if the corporation is insolvent or if there are reasonable grounds to believe that it will become insolvent as a result of the share repurchase

AMENDMENT OF          Amendment of Middlefield's articles of incorporation
GOVERNING             generally requires the approval of a majority of shares
DOCUMENTS             issued and outstanding and entitled to vote, but
                      approval of two thirds is necessary if the amendment has to do with the Business Combination provisions of Article Sixth. See "-- Changes in Control," below.

                      According to Article Seventh of Middlefield's articles of incorporation, amendment of Middlefield's regulations generally requires the approval of a majority of shares issued and outstanding and entitled to vote, or two thirds of the voting shares if the board has not first approved the proposed amendment

INDEMNIFICATION       Article VIII of the regulations provides that directors,
AND LIMITATIONS       officers and employees shall be indemnified to the full
ON LIABILITY          extent permitted by law

                      Middlefield also may purchase insurance covering actions of directors, officers and employees

SPECIAL               Special meetings may be called by the Chairman of the
MEETINGS OF           Board or the President, by the Board acting at a meeting,
STOCKHOLDERS          by a majority of directors acting without a meeting or by
                      stockholders who together hold at least 25% of the shares outstanding and entitled to vote

STOCKHOLDER           Regulations Article III, Section 4 provides that
NOMINATIONS           stockholder nominations for director, and regulations
AND                   Article I, Section 8 provides that stockholder proposals
STOCKHOLDER           for business to be acted on at an annual meeting, must be
PROPOSALS             made in writing within a range of 60 to 120 days before
                      the corporation mails its proxy statement for the annual meeting, based on the date of mailing in the preceding year

ANTITAKEOVER          Provisions of Middlefield's governing documents that could
PROVISIONS            have an antitakeover effect include the following:
                      o     the board's ability to issue authorized but unissued
                            shares of common stock without further stockholder action
                      o     the restrictions in the regulations on stockholder
                            proposals and stockholder nominations for director
                      o     classified board of directors; no cumulative voting
                      o     the articles of incorporation and regulations may be
                            amended by majority vote, but a higher voting threshold (2/3) applies if the board does not first approve the amendment
                      o     directors may be removed solely for good cause
                      o     the Business Combination provisions in Article Sixth
                            of the articles of incorporation, discussed in " -- Changes in Control" below

         CHANGES IN CONTROL. Middlefield's articles of incorporation and regulations contain a number of provisions that could have the effect of delaying or making more difficult or costly an attempt to acquire control of Middlefield.

         Authorized but Unissued Shares. Authorized but unissued shares of Middlefield common stock may be issued by the board without further stockholder approval. When in the judgment of the board the action is in the best interest of stockholders and Middlefield, the authorized but unissued common stock could be used by the board for the purpose or with the effect of creating impediments to or frustrating the attempts of persons seeking to gain control of Middlefield. As a means to oppose a hostile takeover bid, unissued shares of common stock could be privately placed by Middlefield with purchasers selected by the board. The issuance of new shares could be used by Middlefield to dilute the stock ownership of a person or entity seeking to obtain control, if the board considers the change in control to be not in the best interests of stockholders and Middlefield. Authorized but unissued capital stock could discourage unsolicited takeover attempts, and could be used to delay or prevent a change in control. This could frustrate stockholders' desire to receive the premium for stock that is commonly paid in changes in control.

         Director Nominations and Other Business Proposed for Stockholders' Consideration. Article I, Section 8 of Middlefield's regulations require that notice in writing of proposed stockholder nominations for the election of directors and proposals for stockholder action be timely given before an annual meeting. To be timely, the stockholder's notice must be received by Middlefield's Secretary at least 60 days -- but no more than 120 days -- before the date corresponding to the date on which Middlefield's proxy statement was mailed to stockholders for the preceding year's annual meeting. The stockholder's notice must contain information about the non-incumbent nominee or stockholder proposal, including the nominee's name, age, business and residence addresses, principal occupation, the number of shares beneficially owned by the nominee and any other information of the kind required to be included in a proxy statement soliciting proxies for election of the nominee. If the officer presiding at a meeting determines that a person was not nominated or a proposal was not presented in accordance with the foregoing procedures, the nominee would not be eligible for election as a director and the proposal would not be presented for stockholder action. You should refer to Article I, Section 8(d) for a description of the information you must provide with a notice for proposed stockholder action, and Article III, Section 4 for a description of the information you must provide with a director nomination. The regulations also provide in Article III, Section 2 that directors may be elected by stockholders at annual meetings only.

         The purpose of these director nomination and stockholder proposal procedures is to preserve the board's opportunity to investigate -- and the stockholders' opportunity to assess -- the competence, experience, integrity and qualifications of a proposed nominee and the factors that are relevant to consideration of a stockholder proposal. The board believes stockholder meetings should be conducted in an orderly manner, and sufficient time should be allowed for consideration of matters so that stockholders have ample time and information to vote on an informed basis.

         But these provisions could deter a stockholder from gaining control of Middlefield by nominating his own director slate, by proposing stockholder action from the floor of a meeting, or by instituting a proxy contest so close in time to the date of a stockholders' meeting that inadequate information is available to stockholders. And the nomination by stockholders of a person otherwise qualified to serve as director might not be considered if the nomination does not strictly comply with the procedures outlined in the regulations. Also, this provision could make it easier for incumbent directors to solicit proxies to resist a dissident slate of directors, and thereby retain their status as directors, even if the dissident's nominations are in the best interests of Middlefield and stockholders. In this sense, the provisions can be considered advantageous to incumbent directors and executive officers, and could discourage takeover attempts.

         Classified Board. Middlefield's regulations provide for a classified board, serving staggered terms of two years if there are fewer than nine directors and three years if there are nine or more directors. Because one and only one class of directors is elected at each annual meeting, a stockholder seeking to change the composition of the board could be delayed in his efforts to replace existing directors with his own nominees.

         Amendment of Governing Documents. Middlefield's articles of incorporation and regulations generally may be amended by a vote of a majority of the voting power, except that (a) any amendment of the regulations would require approval of two thirds of the voting power if the board does not first approve the amendment, and (b) the Business Combination provisions in Article Sixth of the articles of incorporation may not be amended unless holders of at least two thirds of the shares vote in favor of amendment (along with a majority of shares not held by the interested stockholder, unless the board also first approves the amendment by a two-thirds vote).

         Removal of Directors. Article III, Section 5 of Middlefield's regulations provides that directors may be removed solely for good cause, and removal of a director by stockholders requires the affirmative vote of the holders of a majority of the voting power.

         Business Combination Provisions of Article Sixth of the Articles of Incorporation. Similar to the Merger Moratorium Act discussed below, Article Sixth applies to two-step acquisition transactions. For example, an acquiror could gain a significant toehold ownership interest in a company in a first step at one price, and thereafter use the leverage of that ownership position in a second-step acquisition of the remainder of the company at a lower price. Sophisticated investors and arbitragers could profit by selling out to the acquiror in the first step of the transaction, leaving the great bulk of long-term stockholders and their individually small ownership stakes at the mercy of the acquiror in the second step and without a disinterested Board to protect minority stockholders' interests. All of the complexity and elaborate definitions and voting requirements of Article Sixth's business combination provisions exist to advance one simple goal: to prevent a person who has accumulated a significant percentage interest in Middlefield (10% or more) from using that ownership interest to his own advantage at the expense of other stockholders. Oppression of long-term, smaller stockholders in the second step of a two-step acquisition transaction is the outcome Article Sixth is intended to avoid.

         In summary, the business combination provisions of Article Sixth apply to a transaction that constitutes a "Business Combination" and that involves an "Interested Party." Defined in paragraph (e) of Article Sixth, the term "Business Combination" includes mergers, a sale of assets and a variety of other kinds of transactions involving an Interested Party, including reclassifications and issuances of securities. The term "Interested Party" means any corporation, person or entity that, together with its affiliates, beneficially owns 10% or more of Middlefield's common stock.

         If the party proposing to enter into a merger or similar transaction with Middlefield is an Interested Party, Article Sixth could require approval of two thirds of all shares of common stock issued and outstanding, plus a majority of shares not held by the Interested Party. But there are two exceptions:

         1) if the transaction is approved by the board before or at the same time as the Interested Party becomes the owner of 10% or more of Middlefield's common stock; and

         2) if the board approves the transaction by a vote of two thirds of its members and a majority of the so-called "Continuing Directors," and if the per share price to be paid in the transaction by the Interested Party is an amount, in cash, equal to or greater than the highest price ever paid by the Interested Party for his shares. Paragraph (f) of Article Sixth defines the term "Continuing Director" to include any person who was a director before the Interested Party owned 4% of Middlefield's shares. A person recommended by a majority of Continuing Directors to succeed a Continuing Director would himself also be considered a Continuing Director.

         If either of the two exceptions to the provisions of Article Sixth applies, it is conceivable that no approval of Middlefield's stockholders would be required at all. This is because the Ohio General Corporation Law does not require stockholder approval for some of the transactions to which the business combination provisions of Article Sixth apply.

         Article Sixth creates incentive for an acquiror to negotiate the terms of an acquisition directly with the board before the acquiror becomes a significant stockholder. In contrast, bypassing approval of the board can have adverse consequences, such as a higher stockholder approval threshold, a requirement to pay a higher price than the acquiror might otherwise be willing to pay, potential resistance by the board, greater potential for delays and potentially higher transaction costs.

         Article Sixth does not require a supermajority vote for a merger or similar transaction with a party that is not a so-called "Interested Party." Instead, the only stockholder vote required for a merger or similar transaction with someone other than an Interested Party will be the stockholder vote -- if any -- required by the Ohio General Corporation Law to be obtained. In many cases, that required vote is two thirds of all issued and outstanding shares. In some cases, approval of a majority of shares not held by the party to the transaction will also be required, if the Ohio Control Share Acquisition Act discussed below applies. And in other cases, no stockholder vote will be required under the Ohio General Corporation Law. For example, the Ohio General Corporation Law generally would not require a vote by stockholders of a corporation for issuance of a small percentage of shares (5%, for example) or for a merger in which the corporation is the surviving entity (provided the surviving corporation does not issue or transfer to the other party in the merger shares representing one-sixth or more of the voting power in the election of the surviving corporation's directors).

         Consideration of Constituencies Other than Stockholders. Section 1701.59 of the Ohio General Corporation Law permits the board to consider constituencies other than stockholders in the board's deliberations over a potential change in control. The board may consider the social, legal and economic consequences of a change in control on employees and customers and on the communities served by Middlefield and its subsidiaries, in addition to considering the long-term and short-term interests of stockholders.

         Ohio Control Share Acquisition Act. Contained in Section 1701.831 of the Ohio General Corporation Law, the Control Share Acquisition Act requires stockholder approval for transfers of corporate control. The Control Share Acquisition Act provides generally that acquisitions of voting securities resulting in the acquiring stockholder owning 20%, 33 1/3%, or 50% of the outstanding voting securities of an issuing public corporation must be approved in advance by the holders of a majority of the outstanding voting shares, and by a majority of the portion of the outstanding voting shares that excludes so-called "interested shares," a term defined below. The Control Share Acquisition Act was intended to protect stockholders of Ohio corporations from coercive tender offers. In general, an issuing public corporation is any Ohio corporation that has 50 or more shareholders, provided the corporation has its principal place of business, its principal offices, assets with substantial value or a substantial percentage of its assets in Ohio. Middlefield is an issuing public corporation.

         The term "interested shares" means shares of the issuing public corporation held by the acquiring stockholder, by officers of the issuing public corporation, or by any employee of the issuing public corporation who is also a director of the issuing public corporation. The term "interested shares" also includes shares acquired by any person after the first date of public disclosure of the acquisition and before the record date for the meeting at which the acquisition will be voted upon, provided (a) the person paid over $250,000 for the shares, or (b) the shares represent more than 0.5% of the outstanding shares of the issuing public corporation.

         A corporation's articles of incorporation or regulations may opt out of the protection provided by the Control Share Acquisition Act, and in such a case the Control Share Acquisition Act would not apply to acquisitions of that corporation's shares. Middlefield's articles of incorporation and regulations do not opt out of coverage under the Control Share Acquisition Act.

         Ohio Merger Moratorium Act. Chapter 1704 of the Ohio Revised Code, known as the Merger Moratorium Act, prevents an issuing public corporation from entering into a business combination transaction with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder. Mergers and a wide variety of other kinds of transactions involving an interested stockholder would be considered business combinations for purposes of the Merger Moratorium Act. If the business combination or the interested stockholder's share acquisition is approved by the directors, the three-year moratorium does not apply. In general, an interested stockholder is one who can vote or direct the voting of 10% or more of the issuing public corporation's stock in the election of directors.

         The Merger Moratorium Act generally does not apply to issuing public corporations that --

         o do not have a class of voting securities traded on a national securities exchange,

         o        do not have a class of voting securities registered under
                  Section 12(g) of the Securities Exchange Act of 1934, or

         o are not required to file periodic reports and information pursuant to Section 15(d) of the Securities Exchange Act of 1934.

         Middlefield's common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934 when this Form 10 registration statement becomes effective. Business combination transactions involving Middlefield and an interested stockholder therefore could be subject to compliance with the Ohio Merger Moratorium Act.

         Like the Control Share Acquisition Act, the Merger Moratorium Act provides that a corporation's articles of incorporation may opt out of the protection provided by the statute, and in such a case the Merger Moratorium Act would not apply to business combination transactions involving an interested stockholder. Middlefield's articles of incorporation do not opt out of coverage under the Merger Moratorium Act.

         Ohio "Anti-Greenmail" Statute. Under Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a stockholder makes from a sale of the corporation's securities occurring within 18 after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either --

         o that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation, or

         o that his purpose was not to increase any profit or decrease any loss in the stock.

         Also, the corporation may not obtain any recovery unless the aggregate amount of the profit realized by such person exceeds $250,000. Any stockholder may bring an action on behalf of the corporation if the corporation refuses to bring an action to recover these profits. The party bringing an action may recover his attorneys' fees if the court having jurisdiction over the action orders recovery of profits. An Ohio corporation may elect not to be covered by the "anti-greenmail" statute with an appropriate amendment of its articles of incorporation or regulations. Middlefield has taken no action to opt out of the "anti-greenmail" statute's coverage.

         Regulatory Approval of Acquisitions. A company seeking to acquire control of an Ohio bank or bank holding company must obtain approval of the Federal Reserve Board and the Ohio Division of Financial Institutions.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Article VIII of Middlefield's regulations provides for indemnification of directors, officers, employees and agents. The indemnification rights set forth in the regulations and the Ohio General Corporation Law are not exclusive of any other indemnification rights to which a director or officer may be entitled under an indemnification agreement or board resolution. Middlefield may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in any such capacity, regardless of whether Middlefield would have had the power to indemnify against that liability. Middlefield has purchased and maintains directors' and officers' liability insurance. At the May 9, 2001 annual meeting, stockholders approved the form and use of indemnification agreements for directors. Middlefield subsequently entered into indemnification agreements with the directors and executive officers identified herein. See, "DIRECTORS AND EXECUTIVE OFFICERS." The form of indemnification agreement is included as an exhibit to this registration statement. See, "WHERE TO FIND MORE INFORMATION."


         Permitted Indemnification in General. Under Section 1701.13(E) of the Ohio General Corporation Law, Ohio corporations may indemnify directors, officers and agents within prescribed limits, and must indemnify them in some circumstances.

         Required Advancement of Directors' Expenses. The Ohio General Corporation Law does not expressly authorize indemnification for settlements, fines or judgments in the context of derivative suits (shareholders' lawsuits brought on behalf of a corporation). However, Ohio corporations must advance expenses, including attorneys' fees, incurred by directors -- but not officers -- in defending an action, including a derivative action, if the director agrees to cooperate with the corporation in the derivative action and agrees to repay the amount advanced. The director would have to repay the amount advanced to him if it is proved by clear and convincing evidence that his act or failure to act was done (a) with deliberate intent to cause injury to the corporation or (b) with reckless disregard for the corporation's best interests. But advancement of expenses is not required if the corporation's articles of incorporation or regulations explicitly state that it is not required -- Middlefield's governing documents do not do so.

         No Indemnification in a Derivative Suit If the Director or Officer Acted Negligently. The Ohio General Corporation Law does not authorize indemnification of a director or officer in a derivative suit if his actions were negligent or constituted misconduct. Indemnification in that case may be ordered by a court, however.

         Indemnification Is Required If the Director or Officer Is Successful on the Merits. An Ohio corporation must indemnify a director, officer, employee or agent who succeeds on the merits in a derivative suit or in a non- derivative suit.

         Indemnification Is Allowed If the Director or Officer Satisfied the Ohio General Corporation Law Standard of Conduct, Even If He Is Not Successful on the Merits. In all other cases, if a director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, indemnification is discretionary -- except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract (and advancement of directors' expenses is also not discretionary).

         Standard for Personal Liability of Directors for Monetary Damages. According to Ohio General Corporation Law Section 1701.59(D), a director will not be liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interest of the corporation. There is no comparable provision limiting the liability of officers, employees or other agents of a corporation.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Middlefield or to an affiliate of Middlefield under its articles of incorporation, regulations or otherwise, Middlefield has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                         WHERE TO FIND MORE INFORMATION

         Middlefield provides to its stockholders an annual report containing consolidated financial statements audited by its independent auditors.

         Middlefield has filed with the Securities and Exchange Commission a registration statement on Form 10 under the Securities Exchange Act of 1934. When the Form 10 becomes effective, Middlefield common stock will be registered under Section 12(g) of the Securities Exchange Act of 1934. Middlefield will be subject to the reporting and informational requirements of the Securities Exchange Act of 1934. Middlefield will be required to file reports, proxy statements and other information with the Securities and Exchange Commission.

         The Form 10 registration statement and the exhibits thereto, as well as the annual and quarterly reports, proxy statements and other information filed hereafter with the Securities and Exchange Commission by Middlefield under the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at

                            Room 1024, Judiciary Plaza,
                            450 Fifth Street, N.W.
                            Washington, D.C. 20549

and at the regional offices of the Securities and Exchange Commission located at

           Citicorp Center                             7 World Trade Center
           500 West Madison Street, Suite 1400         13th Floor
           Chicago, Illinois 60661                     New York, New York 10048

Copies of this material may also be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet web site containing reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. This Form 10 registration statement, including all exhibits and amendments, is available on the SEC's web site.

                           FORWARD-LOOKING STATEMENTS


         This Form 10 registration statement contains forward-looking statements. Forward-looking statements can be identified by terminology such as "believes," "expects," "anticipates," "estimates," "intends," "should," "will," "plans," "potential" and similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements necessarily involve risks and uncertainties. They are merely predictive or statements of probabilities, involving known and unknown risks, uncertainties and other factors. Factors that may cause actual results to differ materially from those contemplated by forward-looking statements include, among others, the risks outlined in "RISK FACTORS" and the following possibilities --

         1) competitive pressures in the banking industry increase significantly,

         2) actual collection of amounts on liquidation of collateral or enforcement of guaranties is less than expected,

         3)       changes in prevailing interest rates reduce margins,

         4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality, among other things,

         5) legislation or regulatory requirements or changes adversely affect the businesses in which Middlefield is engaged,

         6)       changes in business conditions and inflation, and

         7)       changes in the securities markets.


         If one or more of these risks of uncertainties occurs or if the underlying assumptions prove incorrect, actual results in 2001 and beyond could differ materially from those expressed in or implied by the forward-looking statements.

         Forward-looking statements are based upon a variety of estimates and assumptions. The estimates and assumptions involve judgments about a number of things, including future economic, competitive, and financial market conditions and future business decisions. These matters are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond Middlefield's control. Although Middlefield believes its estimates and assumptions are reasonable, actual results could vary materially from those shown. Inclusion of forward-looking information in this Form 10 registration statement does not constitute a representation by Middlefield or any other person that the indicated results will be achieved. Investors are cautioned not to place undue reliance on forward-looking information.

         The independent public accountants of Middlefield have not examined any of the forward-looking statements included in this Form 10 registration statement, nor have the accountants applied any auditing procedures to those statements. Therefore, the accountants do not express an opinion or any other form of assurance on them.

         The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts or estimated fair value, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Middlefield's operations. Unlike industrial companies, nearly all of the assets and liabilities of Middlefield and the bank are monetary in nature. As a result, changes in prevailing interest rates have a greater impact than inflation on their performance. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                     RECENT SALES OF UNREGISTERED SECURITIES

         The following summarizes Middlefield's offers and sales of common stock in the past three years. None of the offers or sales were registered under the Securities Act of 1933.


         Stock Options. Middlefield granted stock options in 1999 and 2000 to directors, officers and employees under its 1999 Stock Option Plan. No stock options had been exercised by June 8, 2001. The following table shows all stock option grants made by Middlefield since the stock option plan was adopted in 1999:


                                                                                                                    EXERCISE
                                                                   OPTION       NUMBER OF SHARES ACQUIRABLE BY      PRICE PER
OPTION GRANT DATE                      GRANTED TO                   TYPE          EXERCISE OF OPTION GRANTED          SHARE
----------------------    ------------------------------------   ----------    ---------------------------------   -----------

June 14, 1999.........    Director Coyne                            NQSO                                   1,000     $  31.75
                          Director Frank                            NQSO                                   1,000     $  31.75
                          Director Halstead                         NQSO                                   1,000     $  31.75
                          Director Hasman                           NQSO                                   1,000     $  31.75
                          Director Hunter                           NQSO                                   1,000     $  31.75
                          Director Paul                             NQSO                                   1,000     $  31.75
                          Director Villers                          NQSO                                   1,000     $  31.75

November 23, 1999.....    Thomas G. Caldwell, President and CEO     ISO                                    1,000     $  31.00
                          James R. Heslop, II, Executive V.P.       ISO                                      500     $  31.00
                          7 other officers                          ISO     1,400 total, of which 400 have since     $  31.00
                                                                                                  been forfeited

December 11, 2000.....    Director Coyne                            NQSO                                     390     $  24.00
                          Director Frank                            NQSO                                     390     $  24.00
                          Director Hasltead                         NQSO                                     390     $  24.00
                          Director Hasman                           NQSO                                     390     $  24.00
                          Director Hunter                           NQSO                                     390     $  24.00
                          Director Paul                             NQSO                                     390     $  24.00
                          Director Villers                          NQSO                                     390     $  24.00
                          Thomas G. Caldwell, President and CEO     ISO                                    2,500     $  24.00
                          James R. Heslop, II, Executive V.P.       ISO                                    2,500     $  24.00
                          9 other officers                          ISO                              3,750 total     $  24.00


         For these offers and sales, Middlefield claims the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, relating to sales by an issuer not involving any public offering, Section 3(b) of the Securities Act of 1933, relating to public offerings that are limited in amount, Regulation D and the rules thereunder, relating to offers and sales to limited numbers of people and accredited investors, and Rule 701 under the Securities Act of 1933, covering offers and sales to directors, officers, employees, and others.

         Treasury Shares. From time to time Middlefield acquires shares of its stock and holds the shares in its treasury. The following table summarizes Middlefield's purchases and sales of treasury stock in 1999 and 2000. There were no treasury stock purchases or sales in 1998, and there have been none in 2001.

                          PURCHASE        NUMBER OF        PRICE PER
DATE                      OR SALE           SHARES           SHARE        SELLER OR PURCHASER(S)
--------------------    ------------    --------------    ------------    ----------------------------------------------
March 9, 1999             purchase               3,552    $ 31.00         regional broker/dealer

October 19, 1999          purchase               2,240    $ 31.00         regional broker/dealer

October 21, 1999          purchase                 264    $ 31.00         regional broker/dealer

December 1, 1999          purchase                 600    $ 31.00         individual stockholder

December 10, 1999           sale                   230    $ 31.00         two local investors, one of whom is an executive
                                                                          officer of The Middlefield Banking Company

December 23, 1999         purchase               2,506    $ 31.00         individual stockholder

December 24, 1999           sale                 2,876    $ 31.00         five local investors, one of whom is a minor and
                                                                          grandson of a director of Middlefield and the
                                                                          bank, another of whom is a minor child of a
                                                                          branch manager of the bank, and two of whom
                                                                          were already Middlefield stockholders

December 31, 1999         purchase                 726    $ 30.50         regional broker/dealer

February 4, 2000          purchase              40,340    $ 32.50         a trust stockholder

June 19, 2000               sale                 1,000    $ 32.50         local investor who has been a Middlefield stockholder
                                                                          for many years

December 6, 2000            sale                   400    $ 30.00         regional broker/dealer


         The sales of treasury stock were isolated transactions involving small quantities of stock issued to a limited number of persons. Middlefield and the bank did not solicit any purchases or offers to buy and did not engage any person or firm to solicit purchases or offers on Middlefield's behalf. The transactions were initiated by the purchasers. No underwriters or agents were engaged for these issuances of securities, and no commissions or discounts were paid or given by Middlefield or the bank. The transactions were engaged in by Middlefield as an accommodation to persons who made known to Middlefield their desire to buy its common stock, rather than for the purpose of raising capital or as part of a plan of financing. None of the transactions involved a public offering or distribution. And all of the investors whose identities are known to Middlefield are permanent residents of the State of Ohio. Accordingly, Middlefield claims reliance on the exemptions for offers and sales of securities provided under Section 3 and Section 4 of the Securities Act of 1933, including
Section 3(a)(11), Section 3(b) and Section 4(2) thereof, and the rules and regulations of the Securities and Exchange Commission thereunder, including Regulation D and Rules 147 and 701.

                             MIDDLEFIELD BANC CORP.

                                MIDDLEFIELD, OHIO
























                                  AUDIT REPORT

                                DECEMBER 31, 2000

                             MIDDLEFIELD BANC CORP.
                    CONSOLIDATED AUDITED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


                                                                                              Page
                                                                                             Number
                                                                                        ----------------
Report of Independent Auditors                                                               F-1
Financial Statements
         Consolidated Balance Sheet                                                          F-2
         Consolidated Statement of Income                                                    F-3
         Consolidated Statement of Changes in Stockholders' Equity                           F-4
         Consolidated Statement of Cash Flows                                                F-5
Notes to Consolidated Financial Statements                                                 F-6 - 24

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Middlefield Banc Corp.


We have audited the accompanying consolidated balance sheet of Middlefield Banc Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Middlefield Banc Corp. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years in the period ending December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass, A.C.


Wexford, PA
February 16, 2001

                             MIDDLEFIELD BANC CORP.
                           CONSOLIDATED BALANCE SHEET

                                                                                                    December 31,
                                                                                            2000                    1999
                                                                                        -------------           -------------
ASSETS
     Cash and due from banks .................................................          $   3,574,875           $   3,210,556
     Federal funds sold ......................................................              1,265,000                       0
                                                                                        -------------           -------------
     Cash and cash equivalents ...............................................              4,839,875               3,210,556
     Interest-bearing deposits in other institutions .........................                984,441               3,345,522
     Investment securities available for sale ................................             12,781,237              10,582,688
     Investment securities held to maturity (estimated market value
          of $17,942,255 and $21,719,267) ....................................             17,942,310              22,011,951
     Loans ...................................................................            135,304,215             121,227,878
     Less allowance for loan losses ..........................................              2,037,322               1,756,137
                                                                                        -------------           -------------
         Net loans ...........................................................            133,266,893             119,471,741
Premises and equipment .......................................................              5,432,472               5,619,269
Accrued interest and other assets ............................................              1,241,585               1,270,726
                                                                                        -------------           -------------
         TOTAL ASSETS ........................................................          $ 176,488,813           $ 165,512,453
                                                                                        =============           =============

LIABILITIES
Deposits:
     Noninterest bearing demand ..............................................          $  23,155,904           $  22,880,016
     Interest-bearing demand .................................................              6,116,094               4,362,509
     Money market ............................................................              9,127,760              12,490,025
     Savings .................................................................             32,260,775              30,474,288
     Time ....................................................................             76,505,513              64,887,621
                                                                                        -------------           -------------
         Total deposits ......................................................            147,166,046             135,094,459
     Short-term borrowings ...................................................                543,222               2,507,670
     Other borrowings ........................................................              9,861,596               9,602,496
     Accrued interest and other liabilities ..................................                674,587                 618,773
                                                                                        -------------           -------------
         TOTAL LIABILITIES ...................................................            158,245,451             147,823,398
                                                                                        -------------           -------------
STOCKHOLDERS' EQUITY
     Common stock, no par value; 5,000,000 shares authorized; 1,148,676 shares
          issued .............................................................              6,287,011               6,287,011
     Retained earnings .......................................................             13,343,980              11,702,564
     Accumulated other comprehensive income (loss) ...........................                 88,811                 (90,631)
     Treasury stock, at cost (45,722 and 6,782 shares) .......................             (1,476,440)               (209,889)
                                                                                        -------------           -------------
         TOTAL STOCKHOLDERS' EQUITY ..........................................             18,243,362              17,689,055
                                                                                        -------------           -------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..........................          $ 176,488,813           $ 165,512,453
                                                                                        =============           =============


See accompanying notes to consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                             Years Ended December 31,
                                                                  2000                  1999                  1998
                                                              -----------          ------------           -----------
INTEREST INCOME
     Interest and fees on loans ....................          $10,853,292          $  9,408,603           $ 8,591,369
     Interest-bearing deposits in other institutions               97,037                81,211               147,326
     Federal funds sold ............................               99,320                90,676               143,160
     Investment securities:
         Taxable interest ..........................            1,195,504             1,281,341             1,404,541
         Tax-exempt interest .......................              525,017               586,788               615,049
                                                              -----------          ------------           -----------

                  Total interest income ............           12,770,170            11,448,619            10,901,445
                                                              -----------          ------------           -----------
INTEREST EXPENSE
     Deposits ......................................            5,311,657             4,539,351             4,695,850
     Short-term borrowings .........................               64,031                 8,425                 3,038
     Other borrowings ..............................              534,196               500,500               385,727
                                                              -----------          ------------           -----------
                  Total interest expense ...........            5,909,884             5,048,276             5,084,615
                                                              -----------          ------------           -----------
NET INTEREST INCOME ................................            6,860,286             6,400,343             5,816,830

Provision for loan losses ..........................              275,000               296,000               270,000
                                                              -----------          ------------           -----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES .......................            6,585,286             6,104,343             5,546,830
                                                              -----------          ------------           -----------
NONINTEREST INCOME
     Service charges on deposit accounts ...........              823,888               667,220               480,582
     Investment securities losses ..................                    0                  (606)                    0
     Other income ..................................              158,775               137,744               118,189
                                                              -----------          ------------           -----------
                  Total noninterest income .........              982,663               804,358               598,771
                                                              -----------          ------------           -----------
NONINTEREST EXPENSE
     Salaries and employee benefits ................            2,240,522             2,258,779             2,073,567
     Occupancy expense .............................              320,539               334,199               260,733
     Equipment expense .............................              283,174               235,703               356,419
     Data processing costs .........................              240,658               208,525               103,227
     Ohio state franchise tax ......................              208,457               222,240               230,630
     Other expense .................................            1,115,267               994,928               800,243
                                                              -----------          ------------           -----------
                  Total noninterest expense ........            4,408,617             4,254,374             3,824,819
                                                              -----------          ------------           -----------
Income before income taxes .........................            3,159,332             2,654,327             2,320,782
Income taxes .......................................              922,661               735,318               630,337
                                                              -----------          ------------           -----------
NET INCOME .........................................          $ 2,236,671          $  1,919,909           $ 1,690,445
                                                              ===========          ============           ===========

EARNINGS PER COMMON SHARE
         Basic .....................................          $      2.02          $       1.68           $      1.47
         Diluted ...................................                 2.02                  1.68                   N/A


See accompanying notes to consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             ACCUMULATED
                                       COMMON STOCK                             OTHER                        TOTAL        COMPRE-
                                 -------------------------      RETAINED    COMPREHENSSIVE   TREASURY    STOCKHOLDERS'    HENSIVE
                                   SHARES        AMOUNT         EARNINGS    INCOME (LOSS)     STOCK         EQUITY        INCOME
                                 -----------   -----------    ------------  -------------    --------    -------------  -----------
Balance, December 31, 1997 ...    1,044,506    $ 3,656,718     $11,794,961    $ 13,576              0    $15,465,255
Net income ...................                                   1,690,445                                 1,690,445   $ 1,690,445
Other comprehensive income:
   Unrealized gain on available
      for sale securities net
      of taxes of $161 .......                                                     312                           312           312
                                                                                                                       -----------
Comprehensive income .........                                                                                         $ 1,690,757
                                                                                                                       -----------
Cash dividends
   ($.44 per share) ..........                                    (499,215)                                 (499,215)
Stock dividend ...............      104,170      2,630,293      (2,630,293)                         0              0
                                  -----------  -----------     -----------    --------    -----------    -----------
Balance, December 31, 1998 ...    1,148,676      6,287,011      10,355,898      13,888              0     16,656,797
Net income ...................                                   1,919,009                                 1,919,009     1,919,009
Other comprehensive income:
  Unrealized loss on available
      for sale securities net
      of tax benefit of
      $53,843 ................                                                (104,519)                     (104,519)     (104,519)
                                                                                                                       -----------
Comprehensive income .........                                                                                         $ 1,814,490
                                                                                                                       ===========

Cash dividends ($.50 per share)                                   (572,343)                                 (572,343)
Purchase of treasury stock ...                                                               (306,175)      (306,175)
Sale of treasury stock .......                                                                 96,286         96,286
                                -----------    -----------     -----------    --------    -----------    -----------
Balance, December 31, 1999 ...    1,148,676      6,287,011      11,702,564     (90,631)      (209,889)    17,689,055
Net income ...................                                   2,236,671                                 2,236,671     2,236,671
Other comprehensive income:
   Unrealized gain on available
      for sale securities net
      of taxes of $92,440 ....                                                 179,442                       179,442       179,442
                                                                                                                        ----------
Comprehensive income .........                                                                                         $ 2,416,113
                                                                                                                       ===========

Cash dividends ($.54 per share)                                               (595,255)      (595,255)
Purchase of treasury stock ...                                                             (1,311,050)    (1,311,050)
Sale of treasury stock .......                                                                 44,499         44,499
                                -----------    -----------     -----------    --------    -----------    -----------
Balance, December 31, 2000 ...    1,148,676    $ 6,287,011     $13,343,980    $ 88,811    $(1,476,440)   $18,243,362
                                ===========    ===========     ===========    --------    ===========    ===========


                                                                      2000             1999            1998
                                                                    --------        ---------        --------
Components of comprehensive income:
  Change in net unrealized gain (loss) on investments
    available for sale ..............................               $179,442        $(104,919)        $312
Realized losses included in net income, net
  of tax benefit of $206 ............................                      0              400            0
                                                                    --------        ---------         ----
    Total ...........................................               $179,442        $(104,519)        $312
                                                                    ========        =========         ====


See accompanying notes to consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                          Year Ended December 31,
                                                                              2000                 1999                 1998
                                                                          ------------         ------------         ------------
OPERATING ACTIVITIES
Net income .......................................................        $  2,236,671         $  1,919,009         $  1,690,445
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Provision for loan losses ...................................             275,000              296,000              270,000
     Depreciation and amortization ...............................             352,613              287,641              319,617
     Amortization of premium and discount on investment securities              75,563               93,664              104,552
     Amortization of net deferred loan costs (fees) ..............              35,489             (112,126)             (74,624)
     Deferred income taxes .......................................             (87,521)             (58,739)             (63,599)
     Decrease (increase) in accrued interest receivable ..........             (59,663)              85,288               99,537
     Increase in accrued interest payable ........................              84,301               18,700               30,757
     Other, net ..................................................              39,943              (19,320)              29,579
                                                                          ------------         ------------         ------------
         Net cash provided by operating activities ...............           2,952,396            2,510,117            2,406,264
                                                                          ------------         ------------         ------------
INVESTING ACTIVITIES
     Decrease (increase) in interest-bearing deposits in .........           2,361,081           (1,107,918)            (842,604)
          other institutions, net
     Investment securities available for sale: ...................             766,880            4,931,129            6,060,071
          Proceeds from repayments and maturities ................          (2,697,459)          (9,970,951)            (897,569)
          Purchases ..............................................                   0              149,885                    0
          Proceeds from sales
     Investment securities held to maturity: .....................           3,997,990            8,280,098            3,930,017
          Proceeds from repayments and maturities ................                   0                    0           (8,028,573)
          Purchases ..............................................                   0            1,054,648                    0
          Proceeds from sales ....................................         (14,105,641)         (16,927,161)         (14,603,783)
     Increase in loans, net ......................................            (150,361)            (520,313)            (986,186)
     Purchase of premises and equipment
                                                                          ------------         ------------         ------------
         Net cash used for investing activities ..................          (9,827,510)         (14,110,583)         (15,368,627)
                                                                          ------------         ------------         ------------
FINANCING ACTIVITIES
     Net increase in deposits ....................................          12,071,587            6,266,570            7,345,851
     Increase (decrease) in short-term borrowings, net ...........          (1,964,448)           2,507,670                    0
     Proceeds from other borrowings ..............................           2,000,000            1,000,000            6,000,000
     Repayment of other borrowings ...............................          (1,740,900)            (973,706)          (1,272,931)
     Purchase of treasury stock ..................................          (1,311,050)            (306,175)                   0
     Sale of treasury stock ......................................              44,499               96,286                    0
     Cash dividends ..............................................            (595,255)            (572,343)            (499,215)
                                                                          ------------         ------------         ------------
         Net cash provided by financing activities ...............           8,504,433            8,018,302           11,573,705
                                                                          ------------         ------------         ------------
         Increase (decrease) in cash and cash equivalents ........           1,629,319           (3,582,164)          (1,388,658)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...................           3,210,556            6,792,720            8,181,378
                                                                          ------------         ------------         ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................        $  4,839,875         $  3,210,556         $  6,792,720
                                                                          ============         ============         ============

SUPPLEMENTAL INFORMATION
     Cash paid during the year for:
         Interest on deposits and borrowings .....................        $  5,825,583         $  5,029,576         $  5,053,858
         Income taxes ............................................           1,097,000              735,756              675,175


See accompanying notes to consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Middlefield Banc Corp. (the "Company") is an Ohio corporation organized to become the holding company of The Middlefield Banking Company (the "Bank"). The Bank is a state-chartered bank located in Ohio. The Company and its subsidiary derive substantially all of their income from banking and bank-related services which include interest earnings on residential real estate, commercial mortgage, commercial, and consumer financings as well as interest earning on investment securities and deposit services to its customers through four locations. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions.

The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. Significant intercompany items have been eliminated in preparing the consolidated financial statements.

The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statement, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

INVESTMENT SECURITIES

Investment securities are classified at the time of purchase, based on management's intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized security gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and classified as equity securities available for sale.

LOANS

Loans are reported at their principal amount net of the allowance for loan losses. Interest income is recognized as income when earned on the accrual method. The accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, the borrower's financial condition is such that collection of interest is doubtful. Interest received on nonaccrual loans is recorded as income against principal according to management's judgment as to the collectibility of such principal.

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES


The allowance for loan losses represents the amount which management estimates is adequate to provide for probable loan losses inherent in the loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's periodic evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

A loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan in which case the portion of the payment related to interest is recognized as income.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost net of accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

INCOME TAXES

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER SHARE

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS

The Company maintains a stock option plan for key officers, employees and non-employee directors. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

STOCKHOLDERS' EQUITY

On August 14, 2000, the Board of Directors approved a two-for-one stock split. Average shares outstanding and all per share amounts included in the consolidated financial statements are based on the increased number of shares giving retroactive effect to the stock split.

During 1998, retroactive recognition was given for the elimination of the par value of the Company's common stock. This caused surplus to be reduced to zero, with the balance of $2,612,212 being reclassified to common stock. There was no effect on total stockholders' equity.

CASH FLOW INFORMATION

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks and Federal funds sold.

RECENT ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), as amended by Financial Accounting Standards Board Statement No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement No. 133" (Statement No. 138), is effective in 2001, and requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect the Company's financial position or results of operations.

In September 2000, the Financial Accounting Standards Board issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000


extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on the Company's financial position or results of operations.

RECLASSIFICATION OF COMPARATIVE AMOUNTS

Certain items previously reported have been reclassified to conform with the current year's format. Such reclassifications did not affect net income or stockholders' equity.


2. EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                                                           2000              1999              1998
                                                                       ----------         ----------         ---------
Weighted-average common shares outstanding ....................         1,148,676          1,148,676         1,148,676
Average treasury stock shares .................................           (42,704)            (3,426)              N/A
                                                                       ----------         ----------         ---------
Weighted-average common shares and common stock
equivalents used to calculate basic earnings per share.........         1,105,972          1,145,250         1,148,676

Additional common stock equivalents (stock options) used
to calculate diluted earnings per share .......................                --                 --               N/A
                                                                       ----------         ----------         ---------
Weighted-average common shares and common stock
equivalents used to calculate diluted earnings per share.......         1,105,972         1,145,250                N/A
                                                                       ==========         =========          =========

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market value of Investment securities available for sale are as follows:

                                                                                       2000
                                                         ----------------------------------------------------------------
                                                                              Gross          Gross
                                                          Amortized        Unrealized      Unrealized         Estimated
                                                             Cost             Gains          Losses          Market Value
                                                         -----------       ----------      -----------       ------------
U.S. Government agency securities ...............        $ 3,990,419        $ 70,843        $ (1,419)        $ 4,059,843
Obligations of states and political subdivisions:
         Taxable ................................          1,458,400          11,744          (2,645)          1,467,499
         Tax-exempt .............................          3,685,472          42,258         (16,746)          3,710,984
Corporate securities ............................            701,306           3,400          (2,800)            701,906
Mortgage-backed securities ......................          1,898,177          29,928              --           1,928,105
                                                         -----------        --------        --------         -----------
         Total debt securities ..................         11,733,774         158,173         (23,610)         11,868,337

Equity securities ...............................            912,900              --              --             912,900
                                                         -----------        --------        --------         -----------
                  Total .........................        $12,646,674        $158,173        $(23,610)        $12,781,237
                                                         ===========        ========        ========         ===========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

3. INVESTMENT SECURITIES AVAILABLE FOR SALE (CONTINUED)


                                                                                      1999
                                                         ----------------------------------------------------------------
                                                                            Gross             Gross
                                                          Amortized      Unrealized        Unrealized        Estimated
                                                            Cost            Gains            Losses         Market Value
                                                         -----------     ----------        ----------       -------------
U.S. Treasury securities ........................        $   499,750        $   250        $      --         $   500,000
U.S. Government agency securities ...............          3,984,640             --          (45,200)          3,939,440
Obligations of states and political subdivisions:
         Taxable ................................            956,782          6,074          (14,109)            948,747
         Tax-exempt .............................          3,550,001          5,019          (71,350)          3,483,670
Corporate securities ............................            952,034             --          (18,003)            934,031
                                                         -----------        -------        ---------         -----------
         Total debt securities ..................          9,943,207         11,343         (148,662)          9,805,888

Equity securities ...............................            776,800             --               --             776,800
                                                         -----------        -------        ---------         -----------
                  Total .........................        $10,720,007        $11,343        $(148,662)        $10,582,688
                                                         ===========        =======        =========         ===========



The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ form contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                             2000
                                            --------------------------------------
                                                                 Estimated Market
                                             Amortized Cost           Value
                                            ----------------     -----------------
Due in one year or less .............            3,197,181            3,202,645
Due after one year through five years            6,726,243            6,804,532
Due after five through ten years ....              810,912              845,303
Due after ten years .................              999,438            1,015,857
                                               -----------          -----------
         Total ......................          $11,733,774          $11,868,337
                                               ===========          ===========

Investment securities with a carrying value of $6,633,661 and $4,342,453 at December 31, 2000 and 1999, respectively, were pledged to secure deposits and other purposes as required by law.

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale for the year ended December 31, 1999. The Company had no sales in 2000 and 1998.

                                                                       1999
                                                                     --------
Proceeds from sales .......................................          $149,885
Gross gains ...............................................                --
Gross losses ..............................................               116

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

4. INVESTMENT SECURITIES HELD TO MATURITY

The amortized cost and estimated market value of investment securities held to maturity are as follows:

                                                                                       2000
                                                         ---------------------------------------------------------------
                                                                             Gross            Gross          Estimated
                                                          Amortized       Unrealized       Unrealized         Market
                                                            Cost             Gains            Losses           Value
                                                         -----------      ----------       ----------       -----------
U.S. Government agency securities ...............        $ 1,899,752        $    --        $ (8,565)        $ 1,891,187
Obligations of states and political subdivisions:
         Taxable ................................          3,723,251         18,354         (19,685)          3,721,920
         Tax-exempt .............................          7,480,801         26,182          (7,420)          7,499,563
Corporate securities ............................          4,525,466          7,829         (18,683)          4,514,612
Mortgage-backed securities ......................            313,040          1,933              --             314,973
                                                         -----------        -------        --------         -----------
         Total ..................................        $17,942,310        $54,298        $(54,353)        $17,942,255
                                                         ===========        =======        ========         ===========

                                                                                        1999
                                                         ---------------------------------------------------------------
                                                                             Gross            Gross          Estimated
                                                          Amortized       Unrealized       Unrealized         Market
                                                            Cost             Gains            Losses           Value
                                                         -----------      ----------       ----------       -----------
U.S. Government agency securities ...............        $ 3,030,857        $    --        $ (72,008)        $ 2,958,849
Obligations of states and political subdivisions:
         Taxable ................................          3,993,634          2,860          (89,625)          3,906,869
         Tax-exempt .............................          9,275,319         17,984          (58,468)          9,234,835
Corporate securities ............................          5,712,141            858          (94,285)          5,618,714
                                                         -----------        -------        ---------         -----------
         Total ..................................        $22,011,951        $21,702        $(314,386)        $21,719,267
                                                         ===========        =======        =========         ===========

The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                 ESTIMATED
                                            AMORTIZED COST      MARKET VALUE
                                            ----------------    -----------
Due in one year or less .............          6,045,612          6,047,035
Due after one year through five years         11,342,616         11,336,036
Due after five through ten years ....            141,042            143,591
Due after ten years .................            413,040            415,593
                                             -----------        -----------
         Total ......................        $17,942,310        $17,942,255
                                             ===========        ===========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

4. INVESTMENT SECURITIES HELD TO MATURITY (continued)

Investment securities held to maturity with carrying values of $7,741,881 and $4,531,106 and estimated market values of $7,743,199 and $4,412,866 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and other purposes required by law.

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities held to maturity for the year ended December 31, 1999. These sales occurred within 90 days of maturity of the security. The Company had no sales in 2000 or 1998.

                                                         1999
                                                      -----------
Proceeds from sales...............................    $ 1,054,648
Gross gains.......................................             --
Gross losses......................................            490

5. LOANS

Major classifications of loans are summarized as follows:

                                             2000                 1999
                                        ------------          -------------
Commercial and industrial .......       $ 21,508,391          $ 18,587,254
Real estate - construction ......          2,568,095             2,258,917
Real estate - mortgage:
         Residential ............        101,403,937            89,262,855
         Commercial .............          4,809,088             6,919,271
Consumer installment ............          5,014,704             4,199,581
                                        ------------          ------------
                                         135,304,215           121,227,878
Less allowance for loan losses...          2,037,322             1,756,137
                                        ------------          ------------
         Net loans ..............       $133,266,893          $119,471,741
                                        ============          ============

The Company's primary business activity is with customers located within its local trade area, eastern Geauga County, and contiguous counties to the north, east, and south. Commercial, residential, consumer, and agricultural loans are granted. Although the Company has a diversified loan portfolio at December 31, 2000 and 1999, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

6. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, are as follows:

                                                       2000               1999               1998
                                                   ----------          ----------          ----------
Balance, January 1 ......................          $1,756,137          $1,538,726          $1,334,800
Add:
         Provisions charged to operations             275,000             296,000             270,000
         Recoveries .....................              61,002              39,822              72,573
Less loans charged-off ..................              54,817             118,411             138,647
                                                   ----------          ----------          ----------
Balance, December 31 ....................          $2,037,322          $1,756,137          $1,538,726
                                                   ==========          ==========          ==========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

7. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

                                                 2000                1999
                                               ----------          ----------
Land and land improvements ..........          $1,094,685          $1,094,685
Building and leasehold improvements .           5,203,258           5,187,773
Furniture, fixtures and equipment ...           1,977,013           1,926,925
Construction in-progress ............              84,788                  --
                                               ----------          ----------
                                                8,359,744           8,209,383
Less accumulated depreciation .......           2,927,272           2,590,114
                                               ----------          ----------
         Total ......................          $5,432,472          $5,619,269
                                               ==========          ==========

Construction in-progress represents the costs incurred to date for a new branch office of the Bank with an anticipated completion date in 2001. Depreciation charged to operations was $337,158 in 2000, $287,641 in 1999, and $319,617 in
1998.

8. OTHER ASSETS

The components of other assets are as follows:

                                                      2000                1999
                                                   ----------          ----------
Accrued interest on investment securities          $  397,582          $  440,131
Accrued interest on loans ...............             495,629             393,417
Deferred tax asset, net .................             268,385             273,304
Other ...................................              79,989             163,874
                                                   ----------          ----------
         Total ..........................          $1,241,585          $1,270,726
                                                   ==========          ==========

9. DEPOSITS

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $11,529,786 and $9,874,865 at December 31, 2000 and 1999, respectively.

Maturities on time deposits of $100,000 or more at December 31, 2000 are as follows:

Within three months ....................          $ 2,047,325
Beyond three but within six months .....              815,448
Beyond six but within twelve months.....            4,501,893
Beyond one year ........................            4,165,120
                                                  -----------
         Total .........................          $11,529,786
                                                  ===========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

10. SHORT-TERM BORROWINGS

The outstanding balances and related information of short-term borrowings which includes securities sold under agreements to repurchase and federal funds purchased are summarized as follows:

                                                  2000                1999
                                               ----------           ----------
Balance at year-end .....................      $  543,222           $2,507,670
Average balance outstanding .............       1,059,042              143,438
Maximum month-end balance ...............       3,581,491            2,507,670
Weighted-average rate at year-end .......            5.43%                4.75%
Weighted-average rate during the year....            6.05%                5.87%

Average balances outstanding during the year represent daily average balances, and average interest rates represent interest expense divided by the related average balance.

In 1998, the Company entered into a $4,000,000 line of credit at an adjustable rate, currently 9.00 percent, from The State Bank and Trust Company. At December 31, 2000 and 1999, there were no outstanding balances on this line.

11. OTHER BORROWINGS

Other borrowings consist of fixed rate advances from the FHLB as follows:

                                                 Interest
Maturity                                           Rate           2000                1999
-------------------------------------------      --------      ----------          ----------
June 23, 2000 .............................        6.25%       $       --          $1,000,000
July 1, 2007 ..............................        6.40%        1,861,596           2,602,496
September 4, 2008..........................        5.36%        4,000,000           4,000,000
October 2, 2008 ...........................        4.53%        2,000,000                  --
July 28, 2010 .............................        6.45%        2,000,000           2,000,000
                                                               ----------          ----------
         Total ..........................                      $9,861,596          $9,602,496
                                                               ==========          ==========

Advances from FHLB maturing July 1, 2007 require monthly principal and interest payments and a 20 percent paydown of outstanding principal every July 1. Monthly principal and interest payments are adjusted after each 20 percent paydown. Under terms of a blanket agreement, collateral for the FHLB borrowings are secured by certain qualifying assets of the Bank which consist principally of first mortgage loans.

12.      OTHER LIABILITIES

The components of other liabilities are as follows:

                                                2000              1999
                                              --------          --------
Accrued interest on deposits........          $568,277          $483,976
Other ..............................           106,310           134,797
                                              --------          --------
Total ..............................          $674,587          $618,773
                                              ========          ========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

13. INCOME TAXES

The provision for federal income taxes consists of:

                              2000               1999                1998
                           ----------          --------            --------
Current payable....        $1,010,182          $794,057            $693,936
Deferred ..........           (87,521)          (58,739)            (63,599)
                           ----------          --------            --------
Total provision ...        $  922,661          $735,318            $630,337
                           ==========          ========            ========

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                          2000           1999
                                                        --------       --------
Deferred tax assets:
         Allowance for loan losses .................    $621,654       $528,154
         Net unrealized loss on securities .........          --         46,689
                                                        --------       --------
                  Gross deferred tax assets ........     621,654        574,843
                                                        --------       --------
Deferred tax liabilities:
         Deferred origination fees, net ............     141,232        138,043
         Premises and equipment ....................      96,982        114,000
         Net unrealized gain on securities .........      45,751             --
         Other .....................................      69,304         49,496
                                                        --------       --------
                  Gross deferred tax liabilities....     353,269        301,539
                                                        --------       --------
                  Net deferred tax assets ..........    $268,385       $273,304
                                                        ========       ========

No valuation allowance was established at December 31, 2000 and 1999 in view of the Company's ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The reconciliation between the federal statutory rate and the Company's effective consolidated income tax rate is as follows:

                                               2000                              1999                            1998
                                     --------------------------       ---------------------------     --------------------------
                                                     % of Pre-                         % of Pre-                      % of Pre-
                                       Amount        tax income         Amount         tax income       Amount        tax income
                                     -----------     ----------       ----------       ----------     ----------      ----------
Provision at statutory rate ........   $1,074,173       34.0%         $ 902,471          34.0%         $ 789,066         34.0%
Tax-free income ....................     (178,520)      (5.7)          (200,165)         (7.5)          (211,818)        (9.1)
    Nondeductible interest expense..       19,966        0.6             24,813           0.9             31,808          1.4
Other ..............................        7,042        0.3              8,199           0.3             21,281          0.9
                                       ----------       ----          ---------          ----          ---------         ----
Actual tax expense and
  effective rate ...................   $  922,661       29.2%         $ 735,318          27.7%         $ 630,337         27.2%
                                       ==========       ====          =========          ====          =========         ====

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

14. EMPLOYEE BENEFITS

RETIREMENT PLAN

The Bank maintains a section 401(k) employee savings and investment plan for substantially all employees and officers of the Bank with more than one year of service. The Bank's contribution to the plan is based on 50 percent matching of voluntary contributions up to 6 percent of compensation. An eligible employee can contribute up to 15 percent of salary. Employee contributions are vested at all times, and the Bank contributions are fully vested after 6 years beginning at the second year in 20 percent increments. Contributions for 2000, 1999, and 1998 to this plan amounted to $44,411, $42,149, and $40,559, respectively.

STOCK OPTION PLAN

At the annual meeting in May 1999, the Board of Directors approved and stockholders ratified the formation of the 1999 Stock Option Plan (the "Plan"). The Plan will provide for granting incentive stock options and non-qualified stock options for key officers, employees and non-employee directors of the Company. A total of 57,433 shares of authorized and unissued or issued common stock are reserved for issuance under the Plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted. No option shall become exercisable earlier than one year from the date the Plan was approved by the stockholders.

The following table presents share data related to the outstanding options:

                                                     Weighted-                        Weighted-
                                                      average                          average
                                    2000           Exercise Price       1999       Exercise Price
                                   -------         --------------      -----       --------------
Outstanding, January 1 ....          9,900              $31.53            --           $   --
Granted ...................         11,480               24.00         9,900            31.53
Exercised .................             --                  --            --               --
Forfeited .................           (400)              31.00            --               --
                                   -------                            ------
Outstanding, December 31...         20,980              $27.42         9,900           $31.53
                                   =======                            ======

Exercisable at year-end....          9,500               31.55            --               --
                                   =======                            ======


The following table summarizes the characteristics of stock options at December 31, 2000:

                                                         Outstanding                      Exercisable
                                           -------------------------------------    -----------------------
                                                         Contractual     Average                    Average
                               Exercise                    Average      Exercise                   Exercise
Grant Date                      Price      Shares            Life         Price     Shares          Price
--------------------           -------     ------        -----------    --------    ------         --------
June 14, 1999.......            $31.75      7,000            8.45        $31.75      7,000           $31.75
November 23, 1999...             31.00      2,500            8.89         31.00      2,500            31.00
December 11, 2000...             24.00     11,480            9.95         24.00         --               --
                                           ------                                    -----
                                           20,980                         27.42      9,500           $31.55
                                           ======                                    =====

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

14. EMPLOYEE BENEFITS (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

The Company accounts for the Plan under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the Plan because the exercise price fo the Company's employee stock options equals the market price of the underlying stock on the grant date.

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions which can materially affect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 1999: (1) expected dividend yield was two percent; (2) risk-free interest rate of 5.34 percent; (3) expected volatility of 5.00 percent; and (4) expected lives of options of ten years.

                                                                                2000
                                                                             ----------
Net income applicable to common stock:
         As reported.....................................................    $2,236,671
         Pro forma.......................................................     2,195,370
Basic net income per common share:
         As reported.....................................................    $     2.02
         Pro forma.......................................................          1.97
Diluted net income per common share:
         As reported.....................................................    $     2.02
         Pro forma.......................................................          1.97

15. COMMITMENTS

In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following:

                                                       2000                     1999
                                                   ------------            ------------
Commitments to extend credit.............           $10,103,358             $12,148,878
Standby letters of credit................               100,692                  45,000
                                                    -----------             -----------
Total....................................           $10,204,050             $12,193,878
                                                    ===========             ===========

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance sheet instruments. Generally, collateral is not required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

15. COMMITMENTS (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party.

The exposure to loss under these commitments is limited by subjecting them to credit approval and monitoring procedures. Substantially all commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

16. REGULATORY RESTRICTIONS

LOANS

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount of ten percent of the Bank's common stock and capital surplus.

DIVIDENDS

The Bank is subject to a dividend restriction which generally limits the amount of dividends that can be paid by an Ohio state-chartered bank. Under the Ohio Banking Code, cash dividends may not exceed net profits as defined for that year combined with retained net profits for the two preceding years less any required transfers to surplus. Under this formula, the amount available for payment of dividends in 2001 is $2,120,415 plus 2001 profits retained up to the date of the dividend declaration.

17. REGULATORY CAPITAL

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2000 and 1999, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based, and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

17. REGULATORY CAPITAL (CONTINUED)

The Company's actual capital ratios are presented in the following table which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                             2000                              1999
                                                ---------------------------        ----------------------------
                                                   Amount            Ratio            Amount             Ratio
                                                ------------         -----         ------------          -----
Total Capital
(to Risk-weighted Assets)
 -----------------------
Actual.........................................  $19,534,601         17.75%         $19,068,411          18.39%
For Capital Adequacy...........................    8,802,236          8.00            8,294,511           8.00
To Be Well Capitalized.........................   11,002,795         10.00           10,368,138          10.00

Tier I Capital
(to Risk-weighted Assets)
 -----------------------
Actual.........................................  $18,154,551         16.50%         $17,779,686          17.15%
For Capital Adequacy...........................    4,401,118          4.00            4,147,255           4.00
To Be Well Capitalized.........................    6,601,677          6.00            6,220,883           6.00

Tier I Capital
(to Average Assets)
 -----------------
Actual.........................................  $18,154,551         10.32%         $17,779,686          10.93%
For Capital Adequacy...........................    7,037,304          4.00            6,507,565           4.00
To Be Well Capitalized.........................    8,796,631          5.00            8,134,456           5.00

18. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments at December 31, are as follows:

                                                                    2000                                    1999
                                                     --------------------------------        ---------------------------------
                                                        Carrying                               Carrying
                                                         Value             Fair Value            Value            Fair Value
                                                     -------------       -------------       -------------       -------------
Financial assets:
     Cash and due from banks ................         $  3,574,875        $  3,574,875        $  3,210,556        $  3,210,556
     Interest-bearing deposits in other banks              984,441             984,441           3,345,522           3,345,522
     Federal funds sold .....................            1,265,000           1,265,000                  --                  --
     Investment securities:
          Available for sale ................           12,781,237          12,781,237          10,582,688          10,582,688
          Held to maturity ..................           17,942,310          17,942,255          22,011,951          21,719,267
     Net loans ..............................          133,266,893         135,415,893         119,471,741         120,747,146
     Accrued interest receivable ............              893,211             893,211             833,548             833,548
                                                      ------------        ------------        ------------        ------------
         Total ..............................         $170,707,967        $172,856,912        $159,456,006        $160,438,727
                                                      ============        ============        ============        ============

Financial liabilities:
     Deposits ...............................         $147,166,046        $147,424,151        $135,094,459        $134,595,875
     Short-term borrowings ..................              543,222             543,222           2,507,670           2,507,670
     Other borrowings .......................            9,861,596           9,907,000           9,602,496           9,013,319
     Accrued interest payable ...............              568,277             568,277             483,976             483,976
                                                      ------------        ------------        ------------        ------------
         Total ..............................         $158,139,141        $158,442,650        $147,688,601        $146,600,840
                                                      ============        ============        ============        ============

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

18. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS (CONTINUED)

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN OTHER INSTITUTIONS, FEDERAL FUNDS SOLD, ACCRUED INTEREST RECEIVABLE, ACCRUED INTEREST PAYABLE, AND SHORT-TERM BORROWINGS

The fair value is equal to the current carrying value.

INVESTMENT SECURITIES

The fair value of investment securities available for sale and held to maturity is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

LOANS, DEPOSITS, AND OTHER BORROWINGS

The fair value of loans, certificates of deposit, and other borrowings is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end.

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

COMMITMENTS TO EXTEND CREDIT

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 15.

19. PARENT COMPANY

Following are condensed financial statements for the Company.

                             CONDENSED BALANCE SHEET

                                                                       December 31,
                                                            --------------------------------
                                                                2000                1999
                                                            ------------        ------------
ASSETS
     Cash and due from banks ...........................     $   502,849        $   119,125
     Interest-bearing deposits in other institutions....          26,441          1,028,618
     Investment in subsidiary bank .....................      17,681,862         16,541,279
     Other assets ......................................          32,210                 33
                                                             -----------        -----------
TOTAL ASSETS ...........................................     $18,243,362        $17,689,055
                                                             ===========        ===========

STOCKHOLDERS' EQUITY ...................................     $18,243,362        $17,689,055
                                                             ===========        ===========

                          CONDENSED STATEMENT OF INCOME

                                                                                    Year Ended December 31,
                                                                         ----------------------------------------------
                                                                            2000              1999              1998
                                                                         -----------       -----------       -----------
INCOME
     Dividends from subsidiary bank ..............................        $1,335,994        $  765,617        $1,566,957
     Interest income .............................................            25,600            49,823             8,802
                                                                          ----------        ----------        ----------
         Total income ............................................         1,361,594           815,440         1,575,759
                                                                          ----------        ----------        ----------
EXPENSES .........................................................            86,065            55,704             7,614
                                                                          ----------        ----------        ----------
Income before equity in undistributed net income of subsidiary....         1,275,529           759,736         1,568,145
Equity in undistributed net income of subsidiary .................           961,142         1,159,273           122,300
                                                                          ----------        ----------        ----------
NET INCOME .......................................................        $2,236,671        $1,919,009        $1,690,445
                                                                          ==========        ==========        ==========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

19. PARENT COMPANY (CONTINUED)

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                  Year Ended December 31,
                                                                      ----------------------------------------------------
                                                                          2000                1999                1998
                                                                      ------------        ------------        ------------
OPERATING ACTIVITIES
     Net income ....................................................   $ 2,236,671         $ 1,919,009         $ 1,690,445
     Adjustments to reconcile net income to cash provided
       by operating activities:
          Equity in undistributed net income of subsidiary..........      (961,142)         (1,159,273)           (122,300)
          Other ....................................................       (32,176)               (898)                612
                                                                       -----------         -----------         -----------
         Net cash provided by operating activities .................     1,243,353             758,838           1,568,757
                                                                       -----------         -----------         -----------
INVESTING ACTIVITIES
     Decrease (increase) in interest-bearing deposits
       in other institutions .......................................     1,002,177            (389,814)           (563,804)
     Investment securities available for sale:
          Proceeds from repayments and maturities ..................            --           1,500,000                  --
          Purchases ................................................            --          (1,500,000)                 --
     Investment securities held to maturity:
          Proceeds from repayments and maturities ..................            --             500,000                  --
          Purchases ................................................            --                  --            (505,597)
                                                                       -----------         -----------         -----------
          Net cash provided by (used for) investing activities......     1,002,177             110,186          (1,069,401)
                                                                       -----------         -----------         -----------
FINANCING ACTIVITIES
     Purchase of treasury stock ....................................    (1,311,050)           (306,175)                 --
     Sale of treasury stock ........................................        44,499              96,286                  --
     Cash dividends ................................................      (595,255)           (572,343)           (499,215)
                                                                       -----------         -----------         -----------
         Net cash used for financing activities ....................    (1,861,806)           (782,232)           (499,215)
                                                                       -----------         -----------         -----------
         Increase in cash ..........................................       383,724              86,792                 141
CASH AT BEGINNING OF YEAR ..........................................       119,125              32,333              32,192
                                                                       -----------         -----------         -----------
CASH AT END OF YEAR ................................................   $   502,849         $   119,125         $    32,333
                                                                       ===========         ===========         ===========

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                         Three Months Ended
                                                                 -----------------------------------------------------------------
                                                                   March 31,        June 30,        September 30,     December 31,
                                                                     2000             2000               2000              2000
                                                                 -----------       -----------      -------------     ------------
Total interest income ...................................        $3,050,487        $3,141,341        $3,268,702        $3,309,640
Total interest expense ..................................         1,357,310         1,409,416         1,542,773         1,600,385
                                                                 ----------        ----------        ----------        ----------
Net interest income .....................................         1,693,177         1,731,925         1,725,929         1,709,255
Provision for loan losses ...............................            75,000            75,000            75,000            50,000
                                                                 ----------        ----------        ----------        ----------
    Net interest income after provision for loan losses..         1,618,177         1,656,925         1,650,929         1,659,255
Total noninterest income ................................           219,897           224,333           247,238           291,195
Total noninterest expense ...............................         1,045,414         1,097,167         1,072,384         1,193,652
                                                                 ----------        ----------        ----------        ----------
Income before income taxes ..............................           792,660           784,091           825,783           756,798
Income taxes ............................................           235,370           232,000           254,000           201,291
                                                                 ----------        ----------        ----------        ----------
Net income ..............................................        $  557,290        $  552,091        $  571,783        $  555,507
                                                                 ==========        ==========        ==========        ==========
Per share data:
Net income
     Basic ..............................................        $     0.50        $     0.50        $     0.52        $     0.50
     Diluted ............................................              0.50              0.50              0.52              0.50
Average shares outstanding
     Basic ..............................................         1,117,069         1,101,675         1,101,554         1,101,663
     Diluted ............................................         1,117,069         1,101,675         1,101,554         1,101,663

                             MIDDLEFIELD BANC CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                                  Three Months Ended
                                                         --------------------------------------------------------------------
                                                            March 31,           June 30,        September 30,      December 31,
                                                              1999               1999               1999              1999
                                                           -----------        -----------       -------------      ------------
Total interest income ................................     $ 2,715,174        $ 2,838,296        $ 2,941,186        $ 2,953,963
Total interest expense ...............................       1,249,587          1,253,208          1,266,810          1,278,671
                                                           -----------        -----------        -----------        -----------
Net interest income ..................................       1,465,587          1,585,088          1,674,376          1,675,292
Provision for loan losses ............................         108,000            108,000             78,000              2,000
                                                           -----------        -----------        -----------        -----------
Net interest income after provision for loan losses...       1,357,587          1,477,088          1,596,376          1,673,292
Investment securities losses .........................              --                 --                 --               (606)
Total noninterest income .............................         147,828            191,778            210,531            254,827
Total noninterest expense ............................       1,083,977          1,040,348          1,031,520          1,098,529
                                                           -----------        -----------        -----------        -----------
Income before income taxes ...........................         421,828            628,518            775,387            828,984
Income taxes .........................................          97,556            160,000            216,000            261,762
                                                           -----------        -----------        -----------        -----------
Net income ...........................................     $   323,882        $   468,518        $   559,387        $   567,222
                                                           ===========        ===========        ===========        ===========
Per share data:
Net income
     Basic ...........................................     $      0.28        $      0.41        $      0.49        $      0.50
     Diluted .........................................            0.28               0.41               0.49               0.50
Average shares outstanding
     Basic ...........................................       1,147,808          1,145,124          1,145,124          1,142,993
     Diluted .........................................       1,147,808          1,145,124          1,145,124          1,142,993

                             MIDDLEFIELD BANC CORP.
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                          March 31, 2000      December 31, 2000
                                                                          --------------      -----------------
ASSETS
     Cash and due from banks ......................................        $  3,815,091          $  3,574,875
     Federal funds sold ...........................................           4,325,000             1,265,000
                                                                           ------------          ------------
     Cash and cash equivalents ....................................           8,140,091             4,839,875
     Interest-bearing deposits in other institutions ..............             984,441               984,441
     Investment securities available for sale .....................          14,249,335            11,868,337
     Investment securities held to maturity (estimated market value
          of $15,502,947 and $17,942,255) .........................          15,613,917            17,942,310
     Loans ........................................................         136,844,756           135,304,215
     Less allowance for loan losses ...............................           2,048,538             2,037,322
                                                                           ------------          ------------
Net loans .........................................................         134,796,218           133,266,893
Premises and equipment ............................................           5,484,895             5,432,472
Accrued interest and other assets .................................           2,106,290             2,154,485
                                                                           ------------          ------------
TOTAL ASSETS ......................................................        $181,375,187          $176,488,813
                                                                           ============          ============

LIABILITIES
Deposits:
     Noninterest bearing demand ...................................        $ 21,811,983            23,155,904
     Interest-bearing demand ......................................           7,888,849             6,116,094
     Money market .................................................           8,585,625             9,127,760
     Savings ......................................................          33,731,454            32,260,775
     Time .........................................................          79,753,422            76,505,513
                                                                           ------------          ------------
Total deposits ....................................................         151,771,333           147,166,046
     Short-term borrowings ........................................             413,744               543,222
     Other borrowings .............................................           9,804,262             9,861,596
     Accrued interest and other liabilities .......................             657,715               674,587
                                                                           ------------          ------------
TOTAL LIABILITIES .................................................         162,647,054           158,245,451
                                                                           ------------          ------------
STOCKHOLDERS' EQUITY
     Common stock, no par value; 5,000,000 shares authorized;
       1,148,676 shares issued ....................................           6,287,011             6,287,011
     Retained earnings ............................................          13,726,823            13,343,980
     Accumulated other comprehensive income .......................             190,739                88,811
     Treasury stock, at cost (45,722 shares) ......................          (1,476,440)           (1,476,440)
                                                                           ------------          ------------
TOTAL STOCKHOLDERS' EQUITY ........................................          18,728,133            18,243,362
                                                                           ------------          ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................        $181,375,187          $176,488,813
                                                                           ============          ============




See accompanying notes to unaudited consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
                        CONSOLIDATED STATEMENT OF INCOME
                                   (Unaudited)


                                                                 Three Months Ended March 31,
                                                                    2001              2000
                                                                 ----------        ----------
INTEREST INCOME
     Interest and fees on loans .............................    $2,821,950        $2,560,979
          Interest-bearing deposits in other institutions....        15,104            33,461
     Federal funds sold .....................................        42,667             7,342
     Investment securities:
Taxable interest ............................................       299,881           311,095
Tax-exempt interest .........................................       119,824           137,610
                                                                 ----------        ----------
Total interest income .......................................     3,299,426         3,050,487
                                                                 ----------        ----------
INTEREST EXPENSE
     Deposits ...............................................     1,514,724         1,203,348
     Short-term borrowings ..................................         4,894            31,860
     Other borrowings .......................................       136,008           122,102
                                                                 ----------        ----------
Total interest expense ......................................     1,655,626         1,357,310
                                                                 ----------        ----------
NET INTEREST INCOME .........................................     1,643,800         1,693,177

Provision for loan losses ...................................        39,000            75,000
                                                                 ----------        ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES ................................     1,604,800         1,618,177
                                                                 ----------        ----------
NONINTEREST INCOME
     Service charges on deposit accounts ....................       222,041           188,596
     Other income ...........................................        36,624            31,301
                                                                 ----------        ----------
Total noninterest income ....................................       258,665           219,897
                                                                 ----------        ----------
NONINTEREST EXPENSE
     Salaries and employee benefits .........................       545,367           516,008
     Occupancy expense ......................................        80,161            83,816
     Equipment expense ......................................        60,836            48,330
     Data processing costs ..................................        64,914            64,989
     Ohio state franchise tax ...............................        60,050            61,173
     Other expense ..........................................       278,980           271,098
                                                                 ----------        ----------
Total noninterest expense ...................................     1,090,308         1,045,414
                                                                 ----------        ----------
Income before income taxes ..................................       773,157           792,660
Income taxes ................................................       235,900           235,370
                                                                 ----------        ----------
NET INCOME ..................................................    $  537,257        $  557,290
                                                                 ==========        ==========

EARNINGS PER COMMON SHARE
Basic .......................................................    $     0.49        $     0.50
Diluted .....................................................          0.49              0.50



See accompanying notes to unaudited consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (Unaudited)

                                                                ACCUMULATED
                                                                   OTHER                        TOTAL
                                     COMMON      RETAINED      COMPREHENSIVE    TREASURY     STOCKHOLDERS'  COMPREHENSIVE
                                      STOCK      EARNINGS          INCOME         STOCK         EQUITY         INCOME
                                   -----------  -----------    -------------   -----------   -------------  -------------
Balance, December 31, 2000........ $ 6,287,011  $13,343,980       $ 88,811     $(1,476,440)  $  18,243,362
Net income........................                  537,257                                        537,257     $537,257

Other comprehensive income:
   Unrealized gain on available
     for sale securities net of
     taxes of $52,508.............                                 101,928                         101,928      101,928
                                                                                                               --------
Comprehensive income..............                                                                             $639,185
                                                                                                               ========
Cash dividends ($.14 per share)...                 (154,414)                                      (154,414)
                                   -----------  -----------       --------     -----------   -------------
Balance, March 31, 2001........... $ 6,287,011  $13,726,823       $190,739     $(1,476,440)  $  18,728,133
                                   ===========  ===========       ========     ===========   =============

See accompanying notes to unaudited consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                                               Three Months Ended March 31,
                                                                                2001                2000
                                                                             -----------         -----------
OPERATING ACTIVITIES
Net income ..............................................................    $   537,257         $   557,290
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Provision for loan losses ..........................................         39,000              75,000
     Depreciation and amortization ......................................         71,796              67,835
     Amortization of premium and discount on investment securities ......         12,116              16,830
     Amortization of net deferred loan costs (fees) .....................          9,204               5,320
     Increase in accrued interest receivable ............................        (61,772)            (31,801)
     Increase (decrease) in accrued interest payable ....................         90,151             (20,855)
     Other, net .........................................................        (32,363)             39,366
                                                                             -----------         -----------
Net cash provided by operating activities ...............................        665,389             708,985
                                                                             -----------         -----------
INVESTING ACTIVITIES
     Decrease in interest-bearing deposits in other institutions, net....              0           1,770,425
     Investment securities available for sale:
          Proceeds from repayments and maturities .......................      1,368,956             500,000
          Purchases .....................................................     (3,610,741)           (221,400)
     Investment securities held to maturity:
          Proceeds from repayments and maturities .......................      2,314,300             715,169
     Increase in loans, net .............................................     (1,577,529)         (2,333,006)
     Purchase of premises and equipment .................................       (124,219)            (24,693)
                                                                             -----------         -----------
Net cash provided by (used for) investing activities ....................     (1,629,233)            406,495
                                                                             -----------         -----------
FINANCING ACTIVITIES
     Net increase in deposits ...........................................      4,605,288           3,129,985
     Decrease in short-term borrowings, net .............................       (129,479)         (1,971,785)
     Repayment of other borrowings ......................................        (57,335)            (67,236)
     Purchase of treasury stock .........................................              0          (1,311,051)
     Cash dividends .....................................................       (154,414)           (110,155)
                                                                             -----------         -----------
Net cash provided by (used for) financing activities ....................      4,264,060            (330,242)
                                                                             -----------         -----------
Increase in cash and cash equivalents ...................................      3,300,216             785,238
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ........................      4,839,875           3,210,556
                                                                             -----------         -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..............................    $ 8,140,091         $ 3,995,794
                                                                             ===========         ===========

SUPPLEMENTAL INFORMATION Cash paid during the period for:
Interest on deposits and borrowings .....................................    $ 1,745,777         $ 1,336,455
Income taxes ............................................................              0              35,000


See accompanying notes to unaudited consolidated financial statements.

                             MIDDLEFIELD BANC CORP.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

The consolidated financial statements of Middlefield Banc Corp. ("Middlefield") includes its wholly-owned subsidiary, The Middlefield Banking Company (the "Bank"). All significant intercompany items have been eliminated.

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X. In management's opinion, the financial statements include all adjustments, consisting of normal recurring adjustments, that Middlefield considers necessary to fairly state Middlefield's financial position and the results of operations and cash flows. The balance sheet at December 31, 2000, has been derived from the audited financial statements at that date but does not include all of the necessary informational disclosures and footnotes as required by generally accepted accounting principles. The accompanying financial statements should be read in conjunction with the financial statements and notes thereto included with Middlefield's Amended Form 10. Certain amounts in the 2000 financial statements have been reclassified to conform to 2001 presentation. The results of Middlefield's operations for any interim period are not necessarily indicative of the results of Middlefield's operations for any other interim period or for a full fiscal year.

NOTE 2 -- EARNINGS PER SHARE

Middlefield provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities. For the three months ended March 31, 2001, the diluted number of shares outstanding from employee stock options was 1,350. There was no diluted effect for the three months ended March 31, 2000.

NOTE 3 -- COMPREHENSIVE INCOME

The components of comprehensive income consist exclusively of unrealized gains and losses on available for sale securities. For the three months ended March 31, 2001, this activity is shown under the heading Comprehensive Income as presented in the Consolidated Statement of Changes in Stockholders' Equity (Unaudited). For the three months ended March 31, 2000, comprehensive income totaled $429,330.

                                INDEX TO EXHIBITS

*  3.1   Second Amended and Restated Articles of Incorporation of
         Middlefield Banc Corp.

*  3.2   Regulations of Middlefield Banc Corp.

*  4     Specimen common stock certificate

* 10.1   1999 Stock Option Plan of Middlefield Banc Corp.

* 10.2   Severance Agreement of President and Chief Executive Officer

* 10.3   Severance Agreement of Executive Vice President

* 10.4   Federal Home Loan Bank of Cincinnati Agreement for
         Advances and Security Agreement dated September 14, 2000

  10.5   Collateral Assignment Split Dollar Agreement between the
         President and Chief Executive Officer and The Middlefield
         Banking Company
* 21     Subsidiaries of Middlefield Banc Corp.

 99.1    Form of Indemnification Agreement with directors of Middlefield
         Banc Corp. and executive officers of Middlefield Banc Corp. and The Middlefield Banking Company

-----------
*        previously filed

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     MIDDLEFIELD BANC CORP.
                                     (Registrant)


                                     By: /s/ Thomas G. Caldwell
                                        --------------------------------------
                                         President and Chief Executive Officer



June 13, 2001